As Filed with the Securities and Exchange Commission on August 26, 2002
Registration No: 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Medtronic, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	3845	41-0793183
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

World Headquarters

710 Medtronic Parkway
Minneapolis, Minnesota 55432
(763) 514-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard F. Hamm, Jr.

Vice President and Deputy General Counsel
Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(763) 514-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John F. Wurm, Esq. Lance M. Breiland, Esq. Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, Minnesota 55402-1425 (612) 492-7000	Michael E. Stansbury, Esq. Kelly L. Schmitt, Esq. Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98101-3099 (206) 583-8888

     Approximate date of commencement of proposed sale of the securities to the public: Upon consummation of the Merger, as described in this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount	offering price	aggregate	Amount of
securities to be registered	to be registered(1)	per share	offering price	registration fee(2)

Common stock, par value $.10 per share(3)	5,537,411 shares	Not Applicable	Not Applicable	$945.25

(1)	Represents the approximate maximum number of shares issuable upon consummation of the merger as described in the Registration Statement, assuming the Average Stock Price for Medtronic, Inc. common stock is equal to $42.00.

(2)	The registration fee was calculated pursuant to Section 6 of the Securities Act of 1933 (the “Securities Act”) and Rule 457(f)(2), based on the anticipated maximum number of outstanding shares of Spinal Dynamics Corporation common and preferred stock at the merger’s effective time (18,025,453), on the basis of $0.57 per share, the book value of the Spinal Dynamics securities as of June 30, 2002.

(3)	Each share of Medtronic common stock includes a Preferred Stock Purchase Right pursuant to Medtronic’s Shareholder Rights Plan.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Proxy Statement/ Prospectus, Subject to Completion

[Spinal Dynamics Logo] (Logo To Come)
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

      The board of directors of Spinal Dynamics Corporation has unanimously approved a merger involving Spinal Dynamics and Medtronic, Inc. The merger will be structured as a stock merger or a cash merger, at the election of the Spinal Dynamics board of directors depending on the price of Medtronic’s common stock shortly before the merger, with each resulting in different consideration payable to you. If the merger is structured as a stock merger, Spinal Dynamics will merge with and into an existing subsidiary of Medtronic, with that subsidiary continuing to be a wholly owned subsidiary of Medtronic, and you will receive shares of Medtronic common stock or, at your election but subject to certain limits, a combination of cash and Medtronic common stock in exchange for each share of your Spinal Dynamics stock, which in either case will be valued at approximately $15.64. Alternatively, the merger may be structured as a cash merger, where a newly formed subsidiary of Medtronic will merge with and into Spinal Dynamics, with Spinal Dynamics becoming a wholly owned subsidiary of Medtronic, and you will receive solely cash in the amount of approximately $15.64 for each share of your Spinal Dynamics stock.

      The Spinal Dynamics board believes the merger will provide stockholders with greater liquidity for their interest in Spinal Dynamics, either directly through cash or through Medtronic common stock. It also believes that the merger will provide resources and create synergies and efficiencies that will accelerate product development, technological innovation and enable an earlier and stronger entry in the United States market.

      I cordially invite you to attend our special meeting of stockholders to vote on a proposal to approve the merger and adopt the merger agreement and specified related proposals. We cannot complete the merger unless the holders of a majority of all the outstanding shares of Spinal Dynamics common and preferred stock, voting together as a single class, and the holders of a majority of all the outstanding shares of Spinal Dynamics preferred stock, voting as a separate class, approve the merger and adopt the merger agreement.

      Your board of directors has determined that the merger is fair to you and in your best interests. The board unanimously recommends that you vote to approve the merger and adopt the merger agreement at the special meeting. In addition, directors, executive officers and other affiliates of Spinal Dynamics, who together own 74.3% of outstanding shares of common stock and preferred stock, have agreed to vote in favor of the merger.

      Medtronic common stock is traded on the New York Stock Exchange under the symbol “MDT.”

      Your vote at the special meeting, in person or by proxy, is very important. Even if you plan to attend the meeting, please mark, sign and return the enclosed proxy card promptly, so that your shares of stock are voted at the special meeting. If you do not return your proxy card, the effect will be a vote against the merger unless you attend the meeting and vote for the merger. To change your vote, send in a later-dated, signed proxy card to Rick Wypych, Director of Finance and Administration at Spinal Dynamics at the address on the proxy card. If you do attend the meeting, you can of course vote your shares in person.

      The date, time, and place of the meeting are:

                              , 2002

10:00 a.m., local time
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, WA 98101

      This Proxy Statement/ Prospectus gives you detailed information about the merger. You can also obtain information about Medtronic from documents filed with the Securities and Exchange Commission. Please read this entire document carefully.

      We enthusiastically support the merger and urge you to vote “FOR” the merger and the merger agreement.

      Thank you, and I look forward to seeing you at the special meeting.

Charles R. Clark, III
Chief Executive Officer and President

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any Medtronic securities to be issued in the merger or determined if this Proxy Statement/ Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      Proxy Statement/ Prospectus dated                          , 2002, and first mailed to stockholders on or about                          , 2002.

(inside front cover page)

      This prospectus incorporates important business and financial information about Medtronic that is not included in or delivered with the document. This information is available to you without charge if you are a stockholder of Spinal Dynamics. You can obtain any of the documents from Medtronic or the SEC. Documents incorporated by reference are available from Medtronic without charge, except for any exhibits to those documents unless we have specifically incorporated by reference a particular exhibit in this Proxy Statement/ Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/ Prospectus by requesting them in writing or by telephone from Medtronic at the following address:

Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432
Attention: Investor Relations Department
(763) 514-3035

      If you would like to request documents from Medtronic, please do so by                          , 2002 to receive them before the Special Meeting.

SPINAL DYNAMICS CORPORATION

9655 S.E. 36th Street, Suite 110
Mercer Island, WA 98040-3732

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held                      , 2002

To the Stockholders of Spinal Dynamics Corporation:

      A Special Meeting of the stockholders of Spinal Dynamics Corporation, a Delaware corporation (“Spinal Dynamics”), will be held at the offices of Perkins Coie LLP, located at 1201 Third Avenue, Suite 4800, Seattle, WA 98101, on                      , 2002, at 10:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of June 27, 2002 (the “Merger Agreement”), among Medtronic, Inc. (“Medtronic”), Medtronic Sofamor Danek, Inc. (“MSD”), MSD Merger Corp. (“Merger Subsidiary”) and Spinal Dynamics, under which either (i) Spinal Dynamics will merge with and into MSD, with MSD continuing as the surviving corporation and a wholly owned subsidiary of Medtronic, and the Spinal Dynamics stockholders will receive shares of Medtronic common stock or, at the election of each such stockholder but subject to certain limits, a combination of cash and Medtronic common stock in exchange for each share of their Spinal Dynamics common stock, or (ii) Merger Subsidiary will merge with and into Spinal Dynamics, with Spinal Dynamics continuing as the surviving corporation and a wholly owned subsidiary of Medtronic, and the Spinal Dynamics stockholders will receive solely cash for each share of their Spinal Dynamics common stock, all as described in the accompanying Proxy Statement/ Prospectus.

2. To increase the number of authorized shares of Series D convertible preferred stock of Spinal Dynamics from 4,126,113 to 4,878,611 to enable Spinal Dynamics, if required under the Merger Agreement, to issue to Medtronic or one of its affiliates up to 799,232 shares of Series D convertible preferred stock.

3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement, including a proposal to adjourn or postpone the Special Meeting.

      The record date for the Special Meeting is the close of business on                      , 2002. Only Spinal Dynamics stockholders of record at that time are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement of it. To approve the merger and adopt the merger agreement, (i) the holders of a majority of all the outstanding shares of Spinal Dynamics common and preferred stock, voting together as a single class, and (ii) the holders of a majority of all the outstanding shares of Spinal Dynamics preferred stock, voting as a separate class, must vote in favor of the merger.

      Under Delaware law, Spinal Dynamics stockholders have the right to dissent from the merger and seek an appraisal of the fair value of their shares in connection with the merger and to be paid that value in cash.

      The attached Proxy Statement/ Prospectus contains more detailed information regarding the merger and the Merger Agreement and includes a copy of the Merger Agreement.

      Your vote is important. Even if you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. If no instructions are indicated on your proxy, your shares will be voted “FOR” the merger. If you do not return your proxy or vote in person, the effect is a vote against the merger. You can revoke your proxy at any time before it is exercised by giving written notice to the Secretary of Spinal Dynamics, or filing another proxy, or attending the Special Meeting and voting in person.

      If the merger agreement is approved and adopted and the merger is consummated, you will be sent a letter of transmittal with instructions for surrendering your certificates representing shares of Spinal Dynamics common stock and/or preferred stock. Please do not send your share certificates until you receive these materials.

      The Spinal Dynamics board of directors unanimously recommends that you vote FOR the merger.

BY ORDER OF THE BOARD OF DIRECTORS

Vincent E. Bryan, Jr.,
Executive Vice President, Treasurer and Secretary

                     , 2002

LIST OF ANNEXES:

Annex A:	Agreement and Plan of Merger
Annex B:	Delaware General Corporation Law Section 262
Annex C:	Cash Election Form

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	Please describe the merger.

A.     The merger will be structured as either a stock merger or a cash merger, with each resulting in different consideration payable to you. The merger will be a stock merger unless the board of directors of Spinal Dynamics elects to have the consideration received in the merger consist solely of cash (based on the price of Medtronic common stock shortly before the merger) and Medtronic does not override this election, as described in this Proxy Statement/ Prospectus. If the merger is structured as a stock merger, Spinal Dynamics will merge with and into an existing subsidiary of Medtronic, with that subsidiary continuing to be a wholly owned subsidiary of Medtronic. If the merger is structured as a cash merger, a newly formed subsidiary of Medtronic will merge with and into Spinal Dynamics, with Spinal Dynamics becoming a wholly owned subsidiary of Medtronic.

Q.	What will I receive in the merger?

A.     Merger Consideration. The merger consideration will consist of shares of Medtronic common stock or cash and will be valued at approximately $269.5 million, comprised of approximately $250 million of closing consideration and approximately $19.5 million of escrow consideration. The closing consideration will be available to Spinal Dynamics stockholders shortly after the effective time of the merger, and the escrow consideration will be deposited into escrow and become available to Spinal Dynamics stockholders, less any valid claims that Medtronic may have for indemnification under the merger agreement, one year after the effective time of the merger. Based on the fully-diluted number of shares of Spinal Dynamics common stock currently outstanding, the value of the closing consideration per share of Spinal Dynamics common stock would be approximately $14.51 and the value of the escrow consideration per share of Spinal Dynamics common stock would be approximately $1.13. The closing consideration and escrow consideration per share of Spinal Dynamics common stock together equal approximately $15.64 and constitute the total merger consideration per share of Spinal Dynamics common stock.

Stock Merger. If the merger is structured as a stock merger, Spinal Dynamics will merge with and into MSD, an existing subsidiary of Medtronic, with MSD continuing to be a wholly owned subsidiary of Medtronic. Each Spinal Dynamics stockholder will receive closing consideration consisting of shares of Medtronic common stock or, at such stockholder’s election, cash. In order to have the stock merger qualify as a reorganization for federal income tax purposes, only a limited amount of the total consideration in the merger may consist of cash. To the extent that Spinal Dynamics stockholders elect to receive, in the aggregate, an amount of cash exceeding this limit, each stockholder who elected to receive cash will, on a pro rata basis, instead receive less cash and correspondingly more Medtronic common stock. Spinal Dynamics stockholders will also receive, subject to potential claims of Medtronic for indemnification under the merger agreement, escrow consideration consisting of shares of Medtronic common stock, regardless of whether such stockholder elected to receive cash as closing consideration.

When the closing consideration or escrow consideration is to be paid in shares of Medtronic common stock in a stock merger, the Medtronic common stock will be valued at the average of the stock’s closing sale price for the 14 consecutive trading days ending on and including the trading day that is four trading days prior to the effective time, with a minimum value of $42.00 and a maximum value of $47.77. Accordingly, if the value of Medtronic common stock as determined in accordance with the formula is less than $42.00 per share, the value of $42.00 will nevertheless be used for purposes of the merger agreement. Likewise, if the value in accordance with the formula is greater than $47.77, the value of $47.77 will be used.

Cash Merger. If the merger is structured as a cash merger, a newly formed subsidiary of Medtronic, MSD Merger Corp., will merge with and into Spinal Dynamics, with Spinal Dynamics becoming a wholly owned subsidiary of Medtronic. Spinal Dynamics stockholders will receive cash in the amount of approximately $14.51 as closing consideration and cash in the amount of approximately $1.13 as escrow consideration, subject to potential claims of Medtronic for indemnification under the merger agreement, in exchange for each share of Spinal Dynamics common stock owned.

Q.	What do I need to do now?

A.     Please sign, date and mail your proxy card in the enclosed return envelope as soon as possible. You can also attend the Special Meeting in person and vote, even though you may have previously returned your proxy card. If you do not return your proxy or vote in person, it will have the effect of a vote against the merger.

If you would like to receive a portion of the consideration you will receive in the merger, if structured as a stock merger, in cash, then you should complete the Cash Election Form attached as Annex C and return it to the address specified in the form. You should not send the Cash Election Form with your proxy card. The deadline to return your Cash Election Form is 5:00 p.m., Central Time, on                               , 2002, unless the planned closing date for the merger is changed.

Q.	What do I do if I want to change my vote?

A.     Just send in a later-dated, signed proxy card before the Special Meeting to Rick Wypych, Director of Finance and Administration at Spinal Dynamics at the address on the proxy card or attend the meeting in person and vote.

Q.	Should I send in my stock certificates now?

A.     No. After we complete the merger, we will send you written instructions that describe how to exchange your Spinal Dynamics stock certificates for cash or Medtronic stock certificates.

Q.     Will I owe federal income tax on what I receive in the merger?

A.     The merger, if structured as a stock merger, is intended to qualify as a reorganization for U.S. federal income tax purposes. We expect that your exchange of Spinal Dynamics stock for Medtronic stock in the merger will be “tax free” for U.S. federal income tax purposes, except to the extent that (a) you elect to receive cash instead of Medtronic shares, (b) you receive cash for fractional Medtronic shares, or (c) you receive cash because you asserted your appraisal rights. If the merger is structured as a cash merger, the merger will not qualify as a reorganization for U.S. federal income tax purposes and you may owe federal income tax on the cash consideration you receive in the merger. The tax consequences of the merger to you will depend on the facts of your own situation. You should talk to your tax advisor for a full understanding of the tax consequences to you of the merger.

Q.	When do you expect to complete the merger?

A.     We are working toward completing the merger on October 11, 2002. Medtronic and Spinal Dynamics need to obtain both Spinal Dynamics stockholder approval and regulatory approvals. Medtronic shareholders do not need to approve the merger.

Q.	Whom should I call with questions?

A.     If you have any questions about the merger, please call Rick Wypych, Director of Finance and Administration at Spinal Dynamics, at (206) 275-2715.

SUMMARY

      This summary highlights selected information from this Proxy Statement/ Prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See “Where You Can Find More Information” on page 43. We have included page references in parentheses to direct you to a more complete description of some of the topics presented in this summary.

The Companies

Spinal Dynamics Corporation

9655 S.E. 36th Street, Suite 110
Mercer Island, WA 98040-3732
(206) 275-2715

      Spinal Dynamics Corporation was incorporated in the state of Delaware in 1997. Since its beginning, Spinal Dynamics has focused on designing and developing innovative surgical procedures and functional reconstructive implant devices to improve the treatment of spinal diseases. Spinal Dynamics’ first product is the Bryan Cervical Disc System®, which includes a patented intervertebral disc prosthesis and innovative surgical instruments.

      Following extensive pre-clinical laboratory testing, a clinical study of the Bryan Cervical Disc System was initiated in Europe in January 2000. The European study led to CE mark approval in November 2000. In February 2001, Spinal Dynamics granted exclusive worldwide distribution rights, excluding the United States, for the Bryan Cervical Disc System to MSD. Shortly thereafter, the product was commercially launched outside the United States. To date, over 800 patients have been treated with the Bryan Cervical Disc System in various countries.

      In November 2001, the United States Food and Drug Administration approved Spinal Dynamics request to begin a United States Investigational Device Exemption, or IDE, study regarding the Bryan Cervical Disc System. In May 2002, the first patient was treated under the IDE study.

Medtronic, Inc.

World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(612) 514-4000

      Medtronic is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease. Medtronic was founded in 1949, incorporated as a Minnesota corporation in 1957 and today serves physicians, clinicians and patients in more than 120 countries worldwide. Its primary products include those for bradycardia pacing, tachyarrhythmia management, atrial fibrillation management, heart failure management, coronary and peripheral vascular disease, heart valve replacement, extracorporeal cardiac support, minimally invasive cardiac surgery, malignant and non-malignant pain, movement disorders, spinal and neurosurgery, neurodegenerative disorders, and ear, nose and throat surgery, neurological disorders and diabetes.

The Special Meeting (Page 9)

      The Special Meeting will be held on                               , 2002, at 10:00 a.m., local time, at Perkins Coie LLP, located at 1201 Third Avenue, Suite 4800, Seattle, WA 98101. At the Special Meeting, you will be asked to approve and adopt the merger and the merger agreement and an increase in the authorized shares of Series D convertible preferred stock.

Recommendation to Spinal Dynamics Stockholders (Page 10)

      The Spinal Dynamics board of directors believes that the merger is in the best interests of Spinal Dynamics and its stockholders. The board unanimously recommends that you vote “for” approval of the merger and adoption of the merger agreement and the increase in the authorized shares of Series D convertible preferred stock.

Record Date (Page 10)

      You can vote at the Special Meeting only if you owned shares of Spinal Dynamics common stock or preferred stock at the close of business on                               , 2002, which was the record date.

Vote Required to Approve and Adopt the Merger and to Approve Increase in Authorized Shares (Page 10)

      Both the merger and the increase in the authorized number of shares of Series D convertible preferred stock require the approval of (i) the holders of a majority of all the outstanding shares of Spinal Dynamics common and preferred stock, voting together as a single class, and (ii) the holders of a majority of all the outstanding shares of Spinal Dynamics preferred stock, voting as a separate class. If you do not return your proxy or vote in person, it will have the effect of a vote against the merger.

      Medtronic shareholders do not need to vote to approve the merger.

Voting Power; Voting by Management (Page 10)

      On the record date, 3,793,106 shares of Spinal Dynamics common stock, and 12,269,998 shares of Spinal Dynamics preferred stock, divided into preferred stock Series A, B, C and D, were outstanding. Of these, 11,931,821 shares (approximately 74.3% of the shares entitled to vote) were beneficially owned by directors and executive officers of Spinal Dynamics and certain stockholders (not including options held by such persons), all of whom have executed agreements to vote the Spinal Dynamics common and/or preferred stock owned by them in favor of the merger. Each share of Spinal Dynamics common or preferred stock entitles the holder to one vote.

Revoking Proxies (Page 10)

      You can revoke a proxy previously given by you by giving written notice to Rick Wypych, Director of Finance and Administration at Spinal Dynamics, at the address on the proxy card, by filing another proxy, or by attending the Special Meeting and voting in person.

Summary of the Merger

      The merger agreement (Annex A) is attached at the back of this Proxy Statement/ Prospectus. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

      The merger will be structured as either a stock merger or a cash merger, with each resulting in different consideration payable to Spinal Dynamics stockholders. The merger will be a stock merger unless the board of directors of Spinal Dynamics elects to have the consideration received in the merger consist solely of cash (based on the price of Medtronic common stock shortly before the merger) and Medtronic does not override this election, as described in this Proxy Statement/ Prospectus. If the merger is structured as a stock merger, Spinal Dynamics will merge with and into MSD, an existing subsidiary of Medtronic, with MSD continuing to be a wholly owned subsidiary of Medtronic, and the Spinal Dynamics stockholders will receive shares of Medtronic common stock or, at the election of each such stockholder but subject to certain limits, a combination of cash and Medtronic common stock in exchange for each share of their Spinal Dynamics common stock, which in either case will be valued at approximately $15.64. If the merger is structured as a cash merger, a newly formed subsidiary of Medtronic, MSD Merger Corp., will merge with and into Spinal Dynamics, with Spinal Dynamics becoming a wholly owned subsidiary of Medtronic, and the Spinal Dynamics stockholders will receive solely cash in the amount of approximately $15.64 for each share of their Spinal Dynamics common stock.

Effective Time of the Merger (Page 12)

      Medtronic and Spinal Dynamics hope to complete the merger by October 11, 2002, if regulatory approvals and other required matters are completed by that time.

What You Will Receive in the Merger (Page 11)

      Merger Consideration. The merger consideration will consist of shares of Medtronic common stock or cash and will be valued at approximately $269.5 million, comprised of approximately $250 million of closing consideration and approximately $19.5 million of escrow consideration. The closing consideration will be available to Spinal Dynamics stockholders shortly after the effective time of the merger, and the escrow consideration will be deposited into escrow and become available to Spinal Dynamics stockholders, less any valid claims that Medtronic may have for indemnification under the merger agreement, one year after the effective time of the merger. Based on the fully-diluted number of shares of Spinal common stock currently outstanding, the value of the closing consideration per share of Spinal Dynamics common stock would be approximately $14.51 and the value of the escrow consideration per share of Spinal Dynamics common stock would be approximately $1.13. The closing consideration and escrow consideration per share of Spinal Dynamics common stock together equal approximately $15.64 and constitute the total merger consideration per share of Spinal Dynamics common stock.

      Stock Merger. If the merger is structured as a stock merger, Spinal Dynamics will merge with and into MSD, an existing subsidiary of Medtronic, with MSD continuing to be a wholly owned subsidiary of Medtronic. Each Spinal Dynamics stockholder will receive closing consideration consisting of shares of Medtronic common stock or, at such stockholder’s election, cash. In order to have the stock merger qualify as a reorganization for federal income tax purposes, only a limited amount of the total consideration in the merger may consist of cash. To the extent that Spinal Dynamics stockholders elect to receive, in the aggregate, an amount of cash exceeding this limit, each stockholder who elected to receive cash will, on a pro rata basis, instead receive less cash and correspondingly more Medtronic common stock. Spinal Dynamics stockholders will also receive, subject to potential claims of Medtronic for indemnification under the merger agreement, escrow consideration, consisting of shares of Medtronic common stock, regardless of whether such stockholder elected to receive cash as closing consideration.

      When the closing consideration or escrow consideration is to be paid in shares of Medtronic common stock in a stock merger, the Medtronic common stock will be valued at the average of the stock’s closing sale price for the 14 consecutive trading days ending on and including the trading day that is four trading days prior to the effective time, with a minimum value of $42.00 and a maximum value of $47.77. Accordingly, if the value of Medtronic common stock as determined in accordance with the formula is less than $42.00 per share, the value of $42.00 will nevertheless be used for purposes of the merger agreement. Likewise, if the value in accordance with the formula is greater than $47.77, the value of $47.77 will be used.

      Each share of Medtronic common stock that Spinal Dynamics stockholders receive in the merger, if structured as a stock merger, will also represent one preferred stock purchase right under Medtronic’s Shareholder Rights Plan.

      Medtronic will not issue any fractional shares. Instead, in the case of a stock merger, the number of shares of Medtronic common stock that a Spinal Dynamics stockholder will be entitled to receive as closing consideration at the effective time or as escrow consideration (less any claims made under the escrow agreement) at the termination of the escrow will each be aggregated separately, and in lieu of any resulting fractional share the stockholder will receive an amount of cash (without interest) based on the average market price of Medtronic common stock as of the date of the merger.

      Please do not send in your stock certificates until you receive written instructions to do so, after the merger.

      Cash Merger. If the merger is structured as a cash merger, a newly formed subsidiary of Medtronic, MSD Merger Corp., will merge with and into Spinal Dynamics, with Spinal Dynamics becoming a wholly owned subsidiary of Medtronic. Spinal Dynamics stockholders will receive cash in the amount of approximately $14.51 as closing consideration and cash in the amount of approximately $1.13 as escrow consideration, subject to potential claims of Medtronic for indemnification under the merger agreement, in exchange for each share of Spinal Dynamics common stock owned.

Cash Election Form (Page 18)

      If the merger is structured as a stock merger, Spinal Dynamics stockholders who wish to receive all or a portion of the closing consideration in cash should complete and return the Cash Election Form attached as Annex C. The aggregate amount of cash that will be paid in the case of a stock merger is limited for tax reasons. Therefore, if the cash elections made by all Spinal Dynamics stockholders exceeds that limit, the cash election for each stockholder will be reduced on a pro rata basis and each such stockholder will receive correspondingly less cash and more Medtronic common stock. The deadline to return your Cash Election Form is one day prior to the closing date of the merger, which is currently scheduled for October 11, 2002.

What Happens to Stock Options And Warrants (Page 21)

      Following the merger, each outstanding option to buy Spinal Dynamics common stock issued under Spinal Dynamics’ stock option plan will become an option to buy Medtronic common stock. Options will continue to be governed by the terms of the Spinal Dynamics stock incentive compensation plan. However, the number of shares of Medtronic common stock that optionholders can purchase by exercising the options, and the exercise price, will be adjusted to reflect the conversion ratio in the merger.

      Following the merger, each warrant to purchase shares of Spinal Dynamics preferred stock that is not exercised pursuant to its terms before the effective time of the merger will be terminated in accordance with its terms without payment of any consideration therefor and without any conversion thereof.

Ownership of Medtronic Stock Following the Merger (Page 17)

      Following the merger, if structured as a stock merger, and assuming existing Spinal Dynamics stockholders do not elect to receive any cash in the merger, existing Spinal Dynamics stockholders will own less than 0.5% of the outstanding common stock of Medtronic (based upon the number of shares of Medtronic and Spinal Dynamics stock outstanding on                 , 2002).

     Federal Income Tax Consequences (Page 27)

      Stock Merger. The merger, if structured as a stock merger, is intended to qualify as a reorganization for U.S. federal income tax purposes. Spinal Dynamics expects that neither it nor its stockholders will recognize gain or loss for U.S. federal income tax purposes upon the exchange of Spinal Dynamics stock for Medtronic stock in the merger, except gain, if any, will be recognized to the extent that Spinal Dynamics stockholders elect to receive cash in the merger. Stockholders of Spinal Dynamics may recognize gain or loss (a) upon their receipt of cash instead of fractional Medtronic shares or (b) upon the exercise of their appraisal rights. Spinal Dynamics has received a legal opinion from its counsel that the merger, if structured as a stock merger, will constitute a reorganization for U.S. federal income tax purposes.

      Cash Merger. If the merger is structured as a cash merger, the merger will not qualify as a reorganization for U.S. federal income tax purposes and you may recognize gain or loss upon the exchange of Spinal Dynamics stock for the cash consideration in the merger.

      Tax matters are complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to contact your own tax advisor to understand fully how the merger will affect you, including how any U.S. federal, state and local, or foreign income and other tax laws may apply to you.

Spinal Dynamics’ Reasons for the Merger (Page 15)

      The Spinal Dynamics board believes that the merger will provide stockholders with greater liquidity for their interest in Spinal Dynamics, either directly through cash or through Medtronic common stock. It also believes that the merger will provide resources and create synergies and efficiencies that will accelerate Spinal Dynamics’ product development and technological innovation and enable an earlier and stronger entry into the United States market.

Interests of Spinal Dynamics’ Officers and Directors in the Merger (Page 23)

      When considering the recommendation by the Spinal Dynamics board to vote “for” the merger, you should be aware that certain directors and executive officers of Spinal Dynamics have interests in the merger that are different from, and may conflict with, your interests. Directors and officers of Spinal Dynamics will receive certain benefits upon completion of the merger, including partially accelerated vesting of stock options. Spinal Dynamics’ president is not expected to remain with the surviving corporation and, as a result, may receive a severance benefit of $270,113, which constitutes one year’s salary. If we complete the merger, Medtronic will continue certain indemnification arrangements for directors and officers of Spinal Dynamics. The Spinal Dynamics board was aware of these interests and considered them in approving the merger.

     Regulatory Approvals (Page 31)

      Medtronic and Spinal Dynamics must both make filings with certain United States antitrust authorities before they can complete the merger. The merger cannot be completed until a specified waiting period (typically 30 or more days) has passed after the date of each filing. The waiting period may be extended by requests for additional information. On                               , 2002,

Medtronic and Spinal Dynamics each filed the required notification and report forms with the United States antitrust agencies.

      We cannot predict whether we will obtain all required regulatory approvals for the merger, or whether any approvals will include conditions that may be detrimental to Medtronic or Spinal Dynamics.

     Conditions to the Merger (Page 25)

      The merger will be completed only if certain conditions, including the following, are met or waived:

•	the Spinal Dynamics stockholders approve and adopt the merger;

•	the waiting periods under the United States anti-trust laws expire or terminate;

•	the shares of Medtronic common stock which Spinal Dynamics stockholders will receive in the case of a stock merger have been duly authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

•	no court orders prevent the merger or impose material limitations on the ownership or operation of Spinal Dynamics after the merger;

•	Spinal Dynamics receives an opinion from its tax counsel that the merger, if structured as a stock merger, will qualify as a reorganization;

•	the representations and warranties made by Medtronic and Spinal Dynamics continue to be accurate except for inaccuracies that would not have a material adverse effect;

•	certain employee stockholders enter into noncompetition agreements; and

•	not more than a certain number of key employees of Spinal Dynamics indicate they will not continue as employees after the merger.

Termination of the Merger Agreement (Page 26)

      Even if the Spinal Dynamics stockholders approve the merger and adopt the merger agreement, Medtronic and Spinal Dynamics can agree at any time to terminate the merger agreement without completing the merger. The merger agreement can also be terminated if any of the following occurs:

•	the merger is not completed by October 31, 2002 (or, if there is additional regulatory review, January 31, 2003); or

•	a court or other governmental authority prohibits the merger.

      Medtronic and Spinal Dynamics can each unilaterally terminate the merger agreement if the other has materially breached any representation, warranty or obligation under the merger agreement such that specified conditions to closing will not be satisfied.

Earnest Deposit (Page 24)

      Medtronic and Spinal Dynamics have also entered into an escrow agreement under which Medtronic has deposited a $12.5 million earnest payment with an escrow agent in connection with the merger. If the merger agreement is terminated (other than by Medtronic as a result of a breach of the merger agreement by Spinal Dynamics) or on October 11, 2002 if the merger has not become effective and Spinal Dynamics has not breached the merger agreement, the $12.5 million earnest deposit will be released to Spinal Dynamics in exchange for issuing 799,232 shares of Spinal Dynamics Series D convertible preferred stock to Medtronic. At the Special Meeting, Spinal Dynamics stockholders will be asked to approve an increase in the number of authorized shares of Series D convertible preferred stock to enable Spinal Dynamics, if required under the merger agreement, to issue these shares to Medtronic.

Spinal Dynamics Cannot Solicit Other Offers (Page 22)

      Spinal Dynamics has agreed not to encourage, solicit, discuss or negotiate with anyone (other than Medtronic) regarding a merger, sale or license of a specified portion of Spinal Dynamics’ assets or stock.

Dissenters’ Rights (Page 31)

      As a Spinal Dynamics stockholder, you need not vote for the merger. You have the right to dissent from the merger and request an appraisal of the fair value of your Spinal Dynamics capital stock pursuant to Delaware law.

      The provisions of Delaware law relating to the exercise of appraisal rights are complicated. You may lose your appraisal rights if you fail to strictly adhere to such provisions. Therefore, if you exercise your appraisal rights to seek an appraisal of the fair value of your shares, you may wish to consult with a qualified attorney.

Comparative Prices of Medtronic and Spinal Dynamics Stock (Page 32)

      Medtronic common stock is listed on the New York Stock Exchange. On June 27, 2002, the last trading day before the public announcement of the proposed merger, Medtronic common stock closed at $43.30. On                               , 2002, Medtronic common stock closed at $          .

      Spinal Dynamics stock is not publicly traded. The most recent private sale of stock by Spinal Dynamics was made on February 16, 2001 when Spinal Dynamics sold shares of its Series D convertible preferred stock at $6.00 per share.

Listing of Medtronic Common Stock

      If the merger is structured as a stock merger, Medtronic will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

Differences in Rights of Medtronic’s and Spinal Dynamics’ Stockholders (Page 33)

      The rights of Spinal Dynamics stockholders are governed by Delaware law and the Certificate of Incorporation and Bylaws of Spinal Dynamics. If the merger is completed as a stock merger, Spinal Dynamics stockholders will become shareholders of Medtronic, and their rights will be governed by Minnesota law and the Articles of Incorporation and Bylaws of Medtronic. The rights of Spinal Dynamics stockholders and Medtronic shareholders differ in certain material respects.

      Another significant difference between Medtronic common stock and Spinal Dynamics common stock is that Medtronic has historically paid regular quarterly cash dividends on Medtronic common stock, and Spinal Dynamics has never paid any cash dividends.

Forward-Looking Statements (Page 44)

      This document (and documents to which we refer you in this document) includes various forward-looking statements about Medtronic, Spinal Dynamics and the combined company that are subject to risks and uncertainties. Forward-looking statements include information concerning future results of operations of Medtronic, Spinal Dynamics and the combined company. Also, statements that use the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “could,” “possible,” “plans,” “projects,” “should,” “will,” “forecasts” or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this document and in documents to which we have referred you, could affect the future financial results of Medtronic, Spinal Dynamics and the combined company. These factors could cause actual results to differ materially from those expressed in forward-looking statements contained in this document or related documents. These factors include adverse changes in economic conditions and in the markets served by Medtronic and Spinal Dynamics and a significant delay in the completion of the merger.

SPECIAL MEETING

      Medtronic and Spinal Dynamics are sending this Proxy Statement/ Prospectus to the stockholders of Spinal Dynamics in connection with the solicitation by the board of directors of Spinal Dynamics of proxies to be voted at the Special Meeting. This Proxy Statement/ Prospectus is first being mailed to stockholders of Spinal Dynamics on or about                      , 2002.

Date, Place, and Time

      The Special Meeting will be held at 10:00 a.m., local time, on                               , 2002, at the offices of Perkins Coie LLP, located at 1201 Third Avenue, Suite 4800, Seattle, WA 98101.

Purpose

      At the Special Meeting, Spinal Dynamics stockholders will be asked to vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 27, 2002 (for convenience, referred to as the “merger agreement”) attached to this Proxy Statement/ Prospectus as Annex A. That document provides for, at the election of the board of directors of Spinal Dynamics and depending on the price of Medtronic common stock, either:

•	a stock merger in which Spinal Dynamics will merge with and into Medtronic Sofamor Danek, Inc. (“MSD”), an existing wholly-owned subsidiary of Medtronic, as a result of which MSD will continue to be a wholly owned subsidiary of Medtronic, and the Spinal Dynamics stockholders will receive shares of Medtronic common stock or, at the election of each such stockholder but subject to certain limits, a combination of cash and Medtronic common stock in exchange for each share of their Spinal Dynamics common stock, which in either case will be valued at approximately $15.64; or

•	a cash merger in which MSD Merger Corp., a newly formed Delaware corporation and wholly owned subsidiary of Medtronic (“Merger Subsidiary”), will merge with and into Spinal Dynamics, as a result of which Spinal Dynamics will become a wholly owned subsidiary of Medtronic, and the Spinal Dynamics stockholders will receive cash in the amount of approximately $15.64 for each share of their Spinal Dynamics common stock.

      Other terms and provisions related to the merger are contained in the merger agreement.

      Spinal Dynamics stockholders will also be asked to vote upon a proposal to increase the number of authorized shares of Spinal Dynamic’s Series D convertible preferred stock from 4,126,113 shares to 4,878,611 shares. This increase is necessary to enable Spinal Dynamics to issue 799,232 shares of Series D convertible preferred stock to Medtronic, if required under the merger agreement, in connection with a termination of the merger agreement (other than by Medtronic as a result of a breach of the merger agreement by Spinal Dynamics) or a delay in completing the merger past October 11, 2002 if Spinal Dynamics has not breached the merger agreement. Medtronic has deposited into an escrow account a $12.5 million earnest payment, which would be paid to Spinal Dynamics as consideration for the issuance of these shares of Series D convertible preferred stock to Medtronic.

      Spinal Dynamics stockholders may also be asked to vote upon a proposal to adjourn or postpone the Special Meeting, in order to (among other things) allow additional time for the companies to solicit additional votes to approve the merger and adopt the merger agreement. If any matters other than approval of the merger and adoption of the merger agreement and an increase in the authorized number of shares of Series D convertible preferred stock are properly presented for consideration at the Special Meeting, the persons named by stockholders in the enclosed form of proxy will have discretion, as proxies, to vote on those matters.

      Under Delaware law, stockholders can consider at the Special Meeting only the matters contained in the notice for the Special Meeting.

Record Date; Voting Rights; Quorum; Required Vote

      The close of business on                               , 2002 is the record date for determining the holders of Spinal Dynamics common stock and preferred stock who are entitled to receive notice of and to vote at the Special Meeting or at any adjournment or postponement of the Special Meeting.

      Spinal Dynamics has one class of common stock and four series of preferred stock (Series A, B, C and D) outstanding, each of which has a par value $.001 per share. Each holder of Spinal Dynamics common or preferred stock outstanding on the record date is entitled to one vote for each share held. The holders of a majority of the outstanding shares of Spinal Dynamics capital stock entitled to vote must be present at the Special Meeting, in person or by proxy, to constitute a quorum to transact business.

      The approval of holders of a majority of all the outstanding shares of Spinal Dynamics common and preferred stock, voting together as a single class, as well as the holders of a majority of all the outstanding shares of Spinal Dynamics preferred stock, voting as a separate class, is necessary to approve and adopt the merger and the increase in the authorized number of shares of Series D convertible preferred stock. On the record date, 3,793,106 shares of Spinal Dynamics common stock and 12,269,998 shares of Spinal Dynamics preferred stock were outstanding, held by approximately 73 holders of record. Of such shares, 11,931,821 shares (approximately 74.3% of the outstanding shares of Spinal Dynamics common stock and preferred stock and 76.5% of the outstanding Spinal Dynamics preferred stock) were beneficially owned by directors, executive officers and other affiliates of Spinal Dynamics (not including options held by such persons) who have executed agreements to facilitate the merger under which they agreed to vote all shares of Spinal Dynamics common stock and preferred stock beneficially owned by them in favor of the merger. The shares subject to such agreements are sufficient to approve the merger even if no other stockholders voted in favor of the merger.

      Abstentions will be treated as shares present in determining whether Spinal Dynamics has a quorum for the Special Meeting, but abstentions will have the same effect as a vote against approval and adoption of the merger and the increase in the authorized number of shares of Series D convertible preferred stock. See “The Merger — Agreements to Facilitate Merger.”

      The board of directors of Spinal Dynamics has unanimously approved the merger and the increase in the authorized number of shares of Series D convertible preferred stock. The board of directors of Medtronic has approved the merger and the issuance of shares of Medtronic common stock in the merger if structured as a stock merger. See “The Merger — Background of the Merger.” Minnesota law does not require that Medtronic shareholders approve the merger. Medtronic, as the sole shareholder of MSD and Merger Subsidiary, has approved and adopted the merger.

Recommendation of the Board of Directors of Spinal Dynamics

      The board of directors of Spinal Dynamics recommends that the stockholders vote FOR the approval of the merger and adoption of the merger agreement and the increase in the authorized shares of Series D convertible preferred stock. See “The Merger — Interests of Spinal Dynamics’ Directors and Officers in the Merger” for a discussion of conflicts of interest that certain directors and members of management may have in connection with the merger.

Proxies; Revocation

      A proxy card is enclosed for use by Spinal Dynamics stockholders. The board of directors of Spinal Dynamics requests that stockholders sign and return the proxy card in the accompanying envelope. No postage is required if mailed within the United States. If you have questions or requests for assistance in completing and submitting Proxy cards, please contact Rick Wypych, Director of Finance and Administration at Spinal Dynamics.

      All properly executed proxies that are not revoked will be voted at the Special Meeting as instructed on those proxies. Proxies containing no instructions will be voted in favor of the merger and the increase in the number of authorized shares of Series D convertible preferred stock. A stockholder who executes and returns a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to an officer of Spinal Dynamics, or by attending the Special Meeting and voting in person.

STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES OR THEIR CASH ELECTION FORMS WITH THEIR PROXY CARDS.

Solicitation of Proxies

      In addition to soliciting proxies by mail, Spinal Dynamics’ directors, officers, and employees may, if they do not receive extra compensation for doing so, solicit proxies personally or by telephone or fax. Spinal Dynamics has no current intention to pay any compensation in connection with its solicitation of proxies. Medtronic and Spinal Dynamics have each agreed to pay for half of the expenses relating to the printing of this Proxy Statement/ Prospectus and the filing of it with the Securities and Exchange Commission (the “SEC”).

THE MERGER

      The following summary of the merger and certain terms of the merger agreement and related matters is not complete and is qualified in its entirety by reference to the merger agreement, which is attached as Annex A and is incorporated in this document by reference.

General

      Medtronic, MSD, Merger Subsidiary, and Spinal Dynamics have entered into the merger agreement, which provides for a merger involving Spinal Dynamics and Medtronic. The merger will be structured as either a stock merger or a cash merger, with each resulting in different consideration payable to the Spinal Dynamics stockholders. The merger will be a stock merger unless

•	the average price of Medtronic’s common stock on the fourteen consecutive NYSE trading days ending four NYSE trading days prior to the merger’s effective time is less than $42.00, which, under the merger agreement, is the minimum price at which Medtronic common stock would be valued for purposes of converting Spinal Dynamics shares into Medtronic shares in a stock merger; and

•	the board of directors of Spinal Dynamics elects that the consideration received in the merger will consist solely of cash; and

•	Medtronic does not override this election by agreeing to waive the $42.00 minimum valuation in the merger.

      Merger Consideration. The merger consideration will consist of shares of Medtronic common stock or cash and will be valued at approximately $269.5 million, comprised of approximately $250 million of closing consideration and approximately $19.5 million of escrow consideration. The closing consideration will be available to Spinal Dynamics stockholders shortly after the effective time of the merger, and the escrow consideration will be deposited into escrow and become available to Spinal Dynamics stockholders, less any valid claims that Medtronic may have for indemnification under the merger agreement, one year after the effective time of the merger. Based on the fully-diluted number of shares of Spinal common stock currently outstanding, the value of the closing consideration per share of Spinal Dynamics common stock would be approximately $14.51 and the value of the escrow consideration per share of Spinal Dynamics common stock would be approximately $1.13. The closing consideration and escrow consideration per share of Spinal Dynamics common stock together equal approximately $15.64 and constitute the total merger consideration per share of Spinal Dynamics common stock.

      Stock Merger. If the merger is structured as a stock merger, Spinal Dynamics will merge with and into MSD, an existing subsidiary of Medtronic, with MSD continuing to be a wholly owned subsidiary of Medtronic. Each Spinal Dynamics stockholder will receive closing consideration consisting of shares of Medtronic common stock or, at such stockholder’s election, cash. In order to have the stock merger qualify as a reorganization for federal income tax purposes, only a limited amount of the total consideration in the merger may consist of cash. To the extent that Spinal Dynamics stockholders elect to receive, in the aggregate, an amount of cash exceeding this limit, each stockholder who elected to receive cash will, on a pro rata basis, instead receive less cash and correspondingly more Medtronic common stock. Spinal Dynamics stockholders will also receive, subject to potential claims of Medtronic for indemnification under the merger agreement, escrow consideration, consisting of shares of Medtronic common stock, regardless of whether such stockholder elected to receive cash as closing consideration.

      When the closing consideration or escrow consideration is to be paid in shares of Medtronic common stock in a stock merger, the Medtronic common stock will be valued at the average of the stock’s closing sale price for the 14 consecutive trading days ending on and including the trading day that is four trading days prior to the effective time, with a minimum value of $42.00 and a maximum value of $47.77. Accordingly, if the value of Medtronic common stock as determined in accordance with the formula is less than $42.00 per share, the value of $42.00 will nevertheless be used for purposes of the merger agreement. Likewise, if the value in accordance with the formula is greater than $47.77, the value of $47.77 will be used.

      Each share of Medtronic common stock that you receive in the merger, if structured as a stock merger, will also represent one preferred stock purchase right under Medtronic’s Shareholder Rights Plan.

      Medtronic will not issue any fractional shares. Instead, in the case of a stock merger, the number of shares of Medtronic common stock that a Spinal Dynamics stockholder will be entitled to receive as closing consideration at the effective time or as escrow consideration (less any claims made under the escrow agreement) at the termination of the escrow will each be aggregated separately, and in lieu of any resulting fractional share the stockholder will receive an amount of cash (without interest) based on the average market price of Medtronic common stock as of the date of the merger.

      Please do not send in your stock certificates until you receive written instructions to do so, after the merger.

      Cash Merger. If the merger is structured as a cash merger, a newly formed subsidiary of Medtronic, MSD Merger Corp., will merge with and into Spinal Dynamics, with Spinal Dynamics becoming a wholly owned subsidiary of Medtronic. Spinal Dynamics stockholders will receive cash in the amount of approximately $14.51 as closing consideration and cash in the amount of approximately $1.13 as escrow consideration, subject to potential claims of Medtronic for indemnification under the merger agreement, in exchange for each share of Spinal Dynamics common stock owned.

      For a more detailed description of how the Spinal Dynamics common stock converts into Medtronic common stock or cash in the merger, see “— Conversion of Spinal Dynamics Capital Stock in the Merger.”

Effective Time of the Merger

      On October 11, 2002 or soon thereafter, if the conditions to consummation of the merger described below have been satisfied or waived, and unless the merger agreement has been terminated as provided below, documents will be filed with the Secretary of State of the State of Delaware and, in the case of a stock merger, the Secretary of State of the State of Indiana, at which time the merger will become effective (the “effective time”).

Background of the Merger

      The terms of the merger agreement are the result of arm’s-length negotiations between representatives of Medtronic and Spinal Dynamics. The following is a brief discussion of the background of these negotiations, the merger and related transactions.

      In October 1999, David Miller, then President of MSD’s Cervical/ Trauma division, met with Dr. Vincent Bryan, the founder of Spinal Dynamics, during the annual National Ankylosing Spondylitus Society meeting in Chicago and indicated that MSD was interested in exploring a possible business relationship with Spinal Dynamics. In December 1999, Mr. Miller and Brad Coates, then Director of

Research and Development of the division, met with Dr. Bryan and Charles R. Clark, the chief executive officer of Spinal Dynamics, in Seattle. They reviewed the general business, technology and products of Spinal Dynamics and Medtronic’s interest in participating in a Spinal Dynamics preferred stock financing that was planned for the first half of 2000.

      Following the execution of a confidentiality agreement and several meetings in early 2000 for the purpose of further reviewing the business of Spinal Dynamics, Mr. Miller telephoned Mr. Clark on June 1, 2000 to express Medtronic’s interest in making an investment in the company. On June 29, 2000, Shawn McCormick, Director of Business Development at Medtronic, telephoned Mr. Clark to confirm this interest if Medtronic could also obtain distribution rights to Spinal Dynamics’ cervical disc prosthesis.

      Over the next several months, Mr. Clark continued discussions with Mr. McCormick while simultaneously pursuing discussions with several other prospective investors. On October 3, 2000, Mr. Clark and Dr. Bryan met in Minneapolis with Mr. McCormick and Mr. Coates, who had become President of the MSD Cervical/ Trauma division, to discuss terms for a potential Medtronic investment in Spinal Dynamics. The parties tentatively reached agreement on the basic terms of Medtronic’s investment in shares of a new Series D Convertible Preferred Stock, based on a price of $6.00 per share and other rights and preferences substantially similar to those reflected in Spinal Dynamics’ existing preferred stock, and a related distribution agreement for the exclusive distribution of Spinal Dynamics’ prosthetic disc in territories outside of the United States. The financing would include other investors and Medtronic’s investment was expected to be between $10 million and $15 million.

      During the next several weeks, the parties exchanged term sheets regarding the investment and draft letters of intent regarding the distribution agreement to negotiate the terms of each part of the transaction. Medtronic also conducted its due diligence investigation and, in mid-October 2000, advised Spinal Dynamics that it would need additional time to complete its review of the relevant intellectual property. Also in mid-October, Spinal Dynamics advised Medtronic that it was contemplating a bridge financing, consisting of convertible debt and warrants, with its existing venture capital investors to provide additional time to complete the proposed Series D preferred stock financing and invited Medtronic to participate. Medtronic responded positively.

      On October 20, 2000, the Spinal Dynamics board of directors approved the terms of the bridge financing, including promissory notes payable April 2001 bearing interest at 8% per annum, secured by tangible assets and convertible into securities issued in the next financing completed by Spinal Dynamics. The notes were to be accompanied by five-year warrants to purchase such securities in accordance with a formula. The bridge financing for a total of $3 million was completed on October 23, 2000, with Medtronic purchasing $500,000 principal amount of notes. By virtue of the closing of the preferred stock financing in February 2001, the warrants became warrants to purchase 25,000 shares of Series D preferred stock.

      Following completion of the bridge financing, Medtronic proceeded with its additional due diligence and the parties continued negotiation of the terms of the distribution agreement.

      On January 31, 2001, the Spinal Dynamics board of directors approved the Series D preferred stock financing with Medtronic as the lead investor and further approved the form, terms and provisions of the distribution agreement among Spinal Dynamics, Medtronic, Inc. and MSD that had resulted from the negotiations. On February 16, 2001, the Series D preferred stock financing closed on total proceeds of $23.6 million, with Medtronic purchasing $14.0 million of stock, and the distribution agreement was executed. Under the distribution agreement, Spinal Dynamics appointed MSD as its exclusive distributor of its Bryan Cervical Disc system and related products outside the United States for a term of three years. The agreement also established purchase prices for the product and annual minimum purchase orders and provided for termination of the agreement in the event of a change in control of Spinal Dynamics upon payment of a fee established in accordance with a formula based on past revenue.

      On October 11, 2001, at a regularly scheduled board meeting, the Spinal Dynamics Board of Directors discussed future financing and strategic alternatives available to the company. As a part of these discussions, consideration was given to exploring the interest of MSD in a possible business combination. On October 16,

2001 Mr. Clark raised the subject by telephone with Mr. Coates, who advised him that MSD believed that there would be benefits to such a business combination. Mr. Coates suggested that Mr. Clark and Dr. Bryan travel to MSD’s Memphis headquarters to pursue further discussions.

      On October 25 and 26, 2001, Mr. Clark and Dr. Bryan met in Memphis with MSD executives, including Michael DeMane, President of MSD, Mr. Coates, and executives representing other MSD divisions and functional departments. During these meetings, Mr. Clark and Dr. Bryan provided the MSD executives with a summary of Spinal Dynamic’s current financial status, business plans, and technology under the provisions of the existing non-disclosure agreement in place between the two companies.

      Following this meeting, Mr. Coates telephoned Mr. Clark to advise him that MSD was interested in pursuing further discussions regarding a potential business combination and requested a meeting to include Mr. McCormick, Medtronic’s Director of Corporate Development. On November 19, 2001, Mr. Coates and Mr. McCormick met with Mr. Clark and Dr. Bryan in Seattle to discuss the terms of a potential merger of Spinal Dynamics with MSD. During this meeting, the parties agreed to the general terms of a merger of Spinal Dynamics with MSD in which the consideration to be received by the Spinal Dynamics stockholders would be shares of Medtronic common stock.

      Following this meeting, Mr. Clark and Mr. McCormick had multiple telephone conversations in which they discussed the terms of the proposed merger in greater detail. On November 29, 2001, Mr. McCormick provided Mr. Clark with a letter of intent including resolution of many of the terms of a proposed transaction that they had discussed. Mr. Clark and Mr. McCormick continued telephone negotiations over the next two weeks to resolve the remaining outstanding issues relating to the terms of indemnification and escrow. During the week of December 3, 2001, Medtronic personnel visited Seattle for extensive due diligence activities, including review of documents and interviews with Spinal Dynamics personnel. On December 4, 2001, Mr. McCormick and Mr. DeMane presented the proposed merger with Spinal Dynamics to the Medtronic Board for informational purposes only. On December 12, 2001, Mr. Clark presented the terms contained in the letter of intent to the Spinal Dynamics Board at a regularly scheduled board meeting. After discussion, the Spinal Dynamics Board approved the letter of intent and authorized the officers of the company to move forward with the transaction.

      On January 2, 2002, Medtronic’s counsel provided Spinal Dynamics with an initial draft of an Agreement and Plan of Merger. Medtronic continued to proceed in further due diligence and the parties engaged in discussions and negotiations regarding the specific terms of the merger agreement.

      On January 24, 2002, Mr. McCormick and Mr. DeMane gave the Medtronic Board of Directors an updated presentation regarding the proposed Spinal Dynamics merger at that day’s previously scheduled board meeting. After discussing with the Board the dilutive effects of the proposed transaction, executive officers of Medtronic determined not to seek Board approval for the proposed transaction. Mr. McCormick telephoned Mr. Clark the following day to advise him of this result, indicating that Medtronic would be willing to consider alternative transactions.

      On January 29, 2002, Mr. Clark and Dr. Bryan met with Mr. McCormick and Mr. Coates in Denver to discuss potential alternative business transactions. Mr. McCormick suggested a convertible debt financing transaction which Mr. Clark found unacceptable. Mr. McCormick indicated that Medtronic was still interested and would work on developing alternative proposals that Medtronic senior management would be willing to sponsor before the Medtronic Board of Directors.

      On February 7, 2002, Mr. Coates advised Dr. Bryan by telephone that Medtronic was considering a plan that would involve a third party acquisition of Spinal Dynamics under terms essentially equivalent to those earlier agreed upon with Medtronic. Medtronic would have future rights to acquire Spinal Dynamics from the third party. Medtronic evaluated various alternatives along these lines during the next several months.

      On April 12, 2002, Mr. McCormick telephoned Mr. Clark to advise him that Medtronic wished to resume direct discussions with Spinal Dynamics concerning a business combination. Mr. Clark, Dr. Bryan, Mr. McCormick and Mr. Coates initiated merger discussions a second time at a meeting in Memphis on April 23, 2002. They agreed to a price of $269.5 million and to revisions of the indemnification and escrow provisions included in the earlier transaction documents. Also Medtronic agreed to prepare a draft merger agreement.

      On April 30, 2002, Medtronic delivered a revised merger agreement to Mr. Clark. Multiple telephone exchanges ensued over the next four weeks, primarily between Mr. Clark and Mr. McCormick and the parties’ respective counsel, resulting in a revised merger agreement that Mr. Clark presented to the Spinal Dynamics Board of Directors during a regularly scheduled board meeting on May 31, 2002. After further discussion, the board authorized the officers to complete negotiations for presentation of final documents to the board. Additional refinements were made to the merger agreement and associated documents during June and were approved by the board of Spinal Dynamics on June 26, 2002 and by the board of Medtronic on June 27, 2002.

      On June 27, 2002, the parties executed the merger agreement and the related agreements, and, on June 28, 2002, Medtronic and Spinal Dynamics issued a joint press release announcing the signing of the merger agreement.

Spinal Dynamics’ Reasons for the Merger; Recommendation of the Spinal Dynamics Board of Directors

      The board of directors of Spinal Dynamics has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Spinal Dynamics and its stockholders. Accordingly, Spinal Dynamics’ board of directors has unanimously approved the merger and the merger agreement and recommends that you vote FOR approval and adoption of the merger. In reaching its decision, Spinal Dynamics’ board of directors identified several potential benefits of the merger, including the following:

•	the ability to provide Spinal Dynamics stockholders with cash or with equity that enjoys greater liquidity than is currently available for Spinal Dynamics stock;

•	the ability to leverage Medtronic’s expertise and resources to conduct the clinical trials required for U.S. regulatory approvals, to implement a United States sales organization, and to scale up manufacturing for the successful commercialization of Spinal Dynamics’ products in the United States;

•	the ability of Spinal Dynamics to access Medtronic’s significantly larger US sales channel and customer base; and

•	the ability to direct more resources towards research and development and additional clinical studies for future applications.

      Spinal Dynamics’ board of directors consulted with Spinal Dynamics’ senior management and its legal advisors in reaching the decision to approve the merger. Spinal Dynamics’ board of directors did not engage a financial advisor in connection with the merger and did not receive a fairness opinion regarding the consideration to be received by Spinal Dynamics stockholders in the merger. Among the factors considered by Spinal Dynamics’ board of directors in its deliberations were the following:

•	the financial condition, results of operations, cash flow, business and prospects of Spinal Dynamics, before and after giving effect to the merger;

•	Spinal Dynamics’ need for the type of worldwide distribution network that Medtronic will provide;

•	the consideration Medtronic will issue in the merger in light of current financial market conditions and comparable merger transactions; and

•	the fairness to Spinal Dynamics and its stockholders of the terms of the merger agreement and related agreements.

      Spinal Dynamics’ board of directors also identified and considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

•	the risk that the potential benefits sought in the merger may not be fully realized, if at all;

•	the risk of management and employee disruption as a result of the merger, including the risk that key personnel may choose not to remain employed with the combined company;

•	the risk of the need for significant additional funding in order to commercialize the Spinal Dynamics product in the United States if the merger were not to take place; and

•	other applicable risks associated with the businesses of Medtronic described in this proxy statement/ prospectus.

      The above discussion of the information and factors considered by the Spinal Dynamics board is not all-inclusive but is believed to include all material factors considered by the Spinal Dynamics board. In view of the variety of factors considered by the Spinal Dynamics board, the Spinal Dynamics board did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. In addition, individual members of the Spinal Dynamics board may have given different weights to different factors. Consequently, the Spinal Dynamics board did not quantify the assumptions and results of its analysis in reaching its determination that the merger is fair to, and in the best interests of, Spinal Dynamics and its stockholders.

      The Spinal Dynamics board of directors believes that the merger is advisable and in the best interests of Spinal Dynamics and its stockholders. The Spinal Dynamics board, therefore, unanimously recommends that its stockholders vote FOR approval of the merger and adoption of the merger agreement.

      See “— Background of the Merger,” “— Certain Federal Income Tax Considerations, “ and “Comparative Stock Prices and Dividends.”

Medtronic’s Reasons for the Merger

      Medtronic believes that the acquisition of Spinal Dynamics will complement Medtronic’s current spinal products. Medtronic also believes that the two companies’ businesses are very complementary and offer significant customer synergies without significant overlap or duplication in product lines.

Conversion of Spinal Dynamics Common Stock in the Merger

      At the effective time, all issued and outstanding Spinal Dynamics common stock will be converted into Medtronic common stock or cash with a total value of $269.5 million, minus the amount by which expenses of the merger incurred by Spinal Dynamics exceed $300,000 (this amount will be referred to as the merger consideration). Under the merger agreement, the merger consideration is divided into the closing consideration, valued at approximately $250 million, and the escrow consideration, valued at approximately $19.5 million.

      The amount of consideration that the Spinal Dynamics stockholders will receive in the merger in exchange for each share of Spinal Dynamics common stock owned is determined under the merger agreement by dividing the closing consideration and escrow consideration by the number of outstanding shares of Spinal Dynamics common stock (assuming the conversion of all outstanding shares of preferred stock and the exercise of all outstanding stock options and warrants), which was 17,226,221 shares as of the record date for the Special Meeting. Based on this number, the closing consideration per share of Spinal Dynamics common stock would be $14.51276, which will be available to Spinal Dynamics stockholders shortly after the effective time, and the escrow consideration per share of Spinal Dynamics common stock would be $1.131995, which will be deposited into escrow and become available to Spinal Dynamics stockholders one year after the effective time, less any valid claims that Medtronic may have for indemnification under the merger agreement. The closing consideration and escrow consideration per share of Spinal Dynamics common stock together equal $15.644755 and constitute the total merger consideration per share of Spinal Dynamics common stock.

      These amounts will be paid under the merger agreement in either Medtronic common stock or cash, depending on whether the merger is structured as a cash merger or a stock merger and, if structured as a stock merger, whether the Spinal Dynamics stockholder elects cash consideration for a portion of its Spinal Dynamics common stock. If the merger is structured as a stock merger, the escrow consideration allocated to all Spinal Dynamics stockholders will consist solely of Medtronic common stock and the closing consideration to be received by each Spinal Dynamics stockholder will consist of Medtronic common stock or, at the election of such stockholder and subject to certain limitations relating to tax considerations, cash for all or a portion of such closing consideration. If the merger is structured as a cash merger, all closing consideration and escrow consideration will consist of cash and no Medtronic common stock will be available to Spinal Dynamics stockholders.

      Under the merger agreement, when the closing consideration or escrow consideration is to be paid in shares of Medtronic common stock, the Medtronic common stock will be valued at the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the stock’s closing sale prices (rounded to the nearest full cent) as reported on the New York Stock Exchange (NYSE) for the fourteen (14) consecutive NYSE trading days ending on and including the NYSE trading day that is four NYSE trading days prior to the effective time, appropriately adjusted for any stock splits or stock dividends during such period. For purposes of the merger agreement, however, the value of Medtronic common stock may not be less than $42.00 or greater then $47.77. Accordingly, if the value of Medtronic common stock as determined in accordance with the formula is less than $42.00 per share, the value of $42.00 will nevertheless be used for purposes of the merger agreement. Likewise, if the value in accordance with the formula is greater than $47.77, the value of $47.77 will be used.

      Spinal Dynamics stockholders should understand these limits could affect the value of the stock consideration that they receive in the merger. If the value of Medtronic common stock as determined in accordance with the average price formula is less than $42.00 per share, the amount of closing consideration and escrow consideration per share of Spinal Dynamics common stock will be less than the amounts identified above. Likewise, if the value of Medtronic common stock as so determined is greater than $47.77, the amount of closing consideration and escrow consideration will be correspondingly greater.

      Based on the foregoing figures and using $42.00 as the assumed average stock price of Medtronic common stock solely for illustrative purposes of this paragraph, approximately 5,537,411 shares of Medtronic common stock would be issued in exchange for Spinal Dynamics capital stock upon consummation of the merger, if all of the merger consideration consisted of Medtronic common stock. Such shares would represent less than 0.5% of the shares of Medtronic common stock that would be outstanding after consummation of the merger.

      As soon as practicable after the effective time in the case of a stock merger, each Spinal Dynamics stockholder will receive a certificate representing the number of shares of Medtronic common stock and, depending on such stockholder’s election, an amount of cash to which such stockholder is entitled under the merger agreement for closing consideration. All Spinal Dynamics stockholders, regardless of whether they elected to receive cash for a portion of their Spinal Dynamics stock, will receive shares of Medtronic common stock with respect to the escrow consideration, which will be held in escrow to secure potential claims of Medtronic for indemnification under the merger agreement.

      As soon as practicable after the effective time in the case of a cash merger, each Spinal Dynamics stockholder will receive cash for the closing consideration that such stockholder is entitled to receive in the merger; cash equal to the escrow consideration to be received by such stockholder in the merger will be held in escrow to secure potential claims of Medtronic against Spinal Dynamics under the merger agreement.

      In order to receive the merger consideration described above, Spinal Dynamics stockholders must first surrender their certificates representing shares of Spinal Dynamics capital stock. Instructions regarding this surrender will be provided to Spinal Dynamics stockholders shortly after the effective time of the merger. See “— Exchange of Spinal Dynamics Stock Certificates.” Spinal Dynamics stockholders should not surrender their stock certificates until they receive these materials.

      Spinal Dynamics stockholders should understand that, because the market price of Medtronic common stock fluctuates, the amount of shares of Medtronic common stock issued in exchange for Spinal Dynamics capital stock in a stock merger cannot be determined before the effective time of the merger. The market value of the Medtronic shares that Spinal Dynamics stockholders will receive in a stock merger (whether measured at the effective time of the merger or the date of the Special Meeting or another date) may be less than or greater than the average stock price of Medtronic common stock used for purposes of determining the conversion ratio. In addition, because the value of Medtronic shares fluctuates, the market value of the Medtronic common stock that Spinal Dynamics stockholders will receive in the merger may increase or decrease following the merger. See “Comparative Stock Prices and Dividends” for information regarding the historical market prices of Medtronic common stock.

     Fractional Shares

      Medtronic will not issue any certificates or scrip representing fractional shares of Medtronic common stock in the merger. In the case of a stock merger, the number of shares of Medtronic common stock that a Spinal Dynamics stockholder will be entitled to receive as closing consideration at the effective time or as escrow consideration (less any claims made under the escrow agreement) at the termination of the escrow will each be aggregated separately, and in lieu of any resulting fractional share the stockholder will receive an amount of cash (without interest) determined by multiplying (1) the average market price of Medtronic common stock used for purposes of determining the conversion ratio by (2) such fractional share.

     Cash Election Procedures and Limitations

      If the merger is structured as a stock merger, a Spinal Dynamics stockholder may nevertheless elect to receive all or a portion of the closing consideration to which such stockholder is entitled in cash by completing and returning the Cash Election Form attached as Annex C. The deadline for returning the Cash Election Form is the day immediately preceding the closing date of the merger. Any Spinal Dynamics stockholder considering an election to receive cash should maintain contact with Spinal Dynamics regarding timing of the scheduled closing date and any developments relating to the possible election of Spinal Dynamics to have the merger proceed as a cash merger and possible waiver by Medtronic of the $42.00 minimum valuation of Medtronic common stock to override such election.

      Notwithstanding an election to receive cash for all or a portion of the closing consideration in a stock merger, the right of a Spinal Dynamics stockholder to receive cash is limited in that, in order to have the merger qualify as a reorganization for federal income tax purposes, only a limited amount of the total consideration in the merger may consist of consideration other than Medtronic shares. The aggregate amount of cash that all Spinal Dynamics stockholders may receive as closing consideration in a stock merger may not be greater than

•	the product of (i) the fraction, the numerator of which is .45 of the ratio of the price at which Medtronic common stock would be valued for purposes of converting Spinal Dynamics shares into Medtronic shares in a stock merger if Medtronic waives the $42.00 minimum share valuation to that price if Medtronic does not waive the $42.00 minimum share valuation, and the denominator of which is .55 plus .45 of that same ratio (if the value of Medtronic common stock is greater than $42.00 and less than $47.77 then this fraction will be .45) multiplied by (ii) $250 million, minus

•	the number of shares of Spinal Dynamics common stock (after giving effect to the conversion of all Spinal Dynamics preferred stock and the exercise of all warrants) owned beneficially or of record by Medtronic or any of its affiliates (but excluding any shares of Series D convertible preferred stock issued to Medtronic under the merger agreement) multiplied by the closing consideration to be received for each share of Spinal Dynamics common stock, minus

•	the number of shares of Spinal Dynamics stock with respect to which stockholders have exercised appraisal rights, multiplied by the closing consideration to be received for each share of Spinal Dynamics common stock.

      Based on this formula, if the value of Medtronic common stock exceeds $42.00 per share for purposes of the merger or if Medtronic waives the $42.00 minimum value and assuming no stockholders exercise appraisal rights, approximately $78.2 million of closing consideration will be available for cash elections by Spinal Dynamics stockholders. If the value of Medtronic common stock is less than $42.00 per share and Medtronic does not waive the $42.00 minimum value, the cash available for elections will be less in accordance with such formula.

      If cash elections are made for an aggregate amount of cash in excess of the amount calculated above, then the shares of Spinal Dynamics common stock for which a stockholder has made a cash election will be converted into a right to receive cash and Medtronic common stock in the following manner:

•	A cash proration factor will be determined, which will be equal to a fraction, the numerator of which equals the maximum cash conversation number divided by the closing consideration per share of Spinal Dynamics common stock, and the denominator of which equals the total number of shares of Spinal Dynamics common stock with respect to which effective cash elections were made;

•	The number of shares of Spinal Dynamics common stock covered by each cash election to be converted into the right to receive cash as closing consideration will be determined by multiplying the cash proration factor by the total number of shares of Spinal Dynamics common stock covered by that cash election, rounded to the next lowest whole number; and

•	Shares of Spinal Dynamics common stock covered by a cash election and not converted into a right to receive cash as closing consideration (as set forth above) will be converted into the right to receive as closing consideration shares of Medtronic common stock, as if a cash election had not been made for such shares.

      All shares of Spinal Dynamics common stock for which a cash election is not made will be converted into the right to receive shares of Medtronic common stock as closing consideration in a stock merger.

     Escrow Fund

      The escrow fund will be used to indemnify Medtronic and its affiliates against losses, claims, expenses, and other damages arising out of, based upon or resulting from (i) any breach of representations of warranties or representations made by Spinal Dynamics or on behalf of Spinal Dynamics’ stockholders, (ii) any breach of any covenant or obligation of Spinal Dynamics under the merger agreement, (iii) specified claims that the manufacture, marketing, distribution, use or sale of the Bryan Cervical Disc System (whether in clinical trials or if it were sold commercially) infringes, misappropriates or otherwise conflicts with the intellectual property rights of any person (excluding Medtronic and any of its affiliates), (iv) any significant alteration or redesign of the Bryan Cervical Disc System required to maintain the current conditional investigational device exemption, or IDE, issued by the United States Food and Drug Administration, or the FDA, or to obtain an unconditional IDE, for purposes of which any alteration or redesign which delays or is reasonably likely to delay receipt of FDA pre-market approval will be considered significant, or (v) any claim by a third party based on specified product liability claims disclosed to Medtronic in connection with the signing of the merger agreement. The escrow fund will also be used to reimburse Medtronic for any expenses incurred by Spinal Dynamics in connection with the merger in excess of $300,000, but only to the extent such excess expenses have not been estimated at the time of closing and deducted from the aggregate $269.5 million value of Medtronic common stock. Medtronic’s ability to recover damages from the escrow fund will terminate one year after the effective time of the merger (except with respect to then pending claims). The amount of Medtronic common stock or cash Spinal Dynamics stockholders will receive when the escrow fund terminates will be reduced, on a pro rata basis, by the amount of any claims or other payments paid from the escrow fund or that are pending on the one-year anniversary.

      If the merger is structured as a stock merger, the escrow fund will consist of (i) Medtronic common stock having a value equal to the escrow consideration per share of Spinal Dynamics common stock multiplied by the number of shares of Spinal Dynamics common stock outstanding at the effective time, (ii) any dividends paid with regard to such shares, and (iii) any interest earned on cash, if any, held in the escrow fund. If the merger is structured as a cash merger, the escrow fund will consist of (x) cash equal to the escrow consideration per share of Spinal Dynamics common stock multiplied by the number of shares of Spinal Dynamics common stock outstanding at the effective time, and (y) any interest earned on cash held in the escrow fund. Wells Fargo Bank Minnesota, N.A. is the escrow agent. The escrow fund is governed by the merger agreement and the escrow agreement that is attached to the merger agreement.

     Indemnification beyond Escrow Fund

      Spinal Dynamics stockholders are obligated to indemnify Medtronic and its affiliates beyond the value of the escrow fund only in cases of fraudulent misrepresentation by Spinal Dynamics. Each Spinal Dynamics stockholder may be held severally, but not jointly, liable for the stockholder’s pro rata portion of the claims, liabilities, expenses or damages with respect to any such fraudulent misrepresentation, but only up to the stockholder’s pro rata portion of the merger consideration.

     Exchange of Spinal Dynamics Stock Certificates

      As soon as practicable after the effective time, Wells Fargo Bank Minnesota, N.A., Medtronic’s transfer agent, acting as exchange agent, will mail a letter of transmittal to Spinal Dynamics stockholders. The letter of transmittal will include instructions regarding the surrender of certificates representing shares of Spinal Dynamics capital stock in exchange for certificates representing shares of Medtronic common stock and/or cash, as applicable.

      Promptly after receipt of these Spinal Dynamics stock certificates and properly executed letters of transmittal, the exchange agent will, in the case of a stock merger, distribute to each of the former Spinal Dynamics stockholders who did not elect to receive cash one or more certificates representing the number of whole shares of Medtronic common stock, plus cash in lieu of any fractional share, that constitutes the closing consideration to which such stockholder is entitled in the merger, together with any dividends to which such stockholder is entitled with respect to such Medtronic common stock. Each Spinal Dynamics stockholder who elects to receive cash for all or a portion of shares of Spinal Dynamics common stock owned by such stockholder will receive, subject to the limitations described above, the amount of cash consideration to which the stockholder is entitled as closing consideration in the merger. All Spinal Dynamics stockholders, regardless of whether they elected to receive cash, will receive shares of Medtronic common stock with respect to the escrow consideration to which such stock holder is entitled in the merger, which will be registered in the name of, and deposited with, Wells Fargo Bank Minnesota, N.A., as escrow agent, to secure potential claims of Medtronic against Spinal Dynamics’ stockholders for a period of one year after the effective time of the merger.

      Promptly after receipt of these Spinal Dynamics stock certificates and properly executed letters of transmittal, the exchange agent will, in the case of a cash merger, distribute to each Spinal Dynamics stockholder the amount of cash that the stockholder is entitled to receive as closing consideration in the merger. The escrow consideration to which such stockholder is entitled in the merger will be deposited with Wells Fargo Bank Minnesota, N.A., as escrow agent, to secure potential claims of Medtronic against Spinal Dynamics’ stockholders for a period of one year after the effective time of the merger.

      At the expiration of the escrow, Spinal Dynamics stockholders will receive, in the case of a cash merger, cash or, in the case of a stock merger, a certificate representing the stockholder’s pro rata portion of the number of whole shares in the escrow account, as well as the stockholder’s pro rata portion of cash in lieu of fractional shares without interest thereon and dividends and interest earned on the escrow account, subject to any reduction as described in “— Escrow Fund” above.

      After the effective time, Spinal Dynamics stock certificates will evidence the right to receive the shares of Medtronic common stock or cash into which they were converted. Holders of Spinal Dynamics capital stock converted into shares of Medtronic common stock will be entitled to any dividends that become payable to persons who are holders of record of Medtronic common stock as of a record date on or after the effective time, but only after they have surrendered their certificates representing shares of Spinal Dynamics common stock for exchange. Each Spinal Dynamics stockholder entitled to such dividends will receive the dividends relating to the shares of Medtronic common stock the Spinal Dynamics stockholder had received as closing consideration, without interest, at the time that such certificates representing shares of Spinal Dynamics capital stock are surrendered for exchange, subject to any applicable abandoned property escheat, or similar law. The dividends relating to the shares of Medtronic common stock received as escrow consideration will be paid into the escrow account. Holders of Spinal Dynamics capital stock will not be entitled, however, to dividends that become payable before or after the effective time to persons who were holders of record of Medtronic common stock as of a record date prior to the effective time.

Shareholder Rights Plan

      Each Spinal Dynamics stockholder entitled to receive shares of Medtronic common stock pursuant to the merger, if structured as a stock merger, will receive, together with each share of Medtronic common stock, one Medtronic Preferred Stock Purchase Right pursuant to the Medtronic Shareholder Rights Plan. Such Right will be represented by the certificate representing such share of Medtronic common stock. See “Comparison of Rights of Medtronic and Spinal Dynamics Shareholders — Shareholder Rights Plan.”

Treatment of Stock Options and Warrants

      The officers, directors, and certain employees of and consultants to Spinal Dynamics hold outstanding options to purchase shares of Spinal Dynamics common stock. With respect to grants of options to officers, directors and employees of Spinal Dynamics, 25% of the options under each such grant will become exercisable as of the effective time under the terms of Spinal Dynamics’ 1998 stock incentive compensation plan. All options granted under the Spinal Dynamics stock incentive compensation plan that are not exercised and remain outstanding at the effective time will be assumed by Medtronic and, following the effective time, will be exercisable upon the same terms and conditions as such options were exercisable prior to the merger, except that the exercise price and the number of shares of Medtronic common stock that can be purchased upon exercise of the options will be revised to reflect conversion of the options on the same basis as shares of Spinal Dynamics common stock are converted into shares of Medtronic common stock in the merger. As promptly as practicable after the effective time, Medtronic will provide to each holder of a Spinal Dynamics stock option a written statement informing such holder of the assumption by Medtronic of such option. Any option assumed by Medtronic will become fully exercisable upon the subsequent termination of the officer, director or employee holding that option, unless that termination is done for cause by Medtronic or without good reason by that officer, director or employee.

      Each warrant to purchase shares of preferred stock of Spinal Dynamics that is not exercised prior to, and remains issued and outstanding as of, the effective time of the merger will be canceled. No payment of any consideration will be made with respect to any such warrant.

Representations and Warranties

      In the merger agreement, Spinal Dynamics makes certain representations and warranties to Medtronic regarding Spinal Dynamics, including as to: (1) the accuracy of certain descriptions and lists regarding Spinal Dynamics’ real property, equipment, intellectual property rights, leases and other agreements, permits and licenses, bank accounts, insurance policies, certain of Spinal Dynamics’ employees, its employee plans, powers of attorneys given, and tax information; (2) its corporate existence; (3) the authorization, execution, and enforceability of the merger agreement and related agreements; (4) Spinal Dynamics’ capital structure; (5) the accuracy of certain financial statements provided to Medtronic; (6) the absence of certain undisclosed liabilities; (7) the absence of any need for certain third-party consents and other approvals; (8) compliance with laws; (9) the absence of material litigation; (10) the absence of material adverse changes since December 31, 2001; (11) certain tax matters; (12) agreements between Spinal Dynamics and its officers, directors, employees, advisory board members or material consultants, and other material contracts to which Spinal Dynamics is a party; (13) the right to use intellectual property; (14) Spinal Dynamics’ assets, accounts receivable, and inventories; (15) the status of regulatory approval of Spinal Dynamics’ product, the Bryan Cervical Disk System; (16) compliance of Spinal Dynamics’ products and services with warranties given and with governmental and regulatory specifications; (17) the validity of certain insurance policies; (18) the absence of labor agreements; (19) Spinal Dynamics’ benefit plans; (20) the absence of contracts with related parties; (21) the absence of recent problems in relations with suppliers; (22) the absence of any product liability claims; (23) compliance with environmental laws and regulations; (24) Spinal Dynamics’ business and marketing plan; (25) the absence of certain business practices; (26) Spinal Dynamics’ minute books; (27) the absence of brokerage commissions, finder’s fees, or other payments in connection with the merger; (28) the accuracy of information provided in connection with this Proxy Statement/ Prospectus; (29) the inapplicability of certain Delaware antitakeover laws to the merger; (30) the accuracy of certain information for regulatory filings; (31) the holdings of stockholders executing agreements to facilitate the merger; (32) the accuracy and completeness of any representation and warranty made in the merger agreement; and (33) the conversion of all Spinal Dynamics preferred stock prior to the effective time of the merger.

      Medtronic, MSD and Merger Subsidiary also make certain representations and warranties to Spinal Dynamics regarding Medtronic, MSD and Merger Subsidiary, including as to: (1) their corporate existence; (2) the authorization, execution, and enforceability of the merger agreement and related agreements; (3) the capital structure of Medtronic, MSD and Merger Subsidiary; (4) the absence of any need for certain third-party consents and other approvals; (5) the accuracy of Medtronic’s recent SEC reports and financial statements; (6) the legal compliance and the accuracy of information contained in the registration statement that includes this Proxy Statement/ Prospectus; (7) the absence of brokerage commissions, finder’s fees, or other payments in connection with the merger; (8) the absence of actions by Medtronic that would prevent the merger from constituting a tax-free transaction; and (9) the accuracy of certain information for regulatory filings.

Certain Covenants by Spinal Dynamics

      Conduct of Business of Spinal Dynamics Pending the Merger. With certain exceptions, Spinal Dynamics has agreed that, prior to consummation of the merger, unless Medtronic agrees otherwise, it will conduct its business only in the ordinary course and consistent with past practice, keep substantially intact its business organization, keep available its officers’ and employees’ services, and maintain satisfactory relationships with third parties that are material to its business. Spinal Dynamics also agreed that, among other things, it will not: amend its Certificate of Incorporation or Bylaws; authorize, issue, sell, or pledge any stock or rights to purchase stock (except that it can issue stock upon the exercise of outstanding options under its 1998 stock incentive compensation plan); split, combine, or reclassify its stock; declare or pay any dividend or other distribution; redeem or acquire any of its stock; change any material term of its outstanding securities; create, incur, or assume any indebtedness other than trade payables incurred in the ordinary course of business; create, assume, or incur any material lien; increase or modify the compensation or benefits of any of its directors, officers, or other employees (except under existing agreements or in the ordinary course of business and consistent with past practice or as required by law); sell or dispose of any material property other than in the ordinary course of business or pursuant to contractual obligations existing at the time of the merger agreement; buy or agree to buy another business; buy any assets or make capital expenditures, except under certain circumstances; enter into, materially change, or terminate any material agreements, except as permitted by the merger agreement; materially change its general credit policies; remove any equipment or other personal property from any building except in the ordinary course of business; materially alter its accounting principles; institute, settle, or compromise any claim involving amounts in excess of a specified amount; knowingly take any action that would cause any of its representations, warranties, or agreements in the merger agreement to be inaccurate or breached such that the closing conditions in the merger agreement will not be satisfied as of the closing date; or agree to do any of the things described above.

      Access. Pursuant to the merger agreement, Spinal Dynamics also agreed to give Medtronic and its representatives access to Spinal Dynamics’ offices, properties, books, and records; to furnish to Medtronic and its representatives any financial and operating data and other information that Medtronic may reasonably request; and to have its employees and representatives cooperate with Medtronic in Medtronic’s investigation of the business of Spinal Dynamics.

      No Solicitation of Competing Transactions. Spinal Dynamics has agreed that neither Spinal Dynamics nor any of its representatives or affiliates will, directly or indirectly, solicit, knowingly encourage, initiate, or participate in discussions or negotiations with, or knowingly provide any nonpublic information to, any person, entity, or group (other than Medtronic or its affiliates or agents) that proposes an alternative transaction with respect to Spinal Dynamics or any subsidiary, or knowingly facilitate an alternative transaction. An “alternative transaction” means a tender offer, exchange offer, merger, or similar transaction, or a transaction or series of related transactions pursuant to which a third party acquires more than 50% of the stock of Spinal Dynamics or more than 50% of the combined assets of Spinal Dynamics. Spinal Dynamics has agreed that it will notify Medtronic promptly if it receives any such proposal.

      The Spinal Dynamics board can, however, prior to approval of the merger and adoption of the merger agreement by Spinal Dynamics stockholders, furnish nonpublic information to or enter into negotiations with a third party that makes an unsolicited superior proposal, but only if (1) the Spinal Dynamics board determines in good faith, after obtaining legal consultation, that it is required by law to do so to comply with its fiduciary duties to stockholders, (2) prior to doing so, Spinal Dynamics receives a confidentiality agreement from the third party with terms no less favorable to Spinal Dynamics than its confidentiality agreement with Medtronic, gives Medtronic all nonpublic information that it gives to the third party, and gives written notice to Medtronic that it is furnishing nonpublic information or entering into negotiations with the person proposing the superior proposal, and (3) Spinal Dynamics keeps Medtronic informed of the status of any negotiations. For these purposes, a “superior proposal” is a proposal for an alternative transaction that the Spinal Dynamics board reasonably and in good faith determines is more favorable to Spinal Dynamics stockholders than the merger. None of the foregoing provisions, however, permits either party to terminate the merger agreement or permits Spinal Dynamics to enter into an alternative transaction as long as the merger agreement is still in effect.

Certain Covenants by Medtronic

      Conduct of Business of Medtronic Pending the Merger. Medtronic has agreed that, prior to consummation of the merger, unless Spinal Dynamics agrees otherwise, it will not: alter its accounting principles; knowingly take any action that would suspend trading of Medtronic common stock on the NYSE; knowingly take any action that would cause any of its representations, warranties, or agreements in the merger agreement to be inaccurate or breached as of the closing date; or agree or consent to do any of the things described above.

      Employee Matters. Medtronic has agreed to use its commercially reasonable efforts to provide employee benefits and programs to Spinal Dynamics employees that, in the aggregate, are substantially comparable to or more favorable than those in existence as of the date of the merger agreement. Medtronic has also agreed to honor all employment and severance agreements and all severance, incentive, and bonus plans as in effect immediately prior to the effective time. Spinal Dynamics employees will be credited with service accrued prior to the effective time of the merger for purposes of employee benefit plans, subject to certain exceptions.

      Voting. Medtronic has agreed (i) to vote in favor of the merger, (ii) if requested by Spinal Dynamics, to approve certain payments to Spinal Dynamics executives under certain tax laws, and (iii) to approve an increase in the authorized number of shares of Series D convertible preferred stock.

Interests of Spinal Dynamics’ Directors and Officers in the Merger

      In considering the recommendation of the Spinal Dynamics board with respect to the merger agreement and the transactions contemplated by that agreement, stockholders of Spinal Dynamics should be aware that certain members of the management and board of directors of Spinal Dynamics have certain interests in the merger that are different from, and may be in conflict with, the interests of stockholders of Spinal Dynamics generally. All such interests are described below, to the extent material, and Spinal Dynamics believes that, except as described below, such persons do not have any material interest in the merger that is different from those of Spinal Dynamics stockholders generally. The Spinal Dynamics board of directors was aware of the interests of its directors and officers and considered them when it approved the merger agreement and the merger.

      Employment Agreement with Charles Clark. Pursuant to an employment agreement with Spinal Dynamics dated November 6, 1997, Spinal Dynamics’ President and Chief Executive Officer, Charles Clark, will receive, if terminated without cause, a lump sum severance payment equal to one year’s base salary. Mr. Clark’s annual salary is $270,113. Mr. Clark is not expected to remain with the surviving corporation and, as a result, may receive this lump sum severance payment.

      Acceleration of Stock Option Vesting. Stock options held by an officer or director of Spinal Dynamics will become exercisable as to 25% of such options as of the effective time under the terms of Spinal Dynamics’ 1998 stock incentive compensation plan. In addition, any such option assumed by Medtronic will become fully exercisable upon the subsequent termination of the officer or director holding that option, unless that termination is done for cause by Medtronic or without good reason by that officer or director or employee. All directors will cease to be directors at the effective time of the merger and will therefore be entitled to exercise their options in full.

      Indemnification. Spinal Dynamics has entered into indemnification agreements with its directors and executive officers that confirm the indemnification to which these individuals are entitled under Spinal Dynamics’ bylaws as well as under Delaware law. The indemnification obligations contained in these indemnification agreements will become binding on the surviving corporation upon completion of the merger. See “— Indemnification of Spinal Dynamics Officers and Directors.”

Agreements to Facilitate Merger

      Pursuant to agreements to facilitate the merger between Medtronic and certain executive officers, directors and other affiliates of Spinal Dynamics, such persons have agreed to vote all of the outstanding shares of Spinal Dynamics common stock and preferred stock beneficially owned by them in favor of the approval, adoption, consent, and ratification of the merger. Nothing in the agreements restricts or limits the right of a stockholder or optionholder to act in his or her capacity as an officer or director of Spinal Dynamics consistent with his or her fiduciary obligations. The agreements terminate upon termination of the merger agreement. As of the record date, the stockholders who executed the agreements to facilitate the merger beneficially owned an aggregate 11,931,821 outstanding shares of Spinal Dynamics common stock and preferred stock (not including options held by such persons), representing approximately 74.3% of the Spinal Dynamics common stock and preferred stock and 76.5% of preferred stock outstanding on the record date. The shares subject to the agreements to facilitate are sufficient to approve the merger even if no other stockholders voted in favor of the merger.

Earnest Deposit

      Medtronic and Spinal Dynamics have entered into an earnest money escrow agreement under which Medtronic has deposited $12.5 million with Well Fargo Bank Minnesota, N.A., as escrow agent, in connection with the merger. If the merger agreement is terminated other than by Medtronic as a result of a breach of the merger agreement by Spinal Dynamics, or if on October 11, 2002 the merger agreement has not been terminated and the closing has not occurred for any reason other than a breach by Spinal Dynamics of any of its representations, warranties or covenants, the $12.5 million earnest deposit will be transferred to Spinal Dynamics in exchange for 799,232 shares of Series D convertible preferred stock of Spinal Dynamics. The number of shares of Series D convertible preferred stock issuable to Medtronic in these circumstances is subject to adjustment for any reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction. At the Special Meeting, Spinal Dynamics stockholders will be asked to approve an increase in the number of authorized shares of Series D convertible preferred stock from 4,126,133 to 4,878,611 to enable Spinal Dynamics to issue these shares to Medtronic if required under the merger agreement.

      If (1) the $12.5 million earnest payment is not released to the Company as described above because Medtronic attempts to terminate the merger agreement as a result of an alleged breach of the merger agreement by Spinal Dynamics or because Medtronic claims that the closing of the merger has not occurred because of a breach by Spinal Dynamics of any of its representations, warranties or covenants, (2) it is later finally determined by a court of competent jurisdiction that Medtronic was not entitled to so terminate the merger agreement or Spinal Dynamics was not in such breach, as applicable, and (3) Medtronic does not, on or before the date of Medtronic’s attempted termination, offer to purchase 799,232 fully paid and nonassessable shares of the Company’s Series D convertible preferred stock (subject to adjustment for any reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction) for $12.5 million, then Medtronic will pay to Spinal Dynamics in cash the sum of $12.5 million as liquidated damages for Medtronic’s failure to release the earnest deposit to Spinal Dynamics. This liquidated damages payment will be the sole and exclusive remedy of Spinal Dynamics for Medtronic’s failure to release the earnest deposit to Spinal Dynamics.

      See “— Amendment and Termination of the Merger Agreement; Effects of Termination.”

Conditions to Consummation of the Merger; Waiver

      The respective obligations of Medtronic, MSD, Merger Subsidiary and Spinal Dynamics to complete the merger are subject to the satisfaction at or prior to the merger of certain conditions, including, among others: (a) the approval of the merger and adoption of the merger agreement by the Spinal Dynamics stockholders; (b) if the merger is a stock merger, the effectiveness of the Registration Statement; (c) the expiration or termination of the waiting periods applicable to the consummation of the merger under certain antitrust laws; (d) if the merger is a stock merger, the shares of Medtronic common stock issuable in the merger having been duly authorized for listing by the New York Stock Exchange, subject to official notice of issuance; and (e) the absence of an order, decree, or injunction by any court that makes the merger illegal or prohibits consummation of the merger or would impose any material limitations on the ownership or operation of Spinal Dynamics after the merger.

      In addition, the obligations of Medtronic, MSD and Merger Subsidiary to effect the merger are subject to the satisfaction at or prior to the merger of certain conditions, including that: (a) each representation and warranty of Spinal Dynamics contained in the merger agreement is true and correct on the date of the merger (as though made that date) except for (i) those representations and warranties that address matters only as of the date of the merger agreement or another particular date, which representations and warranties must be true and correct as of such date, and (ii) except for any inaccuracies that do not have a material adverse effect on Spinal Dynamics; (b) Spinal Dynamics has performed in all material respects its obligations under the merger agreement required to be performed by it at or prior to the closing; (c) Medtronic has received letters from Spinal Dynamics’ affiliates, representing that such affiliates will sell or otherwise dispose of the Medtronic common stock they will receive in the merger only if these shares are covered by a registration statement or if an exemption from registration is available to the affiliates; (d) Spinal Dynamics has obtained all necessary consents, permits and approvals, in form and substance reasonably acceptable to Medtronic; (e) Medtronic has received noncompetition agreements from certain Spinal Dynamics employees; (f) at least 10 of the 13 key employees of Spinal Dynamics listed on an exhibit to the merger agreement have agreed to continue their employment with Spinal Dynamics following the merger on the current terms and conditions of their employment; (g) Spinal Dynamics shall not have received any notice or other communication from the U.S. Food and Drug Administration restricting the authorization to enroll up to 336 patients under Spinal Dynamics’ investigational device exemption; (h) the toxicology data resulting from Spinal Dynamics’ 12-month in vivo analysis of the Bryan Cervical Disc System shall not be adverse compared to the toxicology data resulting from Spinal Dynamics’ 6-month in vivo analysis of the Bryan Cervical Disc System for purposes of maintaining the IDE; and (i) Spinal Dynamics’ counsel, Perkins Coie LLP, has delivered specified legal opinions to Medtronic.

      In addition, the obligations of Spinal Dynamics to effect the merger are subject to the satisfaction at or prior to the merger of certain conditions, including that: (a) each representation and warranty of Medtronic contained in the merger agreement is true and correct on the date of the merger (as though made that date) except for (i) those representations and warranties that address matters only as of the date of the merger agreement or another particular date, which representations and warranties must be true and correct as of such date, and (ii) any inaccuracies that do no have a material adverse effect on Medtronic; (b) Medtronic, MSD and Merger Subsidiary have performed their material obligations under the merger agreement required to be performed by them at or prior to the closing; (c) Spinal Dynamics has received an opinion of Perkins Coie LLP, to the effect that the merger, if structured as a stock merger, will constitute a “tax-free” reorganization for federal income tax purposes, and that opinion will not have been withdrawn or materially changed; and (d) Spinal Dynamics has received specified legal opinions from Medtronic’s counsel, Fredrikson & Byron, P.A.

      Either Medtronic or Spinal Dynamics may waive (to the extent permitted by applicable law) any failure to comply with any obligation, covenant, agreement, or condition in the merger agreement that is for the benefit of that party. Any waivers granted by Medtronic are conclusively binding on MSD and Merger Subsidiary.

Amendment and Termination of the Merger Agreement; Effects of Termination

      Subject to applicable law, any of the provisions of the merger agreement may be amended by written agreement of the respective parties at any time prior to the effective time of the merger. After approval of the merger and adoption of the merger agreement by the Spinal Dynamics stockholders, however, no amendment may be made that reduces the amount or changes the type of consideration into which each share of Spinal Dynamics common stock converts upon consummation of the merger, or which otherwise requires stockholder approval or adoption under applicable law (unless Spinal Dynamics obtains that approval and adoption).

      Even if the Spinal Dynamics stockholders approve the merger and adopt the merger agreement, the boards of Directors of Medtronic and Spinal Dynamics can agree at any time prior to the effective time to terminate the merger agreement without completing the merger.

      Either company can terminate the merger agreement if:

•	the merger is not completed by October 31, 2002 (or, if the companies receive requests for additional information from regulatory agencies, January 31, 2003), except that neither company can terminate the merger agreement if its own material breach of its obligations under the merger agreement is the reason the merger has not been completed, or

•	a final court or governmental order prohibits the merger, or

•	the other party has materially breached its representations, warranties, or obligations under the merger agreement such that the conditions to the terminating company’s obligation to complete the merger will not be satisfied. If the breach is curable by the breaching company before October 31, 2002 or January 31, 2003, as applicable, the non-breaching company cannot terminate the merger agreement as long as the breaching company is exercising its reasonable best efforts to cure the breach.

Expenses and Fees

      Whether or not the merger is consummated, all expenses incurred in connection with the merger (including but not limited to financial advisory, accounting and legal fees) and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except that Medtronic and Spinal Dynamics will each pay or reimburse the other party for one-half of the expenses related to the printing and filing of the Registration Statement and this Proxy Statement/ Prospectus and the filing fees required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act.

      If the expenses Spinal Dynamics expects to incur in connection with the merger since March 31, 2002 exceed $300,000, as estimated by Spinal Dynamics as of the closing date in good faith and based on reasonable assumptions and information, then the amount of Medtronic common stock issued or cash paid in connection with the merger will be reduced by such excess amount. In addition, if the expenses actually incurred by Spinal Dynamics exceed the estimated expenses and also exceed $300,000, then Medtronic will be entitled to recover these expenses, to the extent of the excess of actual expenses over estimated expenses, from the escrow fund.

Stockholder Representatives

      If Spinal Dynamics’ stockholders approve the merger and adopt the merger agreement, Vincent A. Bryan, Charles R. Clark and Frank Fischer will be jointly appointed as agent and attorney-in-fact for each Spinal Dynamics stockholder, without further act of any stockholder. They will be responsible for and on behalf of Spinal Dynamics’ stockholders for any acts in connection with the escrow fund and the satisfaction of indemnification claims of Medtronic, including but not limited to giving and receiving notices and communications, authorizing or objecting to the delivery of shares from the escrow fund to Medtronic in satisfaction of indemnification claims, negotiating settlements and compromises of such claims and demanding arbitration of such claims. Any decision, act, consent or instruction of two of the three stockholder representatives will constitute a decision of all Spinal Dynamics stockholders and will be final, binding and conclusive upon each of such stockholders. Medtronic and Wells Fargo as escrow agent may rely upon the stockholder representatives’ decisions as being the decisions of all of Spinal Dynamics’ stockholders, and are relieved from any liability to any person for any acts done by them in accordance with such a decision of the stockholder representatives.

      The stockholder representatives are not liable for any act done or omitted while acting as stockholder representatives under the merger agreement in good faith in the exercise of reasonable judgment. By approving the merger, Spinal Dynamics’ stockholders severally agree to indemnify the stockholder representatives for such actions or omissions.

Restrictions on Resale of Medtronic Common Stock

      The issuance of Medtronic common stock in the merger has been registered under the Securities Act and will be freely transferable by the recipients, except stockholders of Spinal Dynamics who may be deemed to control or be under common control with Spinal Dynamics at the time of the Special Meeting (“Affiliates”). Affiliates may not sell their shares of Medtronic common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Spinal Dynamics has delivered to Medtronic, and agreed to update as necessary, a list identifying all persons who, based on Spinal Dynamics’ reasonable judgment after consulting with legal counsel, are Affiliates of Spinal Dynamics for purposes of Rule 145. Spinal Dynamics has delivered to Medtronic from each person already identified as an Affiliate, and has agreed to use all reasonable efforts to cause each person who is subsequently identified as an Affiliate to deliver to Medtronic at or prior to the effective time, an agreement that such person will not offer to sell, sell, or otherwise dispose of any shares of Medtronic common stock received in the merger in violation of the Securities Act. It is expected that Affiliates will be able to sell such shares without registration and in accordance with the volume, manner of sale, and other applicable limitations of the Securities Act and the rules and regulations of the SEC thereunder.

      It is estimated that Affiliates of Spinal Dynamics will receive a maximum of approximately 4,480,376 shares of Medtronic common stock upon consummation of the merger, if structured as a stock merger (assuming full exercise of all outstanding Spinal Dynamics options held by such Affiliates, assuming no Spinal Dynamics stockholders elect to receive cash and assuming an average share price for Medtronic common stock of $42.00). Such shares would constitute less than 0.5% of the total number of shares of Medtronic common stock anticipated to be outstanding immediately after the merger. See “— Conversion of Spinal Dynamics Capital Stock in the Merger.”

Certain Federal Income Tax Consequences

      The following is a discussion of certain material United States federal income tax consequences of the merger that generally are applicable to Spinal Dynamics stockholders. This discussion addresses only those Spinal Dynamics stockholders that hold their Spinal Dynamics shares as a capital asset, and does not address all the United States federal income tax consequences that may be relevant to particular Spinal Dynamics stockholders in light of their individual circumstances, or to stockholders that are subject to special rules under United States federal income tax law, such as:

•	dealers in securities or foreign currencies;

•	foreign holders;

•	tax-exempt organizations;

•	financial institutions;

•	insurance companies;

•	persons that hold their shares as a hedge or as part of a straddle, constructive sale, conversion transaction, or other risk reduction transaction; or

•	holders that acquired their Spinal Dynamics shares upon exercise of Spinal Dynamics stock options or in other compensatory transactions.

Furthermore, this discussion does not address the tax consequences of the merger under state, local and foreign tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options or rights to purchase Spinal Dynamics shares in anticipation of the merger. The following discussion is based on the Internal Revenue Code, laws, applicable Treasury Regulations, judicial authority and administrative rulings and practice in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect.

      Spinal Dynamics stockholders are strongly urged to consult their own tax advisors as to the specific consequences to them of the merger, including the applicability of United States federal, state and local, and foreign income and other tax laws in their particular circumstances.

      Neither Medtronic nor Spinal Dynamics has requested nor will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. Perkins Coie LLP, counsel to Spinal Dynamics, has rendered its opinion to Spinal Dynamics that:

•	the merger, if structured as a stock merger, will constitute a reorganization under Section 368 of the Internal Revenue Code; and

•	each of Spinal Dynamics, Medtronic and MSD will be a party to such reorganization.

      The opinion of counsel is based on the facts, representations and assumptions set forth or referred to in the opinion, including representations contained in certificates executed by officers of Spinal Dynamics and Medtronic. The opinion of counsel represents only counsel’s best legal judgment and is not binding on the Internal Revenue Service or the courts. No assurance can be given that the Internal Revenue Service or the courts will not take a contrary position. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth in the opinion, and these changes or interpretations could be retroactive and could affect the tax consequences of the merger to Medtronic, Spinal Dynamics and its stockholders.

      If the merger were not to qualify as a reorganization under Section 368 of the Internal Revenue Code, a Spinal Dynamics stockholder would recognize gain or loss with respect to each share of Spinal Dynamics stock surrendered equal to the difference, if any, between the stockholder’s tax basis in the share of Spinal Dynamics stock and the sum of the fair market value, as of the effective time of the merger, of the Medtronic common stock plus the cash, if any, received in exchange therefor. In that event, a stockholder’s aggregate tax basis in the Medtronic common stock received would equal its fair market value, and the stockholder’s holding period for that Medtronic common stock would begin the day after the closing date of the merger.

      Based on the assumption that the merger, if structured as a stock merger, will constitute a reorganization, and subject to the assumptions, limitations, and qualifications referred to herein and in the opinion of counsel, the material United States federal income tax consequences of the merger can be summarized as follows:

•	Spinal Dynamics stockholders that exchange their shares of Spinal Dynamics common stock solely for Medtronic stock will not recognize gain or loss except to the extent of cash received in lieu of a fractional share of Medtronic common stock;

•	A Spinal Dynamics stockholder that receives both Medtronic common stock and cash (as a result of an election to receive cash instead of Medtronic common stock) will be required to recognize the gain, if any, that he or she realizes in the transaction, but not in excess of the cash received by that stockholder. The gain realized by a stockholder will equal the amount by which the sum of the fair market value of the Medtronic common stock (at the effective time of the merger) plus the cash received by that stockholder exceeds the stockholder’s tax basis in his or her Spinal Dynamics stock surrendered;

•	The aggregate tax basis of Medtronic common stock received by each Spinal Dynamics stockholder in the merger, including escrowed shares, will be the same as the aggregate tax basis of the Spinal Dynamics common stock surrendered, (1) reduced by (a) any amount of tax basis allocable to a fractional share interest in Medtronic common stock for which cash is received and (b) the amount of cash received by a Spinal Dynamics stockholder electing to receive cash instead of Medtronic common stock, and (2) increased by the amount of gain recognized by the stockholder in the merger (but not by gain recognized upon the receipt of cash in lieu of a fractional share interest in Medtronic common stock);

•	The holding period of each share of Medtronic common stock received by a Spinal Dynamics stockholder in the merger, including escrowed shares, will include the period during which the Spinal Dynamics stockholder held his or her Spinal Dynamics stock surrendered in exchange therefor;

•	Cash payments in lieu of a fractional share will be treated as if a fractional share of Medtronic common stock had been issued in the merger and then redeemed by Medtronic. Capital gain or loss generally should be recognized by a Spinal Dynamics stockholder equal to the difference (if any) between the amount of cash received and the stockholder’s allocable tax basis in the fractional share (which will be a pro rata portion of the stockholder’s tax basis in the Medtronic common stock received in the merger), provided that the payment is not treated as a dividend for tax purposes;

•	Spinal Dynamics stockholders that exercise appraisal rights and receive payment for Spinal Dynamics stock in cash generally should recognize gain or loss for federal income tax purposes, measured by the difference, if any, between the amount of cash received and their tax basis in the shares, provided that the payment is not treated as a dividend distribution for tax purposes. The receipt of cash by a Spinal Dynamics stockholder in these circumstances should not be treated as a dividend distribution if, after the payment, the Spinal Dynamics stockholder owns no shares of Medtronic stock or Spinal Dynamics stock, actually or constructively; and

•	No gain or loss will be recognized by a Spinal Dynamics stockholder upon the receipt of escrowed shares of Medtronic stock that are distributed to the stockholder upon termination of the escrow arrangement. Spinal Dynamics stockholders should consult with their own tax advisors with respect to the tax consequences applicable to their individual situations in the event that escrowed shares are released to Medtronic to satisfy indemnity claims.

      As to each Spinal Dynamics stockholder receiving Medtronic common stock and cash, the recognized portion of the realized gain will be treated (i) as a capital gain, or (ii) if the exchange has the effect of the distribution of a dividend under the tests set forth in Sections 356 and 302 of the Internal Revenue Code, then, as a dividend to the extent of the stockholder’s ratable share of Spinal Dynamics’ accumulated earnings and profits, if any. In determining whether an exchange has the effect of the distribution of a dividend, the application of Section 302 of the Internal Revenue Code is determined as if the gain is recognized as a result of a post-reorganization redemption of the acquiring corporation’s stock. Thus, each stockholder will be treated as having received solely Medtronic common stock for the stockholder’s Spinal Dynamics stock, all or a portion of which Medtronic stock will then be treated as having been redeemed by Medtronic for an amount equal in value to the cash that stockholder actually received.

      The determination as to whether an exchange has the effect of the distribution of a dividend is made on a stockholder-by-stockholder basis. Under Section 302 of the Internal Revenue Code, a redemption will be treated as a sale or exchange of stock (and not as a dividend) if it is “substantially disproportionate” with respect to a stockholder, or if it is “not essentially equivalent to a dividend.” In applying the dividend tests under Section 302 of the Internal Revenue Code to a particular Spinal Dynamics stockholder, stock of Spinal Dynamics or Medtronic that is held by a person related to the Spinal Dynamics stockholder may be deemed to be owned by that stockholder, in accordance with the rules under Section 318 of the Internal Revenue Code.

      A distribution will be “substantially disproportionate” with respect to a particular stockholder if that stockholder’s actual and constructive proportionate interest in Medtronic after his or her shares are treated as redeemed is less than 80% of that stockholder’s actual and constructive proportionate interest in Medtronic immediately prior to such redemption and, after such redemption, the stockholder owns, actually and constructively, less than 50% of the total combined voting power of all Medtronic stock entitled to vote. The rules of Section 318 are also applicable to the discussion in this paragraph.

      Even if a stockholder fails to meet the “80% test” described above, an exemption from dividend treatment may nevertheless be available depending upon the individual stockholder’s facts and circumstances. For example, under the facts and published rulings of the Internal Revenue Service, the receipt of cash by a stockholder whose relative stock interest in the acquiring corporation was minimal (approximately ..0001%) and who exercised no control over the affairs of the acquiring corporation was treated as “not essentially equivalent to a dividend.” The constructive ownership rules of Section 318 described above are also applicable to the discussion in this paragraph. Spinal Dynamics stockholders should consult their personal tax advisors as to the possible application of the effect of the ruling to their situations.

      If the merger is structured as a cash merger, a Spinal Dynamics stockholder will recognize gain or loss with respect to each share of Spinal Dynamics stock surrendered equal to the difference, if any, between the stockholder’s tax basis in the share of Spinal Dynamics stock and the cash received in exchange therefor.

      Certain noncorporate Spinal Dynamics stockholders may be subject to backup withholding at a rate of 30% on cash payments received in the merger. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A stockholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

      Each Spinal Dynamics stockholder will be required to retain records and file with such holder’s United States federal income tax return a statement setting forth certain facts relating to the merger.

Indemnification of Spinal Dynamics Officers and Directors

      Spinal Dynamics has, in connection with the execution of the merger agreement, entered into indemnification agreements with each of its directors and executive officers that provide for the indemnification of these persons consistent with the Spinal Dynamics’ certificate of incorporation and bylaws and to the full extent provided by Delaware law, including the advance of attorneys’ fees and other expenses. Also, under the merger agreement, the certificate of incorporation and the bylaws of Merger Subsidiary contain the same provisions as Spinal Dynamics’ certificate of incorporation and bylaws regarding the indemnification of directors, officers, employees or agents, including advance of attorneys’ fees and other expenses, and exculpation from liability. Unless required by law, neither these provisions nor the provisions in MSD’s articles of incorporation or bylaws relating to indemnification, as applicable, may be amended, repealed or otherwise modified to the disadvantage of the individuals protected thereunder for a period of six years from the effective time. Upon completion of the merger, these indemnification provisions will become binding on Medtronic. See “— Interests of Spinal Dynamics’ Directors and Officers in the Merger.”

Regulatory Requirements

      Under the HSR Act, certain acquisition transactions, including the merger, cannot be consummated unless certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and certain waiting period requirements have been satisfied. Medtronic and Spinal Dynamics each furnished such information on                               , 2002. Pursuant to the HSR Act, the merger cannot be completed until at least 30 days after the parties furnished the required information, unless the Federal Trade Commission and the Antitrust Division terminate the waiting period earlier. If the parties receive any requests for additional information relating to their filings, those requests will extend the waiting period until 20 days after the companies substantially comply with any such request. It is possible, therefore, that the necessary waiting periods may not expire until after the Special Meeting is held and the Spinal Dynamics stockholders vote on the merger.

      The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the consummation of the merger, the Department of Justice or the Federal Trade Commission could take any action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking the divestiture of substantial assets of Spinal Dynamics or Medtronic. Spinal Dynamics and Medtronic believe that the merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, what the results will be.

      Other than as described in this Proxy Statement/ Prospectus, the merger does not require the approval of any federal, state, or other agency. See “— Conditions to Consummation of the Merger; Waiver.”

Appraisal and Dissenters’ Rights

      Medtronic shareholders are not entitled to dissenters’ or appraisal rights in connection with the merger. However, stockholders of record of Spinal Dynamics on the record date have the right to demand appraisal of and receive payment in cash equal to the fair value of their shares in accordance with Section 262(a) of the Delaware General Corporation Law. This proxy statement/ prospectus serves as notice of such rights. Any stockholder of Spinal Dynamics who wishes to exercise these appraisal rights or preserve the right to do so should review the appraisal rights provision carefully. Stockholders who do not comply with the requirements of this provision will lose their appraisal rights. A brief summary of the procedures to perfect rights under Section 262(a) is set forth below.

      To exercise appraisal rights under Delaware law, a Spinal Dynamics stockholder must:

•	deliver a written demand for appraisal to the Secretary of Spinal Dynamics, 9655 S.E. 36th Street, Suite 110, Mercer Island, WA 98040-3732, which must be received by Spinal Dynamics prior to the vote on the merger identifying the stockholder and the stockholder’s intent to demand appraisal;

•	continuously hold the dissenting shares from the date the demand was made through the effective time of the merger; and

•	not vote any of the shares in favor of the merger.

      Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger and the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the Delaware General Corporation Law. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

      Within ten days after the effective time, the corporation surviving the merger, or the surviving corporation, will mail a notice setting forth the effective time of the merger to those stockholders who have properly exercised their appraisal rights. The Delaware Court of Chancery will determine the value of the shares upon a petition by either Spinal Dynamics or any stockholder who has complied with the above requirements for seeking appraisal. Such petition must be made within 120 days after the effective date of the merger. At any time within 60 days after the effective date, however, any stockholder has the right to withdrawn such stockholder’s demand for appraisal and accept the terms offered in the merger. Within 120 days after the effective time, upon written request, the dissenting stockholder is entitled to receive from the surviving corporation a statement setting forth the following information: the aggregate number of shares not voted in favor of the merger or with respect to which appraisal rights have been demanded and the aggregate number of holders of such dissenting shares. Spinal Dynamics must mail the statement within 10 days after the period for making appraisal demands has expired under Delaware General Corporation Law Section 262(d). If no petition is filed by either the surviving corporation or the dissenting stockholder within such 120 day period, the appraisal rights of the dissenting stockholder will cease. In the event the surviving corporation or the dissenting stockholder files a valid petition for appraisal, the Court of Chancery will hold a hearing on the petition and appraise the shares. The court will determine a fair value, exclusive of any value arising from the merger itself or from an expectation of the merger. The court may also include a fair rate of interest, if any, to be paid on the amount it determines to be the fair value. The court will direct the surviving corporation to pay such fair value and interest, if any, to the demanding stockholders. The court will determine the costs of the proceeding and apportion them among the parties to the proceeding, as it deems equitable.

      The receipt of payment for its stock by the dissenting stockholder may result in the recognition of gain or loss for federal income tax purposes.

      THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTION, A COPY OF WHICH IS ATTACHED AS ANNEX B. SPINAL DYNAMICS STOCKHOLDERS WHO ARE CONSIDERING DISSENTING SHOULD CONSULT LEGAL COUNSEL.

COMPARATIVE STOCK PRICES AND DIVIDENDS

      There is no market price for Spinal Dynamics capital stock because it is not publicly traded. On February 16, 2001, Spinal Dynamics sold shares of its Series D convertible preferred stock at a per share purchase price of $6.00.

      Medtronic common stock is listed and traded on the New York Stock Exchange (symbol: MDT), and it is a condition to all parties’ obligations to consummate the merger, if structured as a stock merger, that the Medtronic common stock to be issued in the merger be approved for such listing.

      The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per share of Medtronic common stock on the NYSE and the cash dividends paid per share of Medtronic common stock.

	Medtronic Common Stock

	High	Low	Dividends

Fiscal 2001
First Quarter	$57.00	$47.00	$0.05
Second Quarter	$56.25	$47.50	$0.05
Third Quarter	$61.00	$48.00	$0.05
Fourth Quarter	$54.60	$40.71	$0.05
Fiscal 2002
First Quarter	$48.59	$41.76	$0.0575
Second Quarter	$48.38	$38.99	$0.0575
Third Quarter	$51.24	$39.71	$0.0575
Fourth Quarter	$49.46	$43.81	$0.0575
Fiscal 2003
First Quarter	$47.45	$33.74	$0.0625
Second Quarter (through , 2002)

      Spinal Dynamics has never paid cash dividends. Under the merger agreement, Spinal Dynamics has agreed not to pay any dividends on Spinal Dynamics common stock prior to the merger. Medtronic has paid regular quarterly cash dividends on Medtronic common stock since 1978. It is expected that the board of directors of Medtronic will continue the practice of declaring cash dividends on a quarterly basis; however, no assurance can be given as to the amount of future dividends, which will necessarily be dependent on future earnings, financial requirements of Medtronic and its subsidiaries, and other factors.

      In the merger, if structured as a stock merger, shares of Spinal Dynamics common stock will be converted into shares of Medtronic common stock based on the conversion ratio for the merger, which will be calculated by dividing (a) approximately $269.5 million divided by the Average Market Price of Medtronic common stock, by (b) the number of Spinal Dynamics common and preferred stock issued and outstanding plus the amount of shares subject to stock options and warrants at the effective time. Average Market Price means the average of the closing sale prices of Medtronic common stock for the fourteen consecutive NYSE trading days ending on and including the NYSE trading day that is four NYSE trading days prior to the effective time. On June 27, 2002, the last trading day preceding public announcement of the merger, the reported closing sale price of Medtronic common stock on the NYSE was $43.30 per share, resulting in an implied conversion ratio (if it were determined based on the closing sale price that day) of 0.3612 of a share of Medtronic common stock for each share of Spinal Dynamics stock. On                               , 2002, the latest practicable trading day prior to the printing of this Proxy Statement/ Prospectus, the closing sale price of Medtronic common stock on the NYSE was $          per share, resulting in an implied conversion ratio (if it were determined based on the closing sale price that day) of                     . Stockholders are urged to obtain current market quotations.

      As of July 31, 2002, there were approximately 47,957 registered holders of Medtronic common stock and approximately 73 registered holders of Spinal Dynamics common and preferred stock.

COMPARISON OF RIGHTS OF MEDTRONIC AND SPINAL DYNAMICS SHAREHOLDERS

      Medtronic is incorporated under the laws of Minnesota and Spinal Dynamics is incorporated under the laws of Delaware. Following the merger with Medtronic, if effected as a stock merger, stockholders of Spinal Dynamics will become shareholders of Medtronic, and their rights will be governed by the laws of Minnesota rather than Delaware. The rights of Medtronic shareholders under Medtronic’s Restated Articles of Incorporation as amended (“Medtronic’s Articles”) and Medtronic’s Bylaws differ in certain material respects from the rights of Spinal Dynamics stockholders under Spinal Dynamics’ Certificate of Incorporation (“Spinal Dynamics’ Certificate”) and Spinal Dynamics’ Bylaws. Certain significant differences between the rights of Medtronic shareholders and Spinal Dynamics stockholders are summarized below. This summary may not contain all the information that is important to you, including the articles/certificate of incorporation and bylaws of each company. You should read carefully this entire document and the other documents to which we refer for a more complete understanding of the differences in the right of holders of Spinal Dynamics securities and Medtronic common stock.

Nomination, Election, Classification, and Removal of Directors

      Nomination. Medtronic’s Articles provide that nominations for the election of directors may be made by or at the direction of the Medtronic board of directors or by any shareholder entitled to vote in the election of directors generally. Nominations by shareholders must be made pursuant to timely notice in writing to the Secretary of Medtronic. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of Medtronic not less than 50 days nor more than 90 days prior to the meeting; provided, however, that if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must set forth certain information concerning such shareholder and his or her nominee(s), including their names and addresses, the principal occupation or employment of the nominee(s), the class and number of shares of capital stock of Medtronic that are beneficially owned by such persons, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder, and the consent of each nominee to serve as a director of Medtronic if so elected.

      Spinal Dynamics’ Certificate and Bylaws do not address the issue of nomination of directors, but pursuant to a stockholders agreement entered into between Spinal Dynamics and certain of its stockholders, Spinal Dynamics must take all necessary steps to nominate to the board of directors, and the stockholders must vote their shares of capital stock in favor of, the following candidates: three candidates designated by the holders of a majority of the outstanding shares of preferred stock, two candidates designated by the holders of a majority of the outstanding shares of common stock, two candidates selected jointly by the holders of the common stock, voting as a separate group, and holders of preferred stock, voting as a separate group, and the chief executive officer of Spinal Dynamics.

      Election; Classification. Medtronic’s Articles provide for a classified board of directors, under which directors are elected to three-year terms, with one-third of the directors being elected each year. Spinal Dynamics’ Certificate and Bylaws do not similarly classify its board of directors, and directors are elected each year for a one-year term. Spinal Dynamics’ directors are elected by all holders of Spinal Dynamics capital stock voting as a single class. Both Medtronic’s Articles and Spinal Dynamics’ Bylaws provide for vacancies on the board to be filled by a vote of the majority of the remaining board members.

      Removal. Medtronic’s Articles provide that directors may be removed, with or without cause, only by the vote of not less than 75% of the voting power of all then outstanding voting shares. Spinal Dynamics’ Bylaws provide that directors may be removed, with or without cause, by the vote of holders of a majority of shares entitled to vote on the election of directors.

      Amendment of Provisions. Medtronic’s Articles require the affirmative vote of not less than 75% of the voting power of all then outstanding voting shares to amend, repeal or adopt any provisions inconsistent with these provisions regarding classification, removal and nomination of directors. Spinal Dynamics’ Bylaws may be amended or repealed and new bylaws adopted by its board of directors or stockholders.

      The above-described provisions of Medtronic’s Articles regarding directors will be subject to the terms of the certificate of designation or other instrument creating any class or series of preferred stock giving the holders of such class or series of preferred stock the right, voting separately as a class, to elect one or more directors (such as is often required by the terms of preferred stock in the event that dividend payments are in arrears for a period of time). See “— Preferred Stock.”

      The provisions regarding nomination, classification, and removal of directors afford some assurance of stability in the composition of the Medtronic board of directors, but may discourage or deter attempts by individuals or entities to take control of Medtronic by electing their own slate of directors. To the extent that potential acquirers of Medtronic stock are deterred by the classified board, such provision also may deter certain mergers, tender offers, or other future takeover attempts which some or a majority of holders of Medtronic common stock may deem to be in their best interests. In addition, the classified Medtronic board would delay shareholders who do not favor the policies of Medtronic’s board of directors from removing a majority of the Medtronic board of directors for two years, unless they can obtain the requisite vote.

      Liability of Directors. Medtronic’s Articles exempt directors from personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by Minnesota law. Spinal Dynamics’ Certificate provides that directors will not be liable to the corporation or the stockholders for monetary damages for breach of fiduciary duty as a director, to the full extent permitted by Delaware law.

Preferred Stock

      Medtronic has 2,500,000 authorized but unissued shares of preferred stock, par value $1 per share. Medtronic’s Articles provide that whenever the holders of a class or series of preferred stock have the right to elect any directors, the election, term and other features of such directorships shall be governed by the terms set forth in the resolution of the Medtronic board of directors designating the rights and preferences of such class or series of preferred stock, and any directors elected by the holders of preferred stock shall not be divided into classes unless provision is expressly made for such classification by the terms of such preferred stock. Shares of Medtronic preferred stock could be issued that would have the right to elect directors, either separately or together with the Medtronic common stock, with such directors either divided or not divided into classes.

      Under certain circumstances such Medtronic preferred stock could be used to create voting impediments or to deter persons seeking to effect a takeover or otherwise gain control of Medtronic in a transaction which holders of some or a majority of the Medtronic common stock may deem to be in their best interests. Such shares of Medtronic preferred stock could be sold in public or private transactions to purchasers who might support the Medtronic board of directors in opposing a takeover bid that the Medtronic board of directors determines not to be in the best interests of Medtronic and its shareholders. In addition, the Medtronic board of directors could authorize holders of a class or series of preferred stock to vote, either separately as a class or together with the holders of Medtronic common stock, on any merger, sale, or exchange of assets by Medtronic or any other extraordinary corporate transaction. The ability to issue such Medtronic preferred stock might have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Medtronic common stock, to acquire control of Medtronic with a view to imposing a merger, sale of all or any part of the assets or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of such person or entity. See “— Shareholder Rights Plan.”

      Spinal Dynamics has 12,466,733 authorized shares of preferred stock, par value $.001 per share, 2,564,103 of which are designated as Series A convertible preferred stock, 2,619,049 of which are designated as Series B convertible preferred stock, 3,157,468 of which are designated as Series C convertible preferred stock and 4,126,113 of which are designated as Series D convertible preferred stock. As of the date of the merger agreement, each share of preferred stock is convertible into one share of Spinal Dynamics common stock.

      Spinal Dynamics’ Certificate provides that in the event of the merger, liquidation, dissolution or winding up of Spinal Dynamics, the holders of Spinal Dynamics preferred stock are entitled, prior to the distribution of any assets to the Spinal Dynamics common stock holders, to a payment for each share of preferred stock held in amounts ranging from $1.17 for each share of Series A convertible preferred stock to $6.00 for each share of Series D convertible preferred stock. In connection with the execution of the merger agreement, the holders of Spinal Dynamics preferred stock agreed to have all of the preferred stock converted into shares of common stock upon, and subject to, the effectiveness of the merger. Therefore, the merger agreement does not provide for any consideration to be paid to holders of Spinal Dynamics preferred stock.

      A stockholders’ agreement entered into between Spinal Dynamics and certain of its stockholders provides that three directors of Spinal Dynamics shall be designees of the holders of a majority of the outstanding shares of Spinal Dynamics’ preferred stock. In addition, Spinal Dynamics’ Certificate provides that Spinal Dynamics may not take certain actions, including effecting the merger, sale, liquidation or dissolution of Spinal Dynamics, without approval of the holders of a majority of the outstanding shares of Spinal Dynamics preferred stock.

      Under a registration rights agreement entered into between Spinal Dynamics and certain of its stockholders, holders of Spinal Dynamics preferred stock have rights to (i) require Spinal Dynamics, after February 1, 2003, to register their shares with the Securities and Exchange Commission under certain circumstances so that those shares may be resold to the public, (ii) include their shares in a public offering of Spinal Dynamics securities, subject to certain limitations and (iii) register their shares on Form S-3 if Spinal Dynamics becomes eligible to file a registration statement on Form S-3. In addition, under a stockholders agreement, holders of Spinal Dynamics preferred stock have participation rights with respect to certain future sales of capital stock by Spinal Dynamics. These participation rights are limited and do not apply to all future sales of stock, including shares of Spinal Dynamics issued in a merger or acquisition.

Special Meetings of Shareholders

      Under Minnesota law, a special meeting of shareholders may be called by certain officers, two or more directors, a person authorized to do so in the articles or bylaws, or shareholders holding at least 10% of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering an action to effect, directly or indirectly, a business combination must be called by shareholders holding at least 25% of the voting power of all shares entitled to vote.

      Under Delaware law, special meetings of stockholders of a corporation may be called by the corporation’s board of directors or by persons specifically authorized to do so by the corporation’s articles of incorporation or bylaws. Spinal Dynamics’ Bylaws provide that special meetings may be called by the Chairman of the Board, the President or the board of directors, or at the request of holders of 10% of the outstanding shares of Spinal Dynamics capital stock entitled to vote.

Voting Rights; Shareholder Approvals

      Under both Medtronic’s Articles and Spinal Dynamics’ Certificate, holders of Medtronic common stock and Spinal Dynamics common stock, respectively, are entitled to one vote per share on all matters submitted to a vote of the shareholders. Holders of Spinal Dynamics preferred stock are entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock could be converted on the record date for the vote. Medtronic’s Bylaws provide that, except as specifically required otherwise under Medtronic’s Articles or Bylaws or Minnesota law, all matters submitted to the shareholders are decided by a majority vote of the shares entitled to vote and represented at a meeting at which there is a quorum. Under Delaware law, Spinal Dynamics’ stockholders decide all matters, except the election of directors, by the vote of a majority in voting interest of the stockholders present in person or by proxy and entitled to vote. Directors are elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote. Where a separate vote by a series of preferred stock is required, a majority of the outstanding shares of such series, present in person or represented by proxy, constitutes a quorum, and the affirmative vote of the majority of shares of such series present in person or by proxy is the act of such series.

Cumulative Voting

      Neither Medtronic’s Articles nor Spinal Dynamics’ Certificate or Bylaws provide for cumulative voting with regard to the Medtronic common stock or the Spinal Dynamics capital stock, respectively.

Preemptive Rights

      Under Medtronic’s Articles, holders of Medtronic stock are expressly denied preemptive rights. Spinal Dynamics’ Certificate does not contain any provision concerning preemptive rights. Under Delaware law, stockholders of a Delaware corporation do not have preemptive rights, except to the extent provided in a corporation’s Certificate.

Amendment of the Articles or Certificate of Incorporation

      Under Minnesota law and Delaware law, an amendment to the articles or certificate of incorporation requires the affirmative vote of the holders of a majority of the shares present and entitled to vote unless a larger affirmative vote is required by the corporation’s articles or certificate. Medtronic’s Articles do not contain any provision that requires a larger affirmative vote to approve an amendment. Spinal Dynamics’ Certificate requires (i) the affirmative consent of the holders of a majority of the shares of preferred stock then outstanding, acting together as a separate class, to amended the Certificate or Bylaws in any manner than materially adversely affects the preferences, privileges, restrictions or other rights of the preferred stock and (ii) the affirmative consent of the holders of a majority of all outstanding capital stock.

Business Combinations and Control Share Acquisitions

      Medtronic is governed by Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a “control share acquisition” have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a “business combination” with an “interested shareholder” for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. “Business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock. Such provisions of Minnesota law could have the effect of delaying, deferring, or preventing a change in control of Medtronic.

      Under Section 203 of the Delaware General Corporation Law, no business combination (defined to include certain mergers, sales of assets or stock, loans, recapitalizations or liquidations or dissolutions) involving a Delaware corporation and an interested stockholder (defined to be any holder of 15% or more of the corporation’s voting stock) may be entered into unless (i) the acquisition of shares that caused the person or entity to become an interested stockholder or the business combination was approved by the board of directors of the corporation before the stockholder became an interested stockholder, (ii) upon consummation of the transaction that made the person or entity an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding from the 85% calculation shares owned by directors who are also officers of the corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer; or (iii) on or after the date such person or entity becomes an interested stockholder, the board of directors approves the business combination, and it is also approved at a stockholders’ meeting, and not by written consent, by at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. Section 203 does not apply to a corporation, like Spinal Dynamics, that does not have a class of stock listed on a national securities exchange or authorized for quotation on the Nasdaq Stock Market or held by more than 2,000 stockholders. However, Spinal Dynamics’ Certificate requires that any merger, sale, liquidation or dissolution must be approved by holders of a majority of the outstanding shares of preferred stock, voting together as a separate class.

Shareholder Rights Plan

      Medtronic has in effect a Shareholder Rights Plan and has entered into a Rights Agreement with Wells Fargo Bank Minnesota, N.A., as Rights Agent. The Rights Plan provides for a dividend distribution of one preferred stock purchase right (a “Right”) to be attached to each outstanding share of Medtronic common stock. As a result of the merger, each share of Medtronic common stock received in the merger will also represent one Right. The Right associated with each outstanding share of Medtronic common stock entitles the holder to buy 1/5000th of a Series A Junior Participating Preferred Share (the “Series A Preferred Shares”) of Medtronic, which is substantially equivalent to one share of Medtronic common stock, at an exercise price of $400 per 1/5000th of a Series A Preferred Share. The Rights are not currently exercisable or transferable apart from the Medtronic common stock.

      The Rights will become exercisable if a person or group acquires 15% or more of the Medtronic common stock (and thereby becomes an “Acquiring Person”) or announces a tender offer or exchange offer that would increase the Acquiring Person’s beneficial ownership to 15% or more of the outstanding Medtronic common stock, subject to certain exceptions. After the Rights become exercisable, each Right entitles the holder (other than the Acquiring Person) to purchase Medtronic common stock that has a market value of two times the exercise price of the Right. If Medtronic is acquired in a merger or other business combination transaction, each exercisable Right entitles the holder to purchase common stock of the Acquiring Person or an affiliate that has a market value of two times the exercise price of the Right. Each Right is redeemable by Medtronic at $.0005 any time before a person or group triggers the 15% threshold to become an Acquiring Person. The Rights expire on October 26, 2010.

      The Rights issued under the Medtronic Shareholder Rights Plan may make any merger not approved by Medtronic’s board of directors prohibitively expensive, because the Rights allow Medtronic shareholders to purchase the voting securities of Medtronic or a potential acquirer at one-half of its fair market value.

      Spinal Dynamics does not have a stockholder rights plan.

Related Person Business Transactions

      Medtronic’s Articles provide that, in certain circumstances, an affirmative vote of two-thirds of the voting power of all then outstanding voting shares is required for the approval or authorization of any “related person business transaction.” Such two-thirds approval is not required, however, if (1) a majority vote of “continuing directors” (as defined below) expressly approves the related person business transaction, or (2) the related person business transaction is a merger, consolidation, exchange of shares or sale of all or substantially all of the assets of Medtronic, and the cash or fair market value of the property received by the Medtronic shareholders is equal to a defined minimum purchase price. For purposes of this provision, a “continuing director” means, generally, those directors who were directors before the “related person” (as defined below) became a related person.

      Generally, a related person business transaction includes (1) any merger or consolidation of Medtronic with or into a related person, (2) any exchange of shares of Medtronic (or a subsidiary) for shares of a related person which would have required an affirmative vote of at least a majority of the voting power of the outstanding shares entitled to vote, (3) any sale, lease, exchange, transfer, or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets of Medtronic (or a subsidiary) to or with a related person, (4) any sale, lease, transfer, or other disposition (in one transaction or a series of transactions) of all or any substantial part of the assets of a related person to or with Medtronic (or a subsidiary), (5) the issuance, sale, transfer, or other disposition to a related person of any securities of Medtronic (except pursuant to stock dividends, stock splits, or similar transactions that would not have the effect of increasing the proportion of voting power of a related person) or of a subsidiary (except pursuant to a pro rata distribution to all holders of Medtronic common stock), (6) any recapitalization or reclassification that would have the effect of increasing the proportionate voting power of a related person, and (7) any agreement, contract, arrangement, or understanding providing for any of the transactions described above.

      Generally, for purposes of a related person business transaction, the term “related person” is broadly defined to include a wide range of potential persons, including any person or entity that, together with affiliates and associates, beneficially owns 15% or more of the outstanding voting stock of Medtronic.

      Such a provision could have the effect of impeding a potential acquirer of Medtronic by requiring a larger than normal majority of Medtronic shareholders to approve a transaction.

      There is no similar “related person business transaction” provision in Spinal Dynamics’ Certificate.

SPINAL DYNAMICS

Business Description

      Spinal Dynamics Corporation was incorporated in the state of Delaware in 1997. Since its beginning, Spinal Dynamics has focused on designing and developing innovative surgical procedures and functional reconstructive implant devices to improve the treatment of spinal diseases. Spinal Dynamics’ first product is the Bryan Cervical Disc System®, which includes a patented intervertebral disc prosthesis and innovative surgical instruments.

      Following extensive pre-clinical laboratory testing, a clinical study of the Bryan Cervical Disc System was initiated in Europe in January 2000. The European study led to CE mark approval in November 2000. In February 2001, Spinal Dynamics granted exclusive worldwide distribution rights, excluding the United States, for the Bryan Cervical Disc System to MSD. Shortly thereafter, the product was commercially launched outside the United States. To date, over 800 patients have been treated with the Bryan Cervical Disc System in various countries.

      In November 2001, the United States Food and Drug Administration approved Spinal Dynamics’ request to begin a United States Investigational Device Exemption, or IDE, study regarding the Bryan Cervical Disc System. In May 2002, the first patient was treated under the IDE study.

      Spinal Dynamics in now working to apply its cervical technology to the development of a lumbar (lower back) device. Prototype device concepts are currently undergoing pre-clinical laboratory testing.

Market Price of and Dividends on Spinal Dynamics Common Stock

      There is no established public trading market for Spinal Dynamics Common Stock. Spinal Dynamics has never paid cash dividends on its capital stock. Before making cash dividend payments on its common stock, Spinal Dynamics would have to pay cash dividends on its preferred stock ranging from $0.0936 per year for each share of Series A convertible preferred stock to $0.48 per year for each share of Series D convertible preferred stock. Spinal Dynamics does not intend to pay any cash dividends on its capital stock in the foreseeable future

Interests of Certain Persons and Matters to be Acted Upon

      Certain members of the management and board of directors of Spinal Dynamics have certain interests in the merger that are different from, and may be in conflict with, the interests of stockholders of Spinal Dynamics generally. See “The Merger — Interests of Spinal Dynamics’ Directors and Officers in the Merger.”

Voting Securities and Principal Holders Thereof

      See “Special Meeting — Record Date; Voting Rights; Quorum; Required Vote.”

Principal Stockholders of Spinal Dynamics

      The following table sets forth information known to Spinal Dynamics regarding the beneficial ownership of Spinal Dynamics’ common stock as of July 31, 2002, by:

•	each stockholder who is known by Spinal Dynamics to beneficially own more than 5% of Spinal Dynamics’ outstanding stock;

•	each of the four most highly compensated executive officers of Spinal Dynamics in fiscal year 2001;

•	each of Spinal Dynamics’ directors; and

•	all of such officers and directors as a group.

Unless otherwise indicated, the address for each stockholder on this table is c/o Spinal Dynamics Corporation, 9655 S.E. 36th Street, Suite 110, Mercer Island, WA 98040-3732.

      The number of shares beneficially owned and the percentage of shares beneficially owned are based on 16,063,104 shares of common stock outstanding as of July 31, 2002, assuming the conversion of all outstanding shares of preferred stock into common stock. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options and warrants that are exercisable currently or within 60 days following July 31, 2002 are deemed to be outstanding and beneficially owned by the optionee or warrantholder for the purpose of computing the percentage ownership of such person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

	Number of Shares	Percent
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned

InterWest Partners(1) 3000 Sand Hill Road, Suite 3-225 Menlo Park, CA 94025	2,018,172	12.5%
Medtronic International, Ltd.(2) World Headquarters 710 Medtronic Parkway Minneapolis, MN 55432-5604	2,360,452	14.7%
MedVenture Associates(3) 4 Orinda Way Building D, #150 Orinda, CA 94563	2,035,859	12.7%
Chase Manhattan Bank as Custodian to the BVCF IV, L.P.(4) 209 South LaSalle Street Chicago, IL 60604-1295	1,610,453	10.0%
Technology Partners Fund V, L.P.(5) 1550 Tiburon Blvd., Suite A Belvedere, CA 94920	1,954,586	12.1%
Three Arch Partners(6) 2800 Sand Hill Road, Suite 270 Menlo Park, CA 94025	1,894,121	11.8%
Bryan, Vincent E., Jr.(7)	1,072,012	6.7%
Clark, Charles R. III(8)	673,889	4.2%
Kunzler, Alex E.(9)	409,012	2.5%
Campbell-White, Annette(10)	2,035,859	12.7%
Jaeger, Wilfred E.(11)	1,894,121	11.8%
Fischer, Frank M	43,750	0.3%
Quy, Roger G.(12)	1,954,586	12.1%
Smith, Craig L	43,750	*
Conta, Robert L.(13)	158,250	1.0%
Johnson, Diane M.(14)	117,845	*
All Directors and Executive Officers(10)	8,403,074	51.99%

*	Represents less than one percent.

(1)	Includes 1,190,477, 440,124, and 337,571 shares issuable upon conversion of Series B, C and D preferred stock, respectively, held by InterWest Partners VI, L.P. and InterWest Investors, VI, L.P. Also includes 50,000 shares issuable upon conversion Series D warrants held by InterWest Partners VI, L.P. and InterWest Investors, VI, L.P.

(2)	Includes 25,000 shares issuable on conversion of a Series D warrant held by Medtronic International Ltd.

(3)	Includes 854,701, 357,143, 446,502, 34,180 shares issuable on conversion of Series A, B, C and D preferred stock, respectively, held by MedVenture Associates II, L.P. Also includes 10,000 shares issuable upon conversion a Series D warrant held by MedVenture Associates II, L.P. Also includes 333,333 shares issuable on conversion of Series D preferred stock held by MedVenture Associates III, L.P. and MedVen Affiliates III, L.P.

(4)	Includes 1,333,334, 252,119, 1,585,453 shares issuable on conversion of Series C and D preferred stock, respectively, held by Chase Manhattan Bank as Custodian to the BVCF IV, L.P. Also includes 25,000 shares issuable on conversion of a Series D warrant held by Chase Manhattan Bank as Custodian to the BVCF IV, L.P.

(5)	Includes 854,701, 476,191, 491,152, 102,542 shares issuable on conversion of Series A, B, C and D preferred stock, respectively, held by Technology Partners Fund V, L.P. Also includes 30,000 shares issuable upon conversion Series D warrants held by Technology Partners Fund V, L.P.

(6)	Includes 854,701, 595,238, 400,000 and 34,181 shares issuable on conversion of Series A, B, C and D preferred stock, respectively, held by Three Arch Partners, L.P. and Three Arch Associates, L.P. Also includes 10,001 shares issuable on conversion of Series D warrants held by Three Arch Partners, L.P. and Three Arch Associates, L.P.

(7)	Includes 502,500 shares held by Go For It LLC. Also includes 15,500 shares of common stock issuable pursuant to options exercisable with in 60 days of July 31, 2002.

(8)	Includes 40,000 shares held by The Clark Family Trust, UTA 10/13/00. Also includes 2 shares of common stock issuable pursuant to options exercisable with in 60 days of July 31, 2002.

(9)	Includes 8,125 shares of common stock issuable pursuant to options exercisable with in 60 days of July 31, 2002.

(10)	Represents shares held by MedVenture Associates.

(11)	Represents shares held by Three Arch Partners.

(12)	Represents shares held by Technology Partners.

(13)	Includes 13,750 shares of common stock issuable pursuant to options exercisable with in 60 days of July 31, 2002.

(14)	Includes 13,750 shares of common stock issuable pursuant to options exercisable with in 60 days of July 31, 2002.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

BETWEEN SPINAL DYNAMICS AND MEDTRONIC

      Agreements to Facilitate Merger. Certain executive officers, directors and stockholders of Spinal Dynamics who have the right to designate directors, have entered into agreements with Medtronic to facilitate the merger, pursuant to which they have agreed to vote all of the outstanding shares of Spinal Dynamics common and preferred stock beneficially owned by them on the record date in favor of the merger. See “The Merger — Agreements to Facilitate Merger.”

      Distribution Agreement. In connection with Spinal Dynamics’ Series D financing in February, 2001, Spinal Dynamics, Medtronic and MSD entered into a distribution agreement appointing MSD as the exclusive distributor of Spinal Dynamics’ Bryan Cervical Disk System and certain instruments in all countries other than the United States.

      Letter Agreement. In connection with Spinal Dynamics’ Series D financing, Spinal Dynamics entered into a letter agreement with Medtronic, which provides that until May 1, 2003, Spinal Dynamics will not enter into, approve or vote in favor of any proposed license transaction (defined as the grant by Spinal Dynamics of exclusive distribution, sales representative or license rights for products in the United States, other than direct sales by Spinal Dynamics to end-users) without first giving notice to Medtronic of the transaction. Under the letter agreement, if Spinal Dynamics receives a bona fide offer from a third party to enter into a proposed license transaction or, if after September 30, 2002, Spinal Dynamics determines to seek a third party to enter into a proposed license transaction, then, Spinal Dynamics will notify Medtronic in writing of such proposed license transaction, and Spinal Dynamics will negotiate in good faith exclusively with Medtronic regarding the material terms of such proposed transaction. If Spinal Dynamics undertakes to solicit bids for a proposed change of control transaction, Spinal Dynamics will include Medtronic among those candidates to receive notice of and an invitation to submit bids in response to such solicitation. If Spinal Dynamics receives an unsolicited offer for a proposed change of control transaction, Spinal Dynamics will provide written notice of that offer to Medtronic, and for a period of at least two business days, defer any Board approval and/or enter into any binding agreement with respect to that offer.

LEGAL MATTERS

      The validity of the Medtronic common stock to be issued in connection with the merger will be passed upon for Medtronic by Fredrikson & Byron, P.A., Minneapolis, Minnesota. Attorneys at Fredrikson & Byron, P.A. own, in the aggregate, approximately                               shares of Medtronic common stock.

      Certain legal matters for Spinal Dynamics, including the federal income tax consequences in connection with the merger, will be passed upon by Perkins Coie LLP, Seattle, Washington.

EXPERTS

      The consolidated financial statements of Medtronic, Inc. at April 26, 2002 and April 27, 2001 and for each of the three years in the period ended April 26, 2002 incorporated in this Proxy Statement/ Prospectus by reference to the Annual Report on Form 10-K for the year ended April 26, 2002 that was filed with the SEC on July 19, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT MEDTRONIC

      Medtronic files annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information filed by Medtronic at the SEC’s public reference rooms at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The SEC also maintains an Internet site at “http://www.sec.gov” that contains reports, proxy and information statements, and other information regarding issuers like Medtronic that file electronically with the SEC.

      You can also inspect reports, proxy statements, and other information about Medtronic at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      Medtronic has filed with the SEC a Registration Statement on Form S-4 to register the Medtronic common stock to be issued in the merger, if effected as a stock merger. This Proxy Statement/ Prospectus is a part of that Registration Statement and constitutes a prospectus of Medtronic in addition to being a proxy statement of Spinal Dynamics for the Special Meeting. As allowed by SEC rules, this Proxy Statement/ Prospectus does not contain all the information you can find in the Registration Statement and the exhibits to the Registration Statement.

      The SEC allows us to “incorporate by reference” information into this Proxy Statement/ Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement/ Prospectus, except for any information superseded by information in (or incorporated by reference in) this Proxy Statement/ Prospectus.

      This Proxy Statement/ Prospectus incorporates by reference the documents listed below that Medtronic has previously filed with the SEC. These documents contain important information about Medtronic and its finances.

Medtronic SEC Filings
(File No. 1-07707)	Period

Annual Report on Form 10-K	Year ended April 26, 2002
Current Report on Form 8-K	Filed August 8, 2002
Description of Medtronic’s common stock contained in Medtronic’s registration statement on Form 8-A
Description of Medtronic’s preferred stock purchase rights attached to its common stock contained in Medtronic’s registration statement on Form 8-A

      Medtronic is also incorporating by reference all additional documents that it may file with the SEC between the date of this Proxy Statement/ Prospectus and the date of the Special Meeting.

      If you are a shareholder of Medtronic, Medtronic may have sent you some of the documents incorporated by reference, but you can obtain any of them from Medtronic or the SEC. Documents incorporated by reference are available from Medtronic without charge, except for any exhibits to those documents unless we have specifically incorporated by reference a particular exhibit in this Proxy Statement/ Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/ Prospectus by requesting them in writing or by telephone from Medtronic at the following address:

Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432
Attention: Investor Relations Department
(763) 514-3035

      If you would like to request documents from Medtronic, please do so by                , 2002 to receive them before the Special Meeting.

      We have not authorized anyone to provide you with information that is different from, or in addition to, what is contained or referred to in this Proxy Statement/ Prospectus. Medtronic has supplied all information contained or incorporated by reference in this Proxy Statement/ Prospectus relating to Medtronic, and Spinal Dynamics has supplied all such information relating to Spinal Dynamics. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or buy, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING INFORMATION

      Certain statements contained in this Proxy Statement/ Prospectus (including information incorporated by reference) and other written and oral statements made from time to time by Medtronic and Spinal Dynamics do not relate strictly to historical or current facts. As such, they are considered “forward-looking statements” which provide current expectations or forecasts of future events. Such statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “possible,” “project,” “should,” “will,” and similar words or expressions. Medtronic’s and Spinal Dynamics’ respective forward-looking statements generally relate to their respective growth strategies, financial results, product development and regulatory approval programs, and sales efforts. You should carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Because of that, we cannot guarantee any forward-looking statement and actual results may differ materially. It is not possible to foresee or identify all factors affecting Medtronic’s or Spinal Dynamics’ respective forward-looking statements, and investors therefore should not consider any list of factors affecting Medtronic’s or Spinal Dynamics’ respective forward-looking statements to be an exhaustive statement of all risks, uncertainties, or potentially inaccurate assumptions. Neither Medtronic nor Spinal Dynamics undertakes any obligation to update any forward-looking statement.

      Also, Medtronic has historically been, and continues to be, actively engaged in exploring business opportunities through investments and acquisitions. As such, at any particular time, in addition to investments and acquisitions for which definitive agreements have been executed and publicly announced, Medtronic is routinely reviewing several other investment and acquisition opportunities of varying magnitude and significance or negotiating the terms of such potential investments and acquisitions prior to the execution of definitive agreements and public announcements thereof.

      Although we cannot give a comprehensive list of all factors that may cause actual results to differ from Medtronic’s or Spinal Dynamics’ forward-looking statements, the factors include those noted in Medtronic’s SEC filings incorporated by reference into this Proxy Statement/ Prospectus, as well as:

•	trends toward managed care, health care cost containment, and other changes in government and private sector initiatives, in the United States and other countries in which Medtronic or Spinal Dynamics do business, that are placing increased emphasis on the delivery of more cost-effective medical therapies;

•	the trend of consolidation in the medical device industry as well as among customers of medical device manufacturers, resulting in more significant, complex, and long-term contracts than in the past and potentially greater pricing pressures;

•	the difficulties and uncertainties associated with the lengthy and costly new product development and regulatory approval processes, which may result in lost market opportunities or preclude product commercialization;

•	efficacy or safety concerns with respect to marketed products, whether scientifically justified or not, that may lead to product recalls, withdrawals, or declining sales;

•	changes in governmental laws, regulations, and accounting standards and the enforcement thereof that may be adverse to Medtronic or Spinal Dynamics;

•	increased public interest in recent years in product liability claims for implanted medical devices, including pacemakers, leads and spinal systems, and adverse developments in certain litigation involving Medtronic or Spinal Dynamics;

•	other legal factors including environmental concerns and patent disputes with competitors;

•	agency or government actions or investigations affecting the industry in general or Medtronic or Spinal Dynamics in particular;

•	the development of new products or technologies by competitors, technological obsolescence, and other changes in competitive factors;

•	risks associated with maintaining and expanding international operations;

•	business acquisitions, dispositions, discontinuations or restructurings by Medtronic or Spinal Dynamics;

•	the integration of businesses acquired by Medtronic or Spinal Dynamics;

•	the price and volume fluctuations in the stock markets and their effect on the market prices of technology and health care companies; and

•	economic factors over which neither Medtronic nor Spinal Dynamics has any control, including changes in inflation, foreign currency rates, and interest rates.

      Medtronic and Spinal Dynamics note these factors as permitted by the Private Securities Litigation Reform Act of 1995.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG
MEDTRONIC, INC.,
MEDTRONIC SOFAMOR DANEK, INC.,
MSD MERGER CORP.
AND
SPINAL DYNAMICS CORPORATION

June 27, 2002

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		A-1
1.1	Specific Definitions	A-1
1.2	Definitional Provisions	A-7
ARTICLE 2 THE MERGER; CONVERSION OF SHARES		A-8
2.1	The Merger	A-8
2.2	Effective Time	A-8
2.3	Conversion of Shares	A-8
2.4	Election Procedures	A-9
2.5	Selection of Stock	A-10
2.6	100% Cash Election by the Company	A-11
2.7	Dissenting Shares	A-11
2.8	Exchange of Company Common Stock	A-12
2.9	Exchange of Merger Subsidiary Common Stock	A-14
2.10	Stock Options and Warrants	A-14
2.11	Capitalization Changes	A-15
2.12	Certificate of Incorporation of the Surviving Corporation	A-15
2.13	Bylaws of the Surviving Corporation	A-15
2.14	Directors of the Surviving Corporation	A-15
2.15	Assignment of Escrow Interests	A-15
ARTICLE 3 CLOSING		A-16
3.1	Time and Place	A-16
3.2	Filings at the Closing	A-16
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-16
4.1	Listing of Certain Assets and Data	A-16
	(a) Real Property	A-16
	(b) Equipment	A-16
	(c) Patents, Trademarks, Formulas, Etc.	A-16
	(d) Certain Leases, Agreements, Etc.	A-17
	(e) Permits, Licenses, Etc.	A-17
	(f) Banks and Depositories	A-17
	(g) Loans and Credit Agreements, Etc.	A-17
	(h) Insurance Policies and Claims	A-17
	(i) Certain Employees	A-18
	(j) Employee Plans	A-18
	(k) Powers of Attorney	A-18
	(l) Taxes	A-18
4.2	Organization	A-18
4.3	Authorization	A-18
4.4	Capitalization	A-19
4.5	Financial Statements	A-19
4.6	Absence of Undisclosed Liabilities	A-20
4.7	Consents and Approvals	A-20
4.8	Compliance with Laws	A-20
4.9	Litigation	A-21

A-i

4.10	Absence of Material Adverse Changes	A-21
4.11	Taxes	A-21
4.12	Contracts	A-21
4.13	Intellectual Property Rights	A-22
4.14	Assets	A-23
4.15	Status of Bryan Cervical Disc System	A-23
4.16	Accounts Receivable	A-23
4.17	Inventories	A-23
4.18	Warranties	A-23
4.19	Insurance Policies	A-24
4.20	Labor Agreements	A-24
4.21	Benefit Plans	A-24
4.22	Contracts with Related Parties	A-25
4.23	Relations with Suppliers	A-25
4.24	Product Liability Claims	A-25
4.25	Environmental Matters	A-25
4.26	Business and Marketing Plans	A-26
4.27	Absence of Certain Business Practices	A-26
4.28	Minute Books	A-26
4.29	No Finders	A-26
4.30	Proxy Statement	A-26
4.31	State Takeover Laws	A-26
4.32	Merger Filings	A-26
4.33	Agreements to Facilitate	A-27
4.34	Disclosure	A-27
4.35	Conversion of Preferred Stock Prior to Effective Time	A-27
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT, MSD AND MERGER SUBSIDIARY		A-27
5.1	Organization	A-27
5.2	Authorization	A-27
5.3	Capitalization	A-28
5.4	Consents and Approvals	A-28
5.5	Reports; Financial Statements; Absence of Changes	A-28
5.6	Registration Statement	A-29
5.7	No Finders	A-29
5.8	Reorganization	A-29
5.9	Merger Filings	A-29
ARTICLE 6 COVENANTS		A-29
6.1	Conduct of Business of the Company	A-29
6.2	Conduct of Business of Parent	A-31
6.3	No Solicitation	A-31
6.4	Access and Information	A-32
6.5	Approval of Company’s Stockholders; Proxy Statement; Registration Statement	A-33
6.6	Third Party Consents	A-34
6.7	Company Affiliates’ Letters	A-34

A-ii

6.8	Expenses	A-34
6.9	Further Actions	A-35
6.10	Regulatory Approvals	A-35
6.11	Certain Notifications	A-35
6.12	Voting of Shares	A-36
6.13	NYSE Listing Application	A-36
6.14	Indemnification of Company Officers and Directors	A-36
6.15	Benefit Plans and Employee Matters	A-36
6.16	Obligations of Merger Subsidiary	A-37
6.17	Qualification of Merger as a Reorganization	A-37
6.18	Noncompetition Agreements	A-37
6.19	Escrow Agreement	A-37
6.20	Stockholder Notes	A-37
6.21	Calculation of Merger Shares	A-37
6.22	Bryan Cervical Disc System	A-37
6.23	Medtronic Voting Agreement	A-38
ARTICLE 7 CLOSING CONDITIONS		A-38
7.1	Conditions to Obligations of Parent, Merger Subsidiary, and the Company	A-38
7.2	Conditions to Obligations of Parent and Merger Subsidiary	A-38
7.3	Conditions to Obligations of the Company	A-39
ARTICLE 8 TERMINATION AND ABANDONMENT		A-40
8.1	Termination	A-40
8.2	Effect of Termination	A-40
ARTICLE 9 INDEMNIFICATION		A-41
9.1	Escrow Fund; Survival	A-41
9.2	Indemnification Obligations	A-43
9.3	Limitations on Amount	A-43
9.4	Payments to Parent	A-44
9.5	Procedures for Indemnification	A-44
9.6	Non-Exclusive Remedy	A-44
9.7	Tax Treatment	A-45
ARTICLE 10 MISCELLANEOUS		A-45
10.1	Amendment and Modification	A-45
10.2	Waiver of Compliance; Consents	A-45
10.3	Notices	A-45
10.4	Assignment	A-46
10.5	Governing Law	A-46
10.6	Counterparts	A-46
10.7	Interpretation	A-47
10.8	Publicity	A-47
10.9	Entire Agreement	A-47
10.10	Severability	A-47
10.11	Specific Performance	A-47
10.12	Stockholders’ Representatives	A-47

A-iii

EXHIBITS:
Exhibit A:	Form of Certificate of Incorporation
Exhibit B:	Form of Company Affiliate’s Letter
Exhibit C:	Form of Agreement to Facilitate Merger
Exhibit D:	Form of Noncompetition Agreement
Exhibit E:	Form of Escrow Agreement
Exhibit F:	Key Employee List
Exhibit G:	Legal Opinion of the Company’s Counsel
Exhibit H:	Certificates Supporting Tax Opinion
Exhibit I:	Legal Opinion of Parent’s Counsel
Company Disclosure Schedule
Parent Disclosure Schedule

A-iv

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT is dated as of June 27, 2002, by and among Medtronic, Inc., a Minnesota corporation (“Parent”), Medtronic Sofamor Danek, Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“MSD”), MSD Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), Spinal Dynamics Corporation, a Delaware corporation (the “Company”), and, with respect to Article 9 and Section 10.12, Vincent A. Bryan, Charles R. Clark and Frank Fischer, as agents and attorneys-in-fact for the Company Stockholders pursuant to Section 10.12 below (the “Stockholders’ Representatives”).

      WHEREAS, the Boards of Directors of Parent, MSD, Merger Subsidiary and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that Parent and the Company combine their respective businesses in order to advance the long-term business interests of Parent and the Company; and

      WHEREAS, the combination of Parent and the Company shall be effected by the terms of this Agreement through a transaction in which either (i) the Company will merge with and into MSD, with MSD continuing as the surviving corporation and a wholly owned subsidiary of Parent, or (ii) Merger Subsidiary will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”); and

      WHEREAS, for federal income tax purposes, it is intended that the Merger, if effected pursuant to Section 2.1(a), shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

      WHEREAS, the Boards of Directors of Parent, MSD, Merger Subsidiary and the Company have approved the Merger upon the terms and subject to the conditions set forth herein; and

      WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

      1.1 Specific Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

      “Adjusted Average Market Price” means the Unadjusted Average Market Price; provided, however, that (i) if the Unadjusted Average Market Price is less than $42.00, the Adjusted Average Market Price shall be deemed to be $42.00; and (ii) if the Unadjusted Average Market Price exceeds $47.77, the Adjusted Average Market Price shall be deemed to be $47.77.

      “Affiliate” of any person means any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first person. “Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

      “Agreement” means this Agreement and all Exhibits and Schedules hereto.

      “Agreements to Facilitate Merger” means the agreements described in Section 6.12.

      “Alternative Transaction” shall mean any of the following involving the Company: (i) any tender offer, exchange offer, merger, consolidation, share exchange, business combination or similar transaction involving capital stock of the Company; (ii) any transaction or series of related transactions pursuant to which any person or entity (or its shareholders or stockholders), other than Parent, MSD or Merger Subsidiary or any of their affiliates (a “Third Party”) acquires shares (or securities exercisable for or convertible into shares) representing more than 50% of the outstanding shares of any class of capital stock of the Company other than upon conversion or exercise of securities held by such Third Party as of the date of this Agreement; or (iii) any sale, lease, exchange, licensing, transfer or other disposition pursuant to which a Third Party acquires control of more than 50% of the assets (including, but not limited to, intellectual property assets) of the Company (determined by reference to the fair market value of such assets), in a single transaction or series of related transactions.

      “Audited Balance Sheet” means as defined in Section 4.5.

      “Audited Financial Statements” means as defined in Section 4.5.

      “Bryan Cervical Disc Prosthesis” means the product that, with associated instrumentation, is currently marketed outside the United States by MSD on behalf of the Company and which, with such instrumentation constitutes the “Bryan Cervical Disc System.”

      “Cash Conversion Number” means as defined in Section 2.5(a).

      “Cash Election” means as defined in Section 2.4.

      “Cash Election Deadline” means as defined in Section 2.4(b).

      “Cash Election Form” means as defined in Section 2.4(a).

      “Cash Proration Factor” means as defined in Section 2.5(c).

      “Closing” and “Closing Date” have the meanings defined in Section 3.1.

      “Closing Cash Consideration” means aggregate amount of all cash that holders of Company Preferred Stock or Company Common Stock have elected to receive pursuant to Section 2.4.

      “Closing Consideration” means Two Hundred Fifty Million Dollars ($250,000,000), minus the amount by which the Estimated Third Party Expenses exceed $300,000.

      “Closing Consideration per Company Share” means the Closing Consideration divided by the Partially Diluted Number of Outstanding Shares.

      “Closing Stock Consideration per Company Share” means the Closing Consideration per Company Share divided by the Adjusted Average Market Price. The Closing Stock Consideration per Company Share shall be calculated and rounded to six decimal places, with the sixth decimal place rounded up if the seventh decimal place is 5 or more.

      “Closing Shares” means the aggregate number of shares of Parent Common Stock issuable pursuant to Section 2.3(a)(i)(B).

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Company” means as defined in the first paragraph of this Agreement.

      “Company Affiliate” means as defined in Section 6.7(a).

      “Company Certificates” means as defined in Section 2.8(a).

      “Company Common Stock” means common stock of the Company, par value $.001 per share.

      “Company Disclosure Schedule” means as defined in the first sentence of Article 4.

      “Company Financial Statements” means as defined in Section 4.5.

      “Company Intellectual Property” means as defined in Section 4.13.

      “Company Material Adverse Effect” means an event, circumstance, change or effect that is or could reasonably be expected to be materially adverse: (i) to the business, results of operation, financial condition or prospects of the Company; or (ii) to the Company’s ability to perform any of its material obligations under this Agreement or to consummate the Merger; or (iii) to the ability of the Surviving Corporation or Parent to conduct such business, as presently conducted, following the Effective Time or the ability of Parent to exercise full rights of ownership of the Company or its assets or business following the Effective Time; provided, however, that any adverse event, circumstance, change or effect after the date hereof relating to (A) the economy in general, (B) the industries in which the Company operates generally (and not disproportionately affecting the Company), or (C) a loss of customers, suppliers or personnel or the delay or cancellation of orders for product arising out of or resulting from actions contemplated by the Company and Parent in connection with, or which is attributable to, the announcement of this Agreement and the transactions contemplated hereby, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or is, a Company Material Adverse Effect.

      “Company Option Plan” means as defined in Section 4.4.

      “Company Option” means as defined in Section 2.10(a).

      “Company Preferred Stock” means the Company’s Preferred Stock, par value $.001 per share, comprised of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock.

      “Company Securities” means Company Common Stock, Company Preferred Stock and Company Stock Purchase Rights.

      “Company Stock Purchase Rights” means all outstanding options, warrants or other rights (other than Company Preferred Stock) to purchase shares of the Company Common Stock or Company Preferred Stock, whether or not exercisable and whether or not vested.

      “Company Stockholders” means the holders of shares of Company Common Stock and/or Company Preferred Stock outstanding as of immediately prior to the Effective Time, excluding Parent and its Affiliates.

      “Company Stockholders Meeting” means as defined in Section 6.5(a).

      “Compensation Plans” means as defined in Section 4.21(d).

      “Confidentiality Agreement” means as defined in Section 6.4(b).

      “Contamination” means Hazardous Substances (as defined herein) in the soil, groundwater or air in excess of legal limits or requiring remedial activity under applicable Environmental Laws or Regulations.

      “Damages” means as defined in Section 9.2.

      “D&O Indemnified Party” means as defined in Section 6.14(a).

      “DGCL” means the Delaware General Corporation Law, as amended.

      “Dissenting Shares” means shares of Company Common Stock or Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL.

      “DOJ” means the United States Department of Justice.

      “Effective 100% Cash Election” means as defined in Section 2.6. “100% Cash Election” means as defined in Section 2.6.

      “Effective Time” means as defined in Section 2.2.

      “Employee Plan” means any health care plan or arrangement; life insurance or other death benefit plan; deferred compensation or other pension or retirement plan; stock option, bonus or other incentive plan; severance, change of control or early retirement plan; or other fringe or employee benefit plan or arrangement; or any employment or consulting contract or executive compensation agreement; whether the same are written or otherwise, formal or informal, voluntary or required by law or by the Company’s policies or practices, including, without limitation, any “pension plan” as defined in Section 3(2) of ERISA which is not a

Multiemployer Plan, and any “welfare plan” as defined in Section 3(1) of ERISA (whether or not any of the foregoing is funded), (i) to which the Company is a party or by which the Company is bound; (ii) which the Company maintains for the benefit of or relating to present or former employees, leased employees, consultants, agents and/or their dependents or directors of the Company; or (iii) with respect to which the Company makes any payments or contributions.

      “Environmental Laws or Regulations” means any one or more of the following: the Comprehensive Environmental Response Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6921 et seq.; the Clean Water Act, 33 U.S.C. § 1321 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Occupational Safety and Health Act of 1976, 29 U.S.C. § 651, as amended; and any other international, national, regional, state and local treaties, statutes, laws (including case or common law), regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, licenses or agreements relating to safety, human health, the environment or emissions, discharges or releases of Hazardous Substances into the environment including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the investigation, clean-up or other remediation thereof.

      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

      “Escrow Agent” means as defined in Section 9.1(a).

      “Escrow Agreement” means the Escrow Agreement referenced in Section 6.19.

      “Escrow Cash” means $19,500,000.

      “Escrow Cash Consideration per Company Share” means the Escrow Cash divided by the Partially Diluted Number of Outstanding Shares. The Escrow Cash Consideration per Company Share shall be calculated and rounded to six decimal places, with the sixth decimal place rounded up if the seventh decimal place is 5 or more.

      “Escrow Fund” means the Indemnification Escrow Fund (as defined in the Escrow Agreement).

      “Escrow Period” means the period beginning on the Closing Date and ending on the first anniversary of the Effective Time.

      “Escrow Shares” means the aggregate number of shares of Parent Common Stock issuable pursuant to Section 2.3(a)(i)(A).

      “Escrow Stock Consideration per Company Share” means $19,500,000 divided by the Adjusted Average Market Price divided by the Partially Diluted Number of Outstanding Shares. The Escrow Stock Consideration per Company Share shall be calculated and rounded to six decimal places, with the sixth decimal place rounded up if the seventh decimal place is 5 or more.

      “Estimated Third Party Expenses” shall mean Third Party Expenses incurred by the Company as of the Closing Date as estimated in a writing delivered on the Closing Date to Parent by the Company in good faith and based on reasonable assumptions and information provided by such third parties.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      “Exchange Agent” means as defined in Section 2.8(a).

      “FDA” means the United States Food and Drug Administration.

      “Foreign Authority” means as defined in Section 8.1(b).

      “Foreign Merger Laws” means as defined in Section 4.7.

      “FTC” means the United States Federal Trade Commission.

      “GAAP” means generally accepted accounting principles in the United States.

      “Goat Study” means the Company’s In Vivo Analysis Bryan Cervical Disc System (VR-01110-023). “Goat Data/ Six-Month” means the toxicology data in the Goat Study resulting from analysis of explanted tissues from goats 0006, 0007 and 0008. “Goat Data/ Twelve-Month” means the toxicology data in the Goat Study resulting from analysis of explanted tissues from goats 0009 and 0010.

      “Governmental Body” means as defined in Section 4.7.

      “Hazardous Substance” means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, petroleum products or other substance which is toxic or hazardous, or which is a pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or contaminant in, or the use, transportation, storage, release or disposal of which is regulated by, any Environmental Laws or Regulations.

      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

      “IBCL” means the Indiana Business Corporation Law.

      “IDE” means an approved Investigational Device Exemption issued by the FDA authorizing the Company to proceed in the Company’s Pivotal IDE Study of the Bryan Cervical Disc Prosthesis in the Treatment of Degenerative Disc Disease.

      “Intellectual Property” means all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including all (a)(1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (4) trade secrets and other confidential information; (b) all registrations, applications, and recordings for, and amendments, modifications and improvements to any of the foregoing; and (c) licenses or other similar agreements granting to the Company the rights to use any of the foregoing.

      “Interim Balance Sheet” means as defined in Section 4.5.

      “Interim Financial Statements” means as defined in Section 4.5.

      “Inventories” means finished goods, raw materials and ingredients and work-in-process.

      “IRS” means the United States Internal Revenue Service.

      “Liens” means liens, mortgages, charges, security interests, claims, voting trusts, pledges, encumbrances, options, assessments, restrictions or third party or spousal interests of any nature.

      “Materiality Qualifier” means as defined in Section 7.2(a).

      “Merger” means as defined in the Recitals hereto.

      “Merger Shares” means the Closing Shares and the Escrow Shares.

      “Merger Subsidiary” means as defined in the first paragraph of this Agreement.

      “Merger Subsidiary Common Stock” means as defined in Section 2.3(e).

      “MSD” means as defined in the first paragraph of this Agreement.

      “MSD Common Stock” means as defined in Section 5.3.

      “Multiemployer Plan” means as defined in Section 3(37) of ERISA.

      “Order” means as defined in Section 6.10(b).

      “Parent” means as defined in the first paragraph of this Agreement.

      “Parent Common Stock” means common stock of Parent, par value $.10 per share.

      “Parent Disclosure Schedule” means as defined in the first sentence of Article 5.

      “Parent Indemnified Parties” means as defined in Section 9.2.

      “Parent Material Adverse Effect” means an event, circumstance, change or effect that is or could reasonably be expected to be materially adverse: (i) to the business, results of operation, financial condition or prospects of Parent and its subsidiaries, considered as a whole; or (ii) to Parent’s ability to perform any of its material obligations under this Agreement or to consummate the Merger; provided, however, that any adverse event, circumstance, change or effect after the date hereof relating to (A) the economy in general, (B) the industries in which Parent operates generally (and not disproportionately affecting Parent), or (C) a loss of customers, suppliers or personnel or the delay or cancellation of orders for product arising out of or resulting from actions contemplated by the Company and Parent in connection with, or which is attributable to, the announcement of this Agreement and the transactions contemplated hereby, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or is, a Parent Material Adverse Effect.

      “Parent SEC Filings” means as defined in Section 5.5.

      “Partially Diluted Number of Outstanding Shares” means the sum of (i) the number of shares of the Company Common Stock outstanding immediately prior to the Effective Time, (ii) the number of shares of Company Common Stock issuable upon the conversion of all shares of Company Preferred Stock outstanding immediately prior to the Effective Time, but excluding any shares of Series D Preferred Stock issued pursuant to Section 9.1, (iii) the number of shares of Company Common Stock subject to Company Stock Purchase Rights outstanding as of immediately prior to the Effective Time, and (iv) the number of shares of Company Common Stock issuable upon conversion of Company Preferred Stock subject to Company Stock Purchase Rights outstanding as of immediately prior to the Effective Time; provided, however, that if any Warrants to purchase Series D Preferred Stock have been exercised prior to the Effective Time on a net exercise basis as provided in such Warrants, the number of shares of Common Stock outstanding for purposes of this definition shall be deemed to be the number of shares that would have been outstanding had such Warrants been exercised for cash.

      “Pension Plan” means as defined in Section 4.21(a).

      “Product Liability” means any liability, claim or expense (including attorneys’ fees) arising in whole or in part out of a breach of any product warranty (whether express or implied), strict liability in tort, negligent design, specification, processing or manufacture of product, negligent provision of services, product recall or any other liability, claim or expense arising from the manufacturing, packaging, labeling (including instructions for use), marketing, distribution or sale of products (whether for clinical trial purposes, commercial use or otherwise).

      “Proxy Statement/ Prospectus” means as defined in Section 6.5(a).

      “Registration Statement” means as defined in Section 6.5(b).

      “Regulated Products” means as defined in Section 4.8.

      “Required Company Stockholder Vote” means the approval and adoption of this Agreement and approval of the Merger (i) by the holders of a majority of the shares of the Company Common Stock and Company Preferred Stock, voting together, and (ii) by the holders of a majority of the shares of the Company Preferred Stock, voting separately, in each case outstanding as of the record date for the Company’s stockholder meeting, or for the written consent in lieu of a stockholder meeting.

      “SEC” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      “Stockholder Proxy/ Consent” means a proxy or written consent signed by a holder of Company Securities and meeting all requirements of the DGCL and the Company’s Certificate of Incorporation and Bylaws, by which such holder approves the Merger and approves and adopts this Agreement.

      “Stockholders’ Representatives” means as defined in the first paragraph of this Agreement.

      “Superior Proposal” shall mean a proposal for an Alternative Transaction that the Board of Directors of the Company has reasonably and in good faith determined (with the advice of its financial advisors and taking into account all legal, financial and regulatory aspects of the likelihood of the consummation of such Alternative Transaction, including, but not limited to, the conditions to consummation) to be more favorable to the Company’s stockholders than the transactions contemplated by this Agreement.

      “Survival Period” means as defined in Section 9.1(d).

      “Surviving Corporation” means as defined in Section 2.1.

      “Surviving Corporation Common Stock” means as defined in Section 2.3(e).

      “Taxes” means (i) any and all taxes, penalties, interest, fines, duties, withholdings, assessments and charges assessed or imposed by any federal, state, local or foreign governmental authority (together with any interest, penalties and additions imposed with respect to such amounts), (ii) any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined or unitary group, and (iii) any liability under any tax allocation, tax sharing, tax indemnity or similar agreement. The term “Tax” means any one of the foregoing Taxes.

      “Tax Returns” means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

      “Terminating Company Breach” means as defined in Section 8.1(d).

      “Terminating Parent Breach” means as defined in Section 8.1(e).

      “Third Party Claim” means as defined in Section 9.5.

      “Third Party Provision” means as defined in Section 10.4.

      “Third Party Expenses” means as defined in Section 6.8(a).

      “Unadjusted Average Market Price” means the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the “Daily Market Price” of Parent Common Stock for the fourteen (14) consecutive NYSE trading days ending on and including the NYSE trading day that is four NYSE trading days prior to the Closing Date, appropriately adjusted for any stock splits or stock dividends during such period. The “Daily Market Price” shall equal the closing sale price (rounded to the nearest whole cent) of Parent Common Stock for such trading day as reported on the New York Stock Exchange (“NYSE”) Composite Tape, as reported in the Wall Street Journal.

      “Welfare Plan” means as defined in Section 4.21(c).

      1.2 Definitional Provisions.

(a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

(c) References to the “Knowledge” of the Company shall refer to the actual knowledge, after reasonable inquiry (which investigation the Company hereby represents and warrants has been made), of any of Charles R. Clark, Vincent A. Bryan, Robert L. Conta, Diane Johnson, Earl Douglas, Robert Calcote, Rick Wypych, Jeffrey Rouleau, Carlos Gil, John Stephani or members of the Company’s Board of Directors.

(d) References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

(e) The term “person” includes any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or government or any department or agency thereof.

ARTICLE 2

THE MERGER; CONVERSION OF SHARES

      2.1 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the DGCL and the IBCL, at the Effective Time (as defined in Section 2.2 hereof):

(a) if the Company has not made an Effective 100% Cash Election, the Company will merge with and into MSD pursuant to the Merger and, following the Effective Time, the separate corporate existence of the Company shall cease and MSD shall survive and continue to exist as an Indiana corporation and a wholly owned subsidiary of Parent; or

(b) if the Company has made an Effective 100% Cash Election, Merger Subsidiary will merge with and into the Company pursuant to the Merger and, following the Effective Time, the separate corporate existence of Merger Subsidiary shall cease and the Company shall survive and continue to exist as a Delaware corporation and a wholly owned subsidiary of Parent.

From and after the Effective Time, MSD, if the Merger is effected pursuant to Section 2.1(a), or the Company, if the Merger is effected pursuant to Section 2.1(b), shall be the surviving corporation in the Merger (the “Surviving Corporation”). The Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of (i) MSD and the Company, all as more fully described in the IBCL, if the Merger is effected pursuant to Section 2.1(a), or (ii) the Company and Merger Subsidiary, all as more fully described in the DGCL, if the Merger is effected pursuant to Section 2.1(b).

      2.2 Effective Time. As soon as practicable after each of the conditions set forth in Article 7 has been satisfied or waived on the Closing Date (as defined in Section 3.1):

(a) if the Merger is effected pursuant to Section 2.1(a), MSD will file, or cause to be filed, (i) with the Secretary of State of the State of Indiana in accordance with Section 23-1-40-5 of the IBCL, the Articles of Merger for the Merger, which Articles of Merger shall be in the form required by and executed in accordance with the applicable provisions of the IBCL, and (ii) with the Secretary of State of the State of Delaware in accordance with Section 252 of the DGCL, a Certificate of Merger for the Merger, which Certificate of Merger shall be in the form required by and executed in accordance with the applicable provisions of the DGCL; or

(b) if the Merger is effected pursuant to Section 2.1(b), the Company will file, or cause to be filed, with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, a Certificate of Merger for the Merger, which Certificate of Merger shall be in the form required by and executed in accordance with the applicable provisions of the DGCL.

The Merger shall become effective at the time the filings contemplated by Section 2.2(a) or 2.2(b), as applicable, are made or, if agreed to by Parent and the Company, such later time or date set forth in the Articles of Merger or the Certificate of Merger, as applicable (the “Effective Time”).

      2.3 Conversion of Shares. No shares of Company Preferred Stock will be outstanding at the Effective Time because Parent and certain Affiliates of the Company, together owning more than two-thirds of the number of issued and outstanding shares of each series of Company Preferred Stock, have executed written consents electing to convert all issued and outstanding shares of each series of Company Preferred Stock into Company Common Stock contingent upon and effective as of immediately prior to the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, MSD, Merger Subsidiary or any Company Stockholder:

(a) If the Merger is effected pursuant to Section 2.1(a), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for shares referred to in Section 2.3(c) hereof and except for Dissenting Shares) shall be converted, subject to Sections 2.4, 2.5 and 2.8(g), into the right to receive such fraction of a share of Parent Common Stock equal to the Escrow Stock Consideration per Company Share, subject to recovery to satisfy indemnification obligations in accordance with the terms of the Escrow Agreement and Article 9 of this Agreement, and, at the election of the holder thereof, either:

(i) such fraction of a share of Parent Common Stock equal to the Closing Stock Consideration per Company Share; or

(ii) cash in the amount of the Closing Cash Consideration per Company Share (without interest thereon).

(b) If the Merger is effected pursuant to Section 2.1(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for shares referred to in Section 2.3(c) hereof and except for Dissenting Shares) shall be converted into the right to receive cash in the amount of the Escrow Cash Consideration per Company Share, subject to recovery to satisfy indemnification obligations in accordance with the terms of the Escrow Agreement and Article 9 of this Agreement, and cash in the amount of the Closing Consideration per Company Share (without interest thereon).

(c) Each share of Company Common Stock that is held in the treasury of the Company immediately prior to the Effective Time or is then owned beneficially or of record by Parent, MSD, Merger Subsidiary or any direct or indirect wholly owned subsidiary of Parent or the Company shall be canceled in accordance with applicable laws without payment of any consideration therefor and without any conversion thereof; provided, however, that all shares of Company Preferred Stock and Company Common Stock owned by Parent, MSD, Merger Subsidiary or any direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be included in the definition of the “Partially Diluted Number of Outstanding Shares.”

(d) Each share of any other class of capital stock of the Company (other than Company Common Stock), and any debt or other securities convertible into or exercisable for the purchase of capital stock of the Company, issued and outstanding immediately prior to the Effective Time shall, except as provided in Section 2.10, be canceled without payment of any consideration therefor and without any conversion thereof.

(e) If the Merger is effected pursuant to Section 2.1(b), each share of common stock of Merger Subsidiary, par value $.01 per share (“Merger Subsidiary Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation, par value $.01 per share (“Surviving Corporation Common Stock”).

      2.4 Election Procedures. Prior to the Effective Time, each Company Stockholder shall have the right, in accordance with the procedures set forth in this Section 2.4 and subject to the provisions of Section 2.5 and Section 2.6, to specify the number of shares of Company Common Stock owned by such Company Stockholder that such Company Stockholder elects to have converted into the right to receive cash for Closing Consideration in the Merger effected pursuant to Section 2.1(a) (the “Cash Election”).

(a) The Proxy Statement/ Prospectus to be mailed to each Company Stockholder shall include a form (the “Cash Election Form”) pursuant to which each such Company Stockholder shall have the right to make the Cash Election.

(b) The “Cash Election Deadline” means 5:00 p.m. local time in the city in which the Exchange Agent is located, on the day immediately preceding the Closing Date. To be effective, a Cash Election Form shall be properly completed, signed and submitted to the Exchange Agent no later than the Cash Election Deadline. Any Cash Election relating to shares of Company Common Stock with respect to which the holder thereof has filed and not withdrawn as of the Effective Time a written demand for payment of the fair value of such stock in accordance with the provisions of Section 2.7 hereof shall be deemed to have been automatically revoked as of the Election Deadline.

(c) Any Company Stockholder may at any time on or before the Cash Election Deadline change or revoke such Company Stockholder’s Cash Election by written notice received by the Exchange Agent on or before the Cash Election Deadline accompanied, in the case of a change, by a properly completed, revised Cash Election Form.

(d) As used in this Section 2.4, Company Stockholders shall mean record holders of shares of Company Common Stock (including shares of Company Common Stock into which Company Preferred Stock has been converted as contemplated by Section 4.35). Record holders who hold such shares only as nominees, trustees or in other representative capacities may submit a separate Cash Election Form for each beneficial owner for whom any such record holder is a nominee; provided, however, that, at the request of Parent, such nominee, trustee or other representative shall certify to the satisfaction of Parent that such record holder holds such shares as nominee, trustee or in another representative capacity for the beneficial owner thereof and that each such Cash Election Form covers all the shares of Company Common Stock held by such nominee, trustee or other representative for a particular beneficial owner. For purposes of this Agreement, each beneficial owner for which a Cash Election Form is submitted shall be treated as a separate holder of shares.

(e) Parent and the Company shall have the right (which right may be delegated to the Exchange Agent in whole or in part) jointly to make rules not inconsistent with the terms of this Agreement governing the validity of the Cash Election Forms, the manner and extent to which Cash Elections are to be taken into account in making the determinations prescribed by Section 2.5, the issuance and delivery of certificates for Parent Common Stock into which Company Common Stock is converted in the Merger and the payment for shares of Company Common Stock converted into the right to receive cash in the Merger. All such rules and determinations thereunder shall be final and binding on all holders of Company Stockholders.

(f) Outstanding shares of Company Common Stock (other than shares referred to in Section 2.3(c) and other than Dissenting Shares) as to which a Cash Election is not in effect on the Cash Election Deadline shall be converted into the right to receive, subject to Section 2.6, Parent Common Stock in the Merger as contemplated in Section 2.3(a)(i).

      2.5 Selection of Stock. The manner in which each share of Company Common Stock (other than shares referred to in Section 2.3(c) and other than Dissenting Shares) shall be converted at the Effective Time of the Merger pursuant to Section 2.1(a) into either cash or Parent Common Stock shall be as set forth below in this Section 2.5.

(a) As more fully set forth below, the aggregate amount of cash which all Company Stockholders may elect to receive in the Merger effected pursuant to Section 2.1(a) (the “Cash Conversion Number”) shall be not greater than (i) the product of the “Cash Fraction” (as defined below) multiplied by the aggregate Closing Consideration minus (ii) the number of shares of Company Common Stock (after giving effect to the conversion of all Company Preferred Stock) owned beneficially or of record by Parent, MSD, Merger Subsidiary or any direct or indirect wholly owned subsidiary of Parent (but excluding any shares of Series D Preferred Stock issued pursuant to Section 9.1) multiplied by the Closing Consideration per Company Share, minus (iii) the number of Dissenting Shares multiplied by the Closing Consideration per Company Share. The “Cash Fraction” shall be a fraction, the numerator or which shall be .45 of the “Price Factor” (as defined below) and the denominator of which shall be .55 plus .45 of the Price Factor. The “Price Factor” shall be the ratio of the Unadjusted Average Market Price to the Adjusted Average Market Price, but not greater than 1.00.

(b) If Cash Elections are received for an aggregate amount of cash that is equal to or less than the Cash Conversion Number, then each share of Company Common Stock for which a Cash Election has been made shall be converted into a right to receive (in addition to the Escrow Stock Consideration per Company Share) the Closing Consideration per Company Share in cash if the Merger is effected pursuant to Section 2.1(a).

(c) If Cash Elections are received for an aggregate amount of cash in excess of the Cash Conversion Number, then the shares of Company Common Stock for which a holder has made a Cash Election shall be converted into a right to receive (in addition to the Escrow Stock Consideration per Company Share) either cash and Parent Common Stock in the following manner:

(i) A cash proration factor (the “Cash Proration Factor”) shall be determined equal to a fraction, the numerator of which equals to the Cash Conversion Number divided by the Closing Consideration per Company Share, and the denominator of which equals the total number of shares of Company Common Stock with respect to which effective Cash Elections were made.

(ii) The number of shares of Company Common Stock covered by each Cash Election to be converted into the right to receive (in addition to the Escrow Stock Consideration per Company Share) cash shall be determined by multiplying the Cash Proration Factor by the total number of shares of Company Common Stock covered by such Cash Election, rounded to the next lowest whole number.

(iii) Shares of Company Common Stock covered by a Cash Election and not converted into a right to receive (in addition to the Escrow Stock Consideration per Company Share) cash as set forth above shall be converted into the right to receive (in addition to the Escrow Stock Consideration per Company Share) the Closing Stock Consideration per Company Share, subject to Section 2.6, as if a Cash Election had not been received for such shares.

(d) All shares of Company Common Stock for which a Cash Election has not been made shall be converted into the right to receive (in addition to the Escrow Stock Consideration per Company Share) the Closing Stock Consideration per Company Share in the Merger effected pursuant to Section 2.1(a).

      2.6 100% Cash Election by the Company. If the Unadjusted Average Market Price is less than $42.00, then the Company’s Board of Directors shall have the option to elect, subject to Parent’s right to waive any adjustment to the Unadjusted Average Market Price described below, that all of the consideration to be received in the Merger by the Company Stockholders consist of cash (the “100% Cash Election”). The 100% Cash Election may be made by the Company in writing to Parent at any time after the determination of the Unadjusted Average Market Price and until the end of the NYSE trading day that is three NYSE trading days prior to the Effective Time. If the Company has made the 100% Cash Election in accordance with this Section 2.6, Parent shall have the option to nullify such 100% Cash Election by delivering to the Company a notice (the “Adjustment Waiver”) that Parent has agreed to waive the adjustment to the Unadjusted Average Market Price contained in clause (i) of the definition of “Adjusted Average Market Price.” The Adjustment Waiver may be made by Parent in writing to the Company at any time after the Company’s delivery of the 100% Cash Election and until the end of the NYSE trading day that is two NYSE trading days prior to the Effective Time. If Parent has made the Adjustment Waiver in accordance with this Section 2.6, all references in this Agreement to “Adjusted Average Market Price” will, notwithstanding anything herein to the contrary, be deemed to be references to the Unadjusted Average Market Price. If, and only if, the Company has made the 100% Cash Election in accordance with this Section 2.6 and Parent has not made the Adjustment Waiver in accordance with this Section 2.6, then (i) the 100% Cash Election shall be deemed to be an “Effective 100% Cash Election” for purposes of this Agreement, (ii) the Merger shall, if effected, be effected pursuant to Section 2.1(b), and (iii) Sections 2.4 and 2.5, and any Cash Elections made pursuant thereto, shall be inapplicable.

      2.7 Dissenting Shares. If required by the DGCL, but only to the extent required thereby, Dissenting Shares will not be converted into the right to receive the consideration described in Section 2.3 and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to payment under the DGCL. If, after the Effective Time, any such holder of Dissenting Shares fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and become exchangeable for, at the Effective Time, the right to receive the consideration described in Section 2.3, without interest. The Company will give Parent prompt written notice of any notice of intent to assert appraisal rights under the DGCL received by the Company and, prior to the Effective Time, Parent, MSD and Merger Subsidiary will have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent, MSD and Merger Subsidiary, make any payments with respect to, or settle or offer to settle, any such demands.

      2.8 Exchange of Company Common Stock.

(a) At or prior to the Effective Time, Parent shall cause Parent’s stock transfer agent to act as exchange agent and paying agent (the “Exchange Agent”) hereunder. As promptly as practicable after the Effective Time but in any event within three business days after the Effective Time, Parent shall deliver written instructions to Parent’s transfer agent instructing it to issue Merger Shares and/or pay cash pursuant to the provisions of this Section 2.8. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (other than Parent, MSD, Merger Subsidiary, the Company or any wholly owned subsidiary of Parent or the Company) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (including certificates that represented shares of Company Preferred Stock that were converted into shares of Company Common Stock as of immediately prior to the Effective Time) (“Company Certificates”) a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Company Certificate(s) shall pass, only upon delivery of the Company Certificate(s) to the Exchange Agent) and instructions for such holder’s use in effecting the surrender of the Company Certificates in exchange for (i) certificates representing shares of Parent Common Stock and cash in lieu of any fractional shares, or (ii) cash, as the case may be, to which such holder is entitled pursuant to this Agreement.

(b) Following the Effective Time, the Exchange Agent shall, upon surrender by a Company Stockholder to the Exchange Agent of one or more Company Certificates for cancellation, which Company Certificates shall represent all of the shares of Company Common Stock (including all of the shares of Company Preferred Stock that were converted into shares of Company Common Stock as of immediately prior to the Effective Time) owned by such Company Stockholder, together with a duly executed letter of transmittal, deliver to such Company Stockholder (i) a bank check in the amount of cash into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 2.3(a)(ii) or 2.3(b), and/or (ii) (x) one or more certificates representing the number of whole shares of Parent Common Stock into which the shares represented by such Company Certificate(s) shall have been converted pursuant to Section 2.3(a), (y) a bank check in the amount of cash in lieu of fractional shares pursuant to Section 2.8(g) and (z) any dividends or other distributions to which such holder is entitled pursuant to Section 2.8(d) with respect to such shares of Parent Common Stock. All shares of Company Common Stock owned by the same Company Stockholder shall be aggregated in determining the total number of shares of Parent Common Stock to be received (subject to the Escrow Agreement and Article 9) by such Company Stockholder pursuant to Section 2.3(a). In no event shall the holder of any surrendered Company Certificates be entitled to receive interest on any of the funds received in the Merger. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the payment of cash or delivery of certificates representing any Closing Shares that the Company Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Exchange Agent any transfer or other taxes required or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) As soon as practicable after the Effective Time, the Exchange Agent shall, upon surrender to the Exchange Agent of all Company Certificates for cancellation, together with duly executed letters of transmittal deliver to the Escrow Agent pursuant to the Escrow Agreement, (i) a bank check in the amount of the aggregate Escrow Cash into which shares represented by the Company Certificates shall have been converted pursuant to Section 2.3(b), or (ii) (x) a certificate representing the aggregate Escrow Shares into which the shares represented by the Company Certificates shall have been converted pursuant to Section 2.3(a), (y) a bank check in the amount of cash in lieu of a fractional share pursuant to Section 2.8(g) with respect to such aggregate Escrow Shares, and (z) any dividends or other distributions pursuant to Section 2.8(d) with respect to such Escrow Shares. The Company Certificates so surrendered shall be cancelled.

(d) The Company Stockholders will be entitled to dividends or other distributions pertaining to the Closing Shares and Escrow Shares into which their Company Common Stock and Company Preferred Stock has been converted pursuant to Section 2.3(a) that become payable to persons who are holders of record of Parent Common Stock as of a record date after the Effective Time, but only after they have surrendered their Company Certificates for exchange; provided, however, dividends or other distributions pertaining to the Escrow Shares into which Company Common Stock has been converted pursuant to Section 2.3(a) shall be deposited with the Escrow Agent and shall be included in the Escrow Fund. Parent shall deposit with the Exchange Agent any such dividends or other distributions, and subject to the effect, if any, of applicable law, the Exchange Agent shall receive, hold and remit to such record holder entitled thereto and to the Escrow Agent the respective portions of any such dividends or other distributions, without interest, at the time that such Company Certificates are surrendered to the Exchange Agent for exchange. The Company Stockholders will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Parent Common Stock as of a record date that is prior to the Effective Time.

(e) All cash paid and certificates evidencing shares of Parent Common Stock that are issued upon the surrender for exchange of Company Certificates in accordance with the terms hereof, together with the Company Stockholders’ interest in the Escrow Fund and any cash paid for fractional shares pursuant to Section 2.8(g) hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by the surrendered Company Certificates.

(f) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2. As of the Effective Time, the holders of Company Certificates shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to the DGCL or this Agreement. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective Time, represent for all purposes only the right, subject to Article 9 hereof, to receive cash or a certificate or certificates evidencing the number of whole shares of Parent Common Stock into which the shares of Company Common Stock shall have been converted pursuant to the Merger as provided in Section 2.3(a) or 2.3(b), as applicable, the cash value of any fraction of a share of Parent Common Stock as provided in Section 2.8(g) and any dividends or distributions as provided in Section 2.8(d).

(g) No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in connection with the Merger, no dividend or other distribution of Parent shall relate to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All Company Common Stock owned by the same Company Stockholder shall be aggregated together in determining the total number of shares of Parent Common Stock to be received (subject to the Escrow Agreement and Article 9) by such Company Stockholder pursuant to Section 2.3. Any fractional share of Parent Common Stock which would otherwise be issued to a Company Stockholder or the Escrow Agent hereunder shall not be issued but rather (in lieu of such fractional share) the Exchange Agent shall pay to such party who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash

(without interest) determined by multiplying (i) the Adjusted Average Market Price, by (ii) the fractional share of Parent Common Stock to which such holder would otherwise be entitled.

(h) In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in respect of such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash as may be required pursuant to this Article 2 or such shares of Parent Common Stock, cash for fractional shares, if any, and dividends or other distributions, if any, as may be required pursuant to this Article 2; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Company Certificate to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Company Certificate alleged to have been lost, stolen or destroyed.

(i) The parties hereto acknowledge that any certificate representing a share of Parent Common Stock issued pursuant to this Article 2 will, pursuant to the Rights Agreement dated as of October 26, 2000, between Parent and Wells Fargo Bank Minnesota, N.A., also represent the number of Parent preferred share purchase rights associated with one share of Parent Common Stock at the Effective Time.

      2.9 Exchange of Merger Subsidiary Common Stock. From and after the Effective Time, if the Merger is effected pursuant to Section 2.1(b), each outstanding certificate previously representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Merger Subsidiary Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing such shares of Surviving Corporation Stock in exchange for the certificate or certificates that formerly represented shares of Merger Subsidiary Common Stock, which shall be canceled.

      2.10 Stock Options and Warrants.

(a) Each option to purchase shares of Company Common Stock that is outstanding under the Company Option Plan at the Effective Time, whether or not exercisable and whether or not vested (a “Company Option”), shall, without any action on the part of the Company or the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation “assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Company Option, would be such a corporation were Section 424 of the Code applicable to such Company Option. From and after the Effective Time, all references to the Company in the Company Options shall be deemed to refer to Parent. The Company Options assumed by Parent shall be exercisable upon the same terms and conditions as under the Company Option Plan (including provisions regarding vesting and the acceleration thereof) except that (i) such Company Options shall entitle the holder to purchase from Parent the number of shares of Parent Common Stock (rounded down to the nearest whole number of such shares) that equals the product of (A) (x) the sum of the Closing Consideration and the Escrow Cash divided by (y) the Partially Diluted Number of Outstanding Shares divided by (z) the Adjusted Average Market Price, multiplied by (B) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, (ii) the option exercise price per share of Parent Common Stock shall be an amount (rounded up to the nearest full cent) equal to the option exercise price per share of Company Common Stock in effect immediately prior to the Effective Time divided by (x) the sum of the Closing Consideration and the Escrow Cash divided by (y) the Partially Diluted Number of Outstanding Shares divided by (z) the Adjusted Average Market Price, and (iii) the Company Options shall vest to the extent required pursuant to the current terms of such Company Options or other agreements as described in Section 2.10 of the Company Disclosure Schedule. Except to the extent required pursuant to the current terms of such Company Options or other agreements as described in Section 2.10 of the Company Disclosure Schedule, the Company shall not take any action to accelerate the vesting of any Company Options.

(b) As promptly as practicable after the Effective Time, Parent shall issue to each holder of a Company Option a written instrument informing such holder of the assumption by Parent of such Company Option. Within 30 days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock subject to Company Options and shall use commercially reasonable efforts to maintain such registration statement (or any successor form), including the current status of any related prospectus or prospectuses, for so long as the Company Options remain outstanding. In addition, Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock subject to Company Options to be listed on the NYSE and such other exchanges as Parent shall determine. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options pursuant to the terms set forth in this Section 2.10. Parent shall comply with the terms of the Company Option Plan (as defined in Section 4.4) and use commercially reasonable efforts to cause those Company Options that qualified as incentive stock options prior to the Effective Time to continue to qualify as incentive stock options immediately after the Effective Time.

(c) Each warrant to purchase shares of Company Preferred Stock that is not exercised prior to, and remains issued and outstanding as of, the Effective Time shall be canceled as of the Effective Time in accordance with its terms without payment of any consideration therefor and without any conversion thereof.

      2.11 Capitalization Changes. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into or exchanged in accordance with the terms of Section 6.2 for a different number of shares or a different class by reason of any reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction, all per-share price amounts and calculations set forth in this Agreement shall be appropriately adjusted to reflect such reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction.

      2.12 Certificate of Incorporation of the Surviving Corporation. If the Merger is effected pursuant to Section 2.1(a), the Articles of Incorporation of MSD, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation. If the Merger is effected pursuant to Section 2.1(b), the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read as set forth on Exhibit A to this Agreement and shall be the Certificate of Incorporation of the Surviving Corporation.

      2.13 Bylaws of the Surviving Corporation. If the Merger is effected pursuant to Section 2.1(a), the Bylaws of MSD, as in effect immediately prior to the Effective Time, shall, subject to Section 6.14, be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law. If the Merger is effected pursuant to Section 2.1(b), the Bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall, subject to Section 6.14, be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

      2.14 Directors of the Surviving Corporation. If the Merger is effected pursuant to Section 2.1(a), the directors of MSD immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors shall be duly elected and qualified. If the Merger is effected pursuant to Section 2.1(b), the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors shall be duly elected and qualified.

      2.15 Assignment of Escrow Interests. The Company Stockholders’ rights and interest in the Escrow Shares and/or Escrow Cash shall not be represented by any certificate or instrument, and no portion of the Company Stockholders’ rights or interest in the Escrow Shares or the Escrow Cash may be sold, assigned, pledged or otherwise transferred; provided, that such rights or interest of the Company Stockholders may be transferred by will, by the laws of intestate succession or by operation of law.

ARTICLE 3

CLOSING

      3.1 Time and Place. Subject to the satisfaction or waiver of the provisions of Article 7, the closing of the Merger (the “Closing”) shall take place at 11:00 a.m., C.S.T., on the later of (i) the date that the Required Company Stockholder Vote is obtained and (ii) October 11, 2002, or as soon thereafter as, and in any event no later than the third business day after, all conditions to Closing have been satisfied or waived, or on such other date and/or at such other time as Parent and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.” The Closing shall take place by telecopy exchange of signature pages with originals to follow by overnight delivery, or in such other manner or at such place as the parties hereto may agree.

      3.2 Filings at the Closing. At the Closing, in accordance with Section 2.2, (a) if the Merger is effected pursuant to Section 2.1(a), (i) MSD will file, or cause to be filed, with the Secretary of State of the State of Indiana the Articles of Merger, and (ii) MSD will file, or cause to be filed, with the Secretary of State of the State of Delaware the Certificate of Merger, or (b) if the Merger is effected pursuant to Section 2.1(b), the Company will file, or cause to be filed, with the Secretary of State of the State of Delaware the Certificate of Merger. The Company shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in a document of even date herewith and concurrently delivered herewith (the “Company Disclosure Schedule”) which shall identify by section number the provision of this Agreement to which each exception relates, the Company hereby makes the following representations and warranties to Parent, MSD and Merger Subsidiary:

      4.1 Listing of Certain Assets and Data.

(a) Real Property. Section 4.1A of the Company Disclosure Schedule sets forth a description of all real property owned, leased or subject to option, of record or beneficially, by the Company or otherwise used by the Company in the conduct of its business. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of the purchase agreements, leases or options relating to such real property.

(b) Equipment. Section 4.1B of the Company Disclosure Schedule sets forth a list of all material items of machinery, equipment, tools and dies, furniture, fixtures, spare parts, vehicles and other similar property and assets owned, leased or otherwise used by the Company, specifically identifying and describing those items with an original cost to, or total lease payments by, the Company in excess of $5,000, setting forth with respect to all such listed property a summary description of all Liens relating thereto (other than liens for taxes due but not yet payable), identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all currently effective leases, conditional sales agreements or other similar documents concerning the items listed in Section 4.1B of the Company Disclosure Schedule.

(c) Patents, Trademarks, Formulas, Etc. Section 4.1C of the Company Disclosure Schedule sets forth a list of all of the Company’s patents, patent applications, invention disclosures currently being reviewed by outside counsel for which a patent application file has been opened but the application is unfiled, applications and registrations for trademarks, service marks and copyrights, including those which are owned by or licensed to the Company, and any licenses pursuant to which any of the foregoing is used (other than customary end-user license agreements for commercially available software). Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all issuances, registrations, applications and certificates regarding such intellectual property, true and complete copies of all contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of inventions or discoveries, confidential or proprietary information, product formulas or other categories of know-how, and has delivered to Parent true and complete copies of all patent, trademark, trade name, copyright, trade secret or other intellectual property licenses granted at any time by or to the Company.

(d) Certain Leases, Agreements, Etc. Section 4.1D of the Company Disclosure Schedule sets forth a list (including, in the case of oral arrangements, a written description of all material terms thereof) of each lease, contract, agreement or other commitment, written or otherwise, to which the Company is a party (other than leases, contracts, agreements or commitments furnished pursuant to other paragraphs of this Section 4.1) and which is in any material respect not yet fully performed, involving:

(i) The purchase of any services, raw materials, supplies or equipment, exclusive of purchase orders for the purchase of products or services required involving payment of less than $20,000 in the aggregate for similar items;

(ii) The sale of assets, products or services involving a value estimated at more than $10,000 or any contract for provision of service warranties, sales credits, product returns, or discounts, warehouse allowances, advertising allowances or promotional services; or

(iii) any distributor or sales representative or similar broker, dealer or agent of the Company’s products.

Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all written agreements identified in Section 4.1D of the Company Disclosure Schedule.

(e) Permits, Licenses, Etc. Section 4.1E of the Company Disclosure Schedule sets forth a list of all permits, licenses, approvals or similar permissions, including those involving the FDA or similar state or foreign agencies, held by the Company or, to the Knowledge of the Company, by any distributor, sales representative or similar broker, dealer or agent of the Company’s products, other than Parent or its Affiliates. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all permits, licenses, approvals or other documents identified in Section 4.1E of the Company Disclosure Schedule.

(f) Banks and Depositories. Section 4.1F of the Company Disclosure Schedule sets forth a list of each bank, broker or other depository with which the Company has an account or safe deposit box, the names and numbers of such accounts or boxes and the names of all persons authorized to draw or execute transactions on such accounts.

(g) Loans and Credit Agreements, Etc. Section 4.1G of the Company Disclosure Schedule sets forth a list of all outstanding mortgages, promissory notes, evidences of indebtedness, deeds of trust, indentures, loan or credit agreements or similar instruments for money borrowed, excluding normal trade credit, to which the Company is a party (as lender or borrower), written or otherwise, and all amendments or modifications, if any, thereof. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all documents identified in Section 4.1G of the Company Disclosure Schedule.

(h) Insurance Policies and Claims. Section 4.1H of the Company Disclosure Schedule sets forth a list, including the term and a general description of the coverages thereof, of all policies of insurance maintained by the Company covering its officers, directors, employees, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations (other than insurance contracts described in Section 4.1(j) below) and a description of each claim made by the Company under any such policy of insurance since the initial incorporation of the Company, describing such claim and the amount thereof. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all policies of insurance identified in Section 4.1H of the Company Disclosure Schedule, and true and complete copies of all documentation regarding claims made thereunder.

(i) Certain Employees. Section 4.1I of the Company Disclosure Schedule sets forth (i) the name, title and current annual salary or compensation rate of each director, officer, employee or consultant of the Company, together with a summary of the bonuses, additional compensation and other benefits, if any, paid or payable to such persons as of the date hereof or in the future; (ii) the name of each employee of the Company, and each individual to whom employment has been offered and who has accepted such offer, including scheduled starting date, and (iii) the names of all former employees of the Company whose employment has terminated either voluntarily or involuntarily during the preceding twelve-month period.

(j) Employee Plans. Section 4.1J of the Company Disclosure Schedule sets forth a list of all Employee Plans and any related insurance contracts and trust and custodial agreements. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all documents listed in Section 4.1J of the Company Disclosure Schedule. Other than the Employee Plans, there is no health care plan or arrangement; life insurance or other death benefit plan; deferred compensation or other pension or retirement plan; stock option, bonus or other incentive plan; severance, change of control or early retirement plan; or other fringe or employee benefit plan or arrangement; or any employment or consulting contract or executive compensation agreement; whether the same are written or otherwise, formal or informal, voluntary or required by law or by the Company’s policies or practices, including, without limitation, any “pension plan” as defined in Section 3(2) of ERISA which is not a Multiemployer Plan, and any “welfare plan” as defined in Section 3(1) of ERISA (whether or not any of the foregoing is funded), (i) to which the Company has been a party or by which the Company has been bound during the past five years; (ii) which the Company has maintained in the past five years for the benefit of or relating to present or former employees, leased employees, consultants, agents and/or their dependents or directors of the Company; or (iii) with respect to which the Company has made any payments or contributions in the past five years.

(k) Powers of Attorney. Section 4.1K of the Company Disclosure Schedule sets forth the names of all persons, if any, holding powers of attorney from the Company and a description of the scope of each such power of attorney.

(l) Taxes. Section 4.1L of the Company Disclosure Schedule sets forth a list of (i) all tax, assessment or information reports and returns filed by or on behalf of the Company or its predecessors with any jurisdiction since the initial incorporation of the Company and (ii) a list of all Tax elections of the Company currently in effect. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of all documents listed in Section 4.1L of the Company Disclosure Schedule and all material correspondence to or from taxing authorities since the initial incorporation of the Company, and has made available to Parent for review and copying all working papers of persons who prepared any of the federal income tax returns listed in Section 4.1L of the Company Disclosure Schedule.

      4.2 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The Company is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore delivered to Parent or its advisers complete and accurate copies of the Certificate or Articles of Incorporation and Bylaws of the Company, as currently in effect. The Company does not, directly or indirectly, own or control or have, and has never, directly or indirectly owned or controlled or had, any equity, partnership or other ownership interest in any corporation, partnership, joint venture or other business association or entity.

      4.3 Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Required Company Stockholder Vote, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company’s Board of Directors and, subject to obtaining the Required Company Stockholder Vote, no other action of the Company’s Board of Directors or the Company’s stockholders, or corporate proceeding on the part of the Company, is necessary to authorize this Agreement and consummate the transactions contemplated hereby. This Agreement has been declared advisable by the Board of Directors of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

      4.4 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 19,000,000 shares of Company Common Stock, par value $.001 per share, of which 3,676,224 shares are issued and outstanding and no shares are held in the Company’s treasury, and (ii) 12,466,733 shares of Company Preferred Stock, par value $.001 per share, of which: (A) 2,564,103 shares are designated Series A Convertible Preferred Stock and 2,564,103 of which are issued and outstanding; (B) 2,619,049 shares are designated Series B Convertible Preferred Stock and 2,619,049 of which are issued and outstanding; (C) 3,157,468 shares are designated Series C Convertible Preferred Stock and 3,157,468 of which are issued and outstanding; and (D) 4,126,113 are designated Series D Convertible Preferred Stock and 3,929,378 of which are issued and outstanding. Section 4.4 of the Company Disclosure Schedule includes the Company’s General Securities Analysis, which shows the record owners of all outstanding Company Securities as of the date hereof. Each share of outstanding Company Preferred Stock is convertible into one share of Company Common Stock, and the respective “Conversion Price” of each series of Company Preferred Stock has not been adjusted pursuant to Section 2.1.4 of the Company’s Certificate of Incorporation as currently in effect. All issued and outstanding shares of Company Common Stock and Company Preferred Stock have been validly issued, are fully paid and nonassessable, and have not been issued in violation of and are not currently subject to any preemptive rights. Except for options to purchase an aggregate 1,129,998 shares of Company Common Stock granted pursuant to the Company’s 1998 Stock Incentive Compensation Plan, as amended (the “Company Option Plan”) and warrants to purchase 150,001 shares of Series D Convertible Preferred Stock, as of the date of this Agreement, and except as set forth in Section 4.4 of the Company Disclosure Schedule, there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements or any other agreements of any character to which the Company is a party that, directly or indirectly, (a) obligate the Company to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (b) call for or relate to the sale, pledge, transfer, or other disposition or encumbrance by the Company of any shares of its capital stock, or (c) to the Knowledge of the Company, relate to the voting or control of such capital stock. Section 4.4 of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Stock Purchase Rights, including the name of the holder, the date of grant, acquisition price, number of shares, exercisability schedule, and, in the case of options, the type of option under the Code. Other than the Required Company Stockholder Vote, no consent of holders or participants under the Company Option Plan or of holders of other Company Securities is required to carry out the provisions of Article 2 of this Agreement. All actions required pursuant to the Company Option Plan, other contractual obligations or the DGCL to allow for the treatment of Company Securities as is provided in Article 2, have been, or prior to the Closing will be, validly taken by the Company. All Company Common Stock, Company Preferred Stock, and Company Stock Purchase Rights have been issued in compliance with applicable corporate and securities laws.

      4.5 Financial Statements. Section 4.5 of the Company Disclosure Schedule includes a true and complete copy of (i) the Company’s audited financial statements as of and for the year ended December 31, 2001 (the “Audited Financial Statements”), including a balance sheet as of such date (the “Audited Balance Sheet”), and (ii) the Company’s condensed unaudited financial statements as of and for the four months ended April 30, 2002 (the “Interim Financial Statements”), including a balance sheet as of such date (the “Interim Balance Sheet”) (the Audited Financial Statements and the Interim Financial Statements together referred to as the “Company Financial Statements”). The Company Financial Statements: (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) subject, in the case of Interim Financial Statements, to condensed presentation, to the absence of notes and to normal and recurring year-end adjustments, and (ii) fairly present in all material respects the financial position of the Company as of the dates thereof and the income (loss), cash flows, and changes in stockholders’ equity for the periods involved, except as otherwise noted therein (subject, in the case of unaudited statements, to normal recurring year-end adjustments). The statements of operations included in the Company Financial Statements do not contain any items of special or nonrecurring revenue or any other revenue not earned in the ordinary course of business required to be disclosed separately in accordance with GAAP, except as expressly specified in the applicable statement of operations or notes thereto. The books of account of the Company accurately reflect, in all material respects, the Company’s items of income and expense and all assets and liabilities and accruals which properly should have been reflected therein in accordance with GAAP consistently applied throughout the periods covered thereby except as disclosed in the Company Financial Statements.

      4.6 Absence of Undisclosed Liabilities. There are no debts, liabilities or claims against the Company, or, to the Knowledge of the Company, any legal basis therefor, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, including, but not limited to, liabilities on account of taxes, other governmental charges, duties, penalties, interest or fines, except (i) liabilities or obligations that are accrued or reserved against in the Interim Balance Sheet, (ii) liabilities incurred since April 30, 2002 in the ordinary course of business and of a type and in an amount consistent with past practice, and (iii) liabilities set forth in Section 4.6 of the Company Disclosure Schedule.

      4.7 Consents and Approvals. Except for (i) any applicable requirements of the Securities Act, state securities laws, the HSR Act, and the antitrust, competition, foreign investment, or similar laws of any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger (collectively, “Foreign Merger Laws”), (ii) obtaining the Required Company Stockholder Vote, and (iii) the filing and recordation of appropriate merger documents as required by the DGCL and/or the IBCL, the authorization and approval by the Company’s Board of Directors and the execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Certificate or Articles of Incorporation or Bylaws of the Company; (b) violate any statute, law, rule, regulation, order, or decree of any federal, state, local, or foreign governmental or regulatory body or authority (including, but not limited to, the FDA) (a “Governmental Body”) or any nongovernmental self-regulatory agency by which the Company or any of its properties or assets may be bound; (c) require any filing with or permit, consent, or approval to be obtained from any Governmental Body or any nongovernmental self-regulatory agency; or (d) except as set forth in Section 4.7 of the Company Disclosure Schedule, result in any material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of the Company under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company is a party, or by which it or any of its properties or assets may be bound.

      4.8 Compliance with Laws. Except as set forth in Section 4.8 of the Company Disclosure Schedule, the Company is not in violation or default of any applicable federal, state, local or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, or other similar items of any court or other Governmental Body (and including those of any nongovernmental self-regulatory agency and including Environmental Laws or Regulations). The Company has timely filed or otherwise provided all registrations, reports, data, and other information and applications with respect to its medical device and other governmentally regulated products (the “Regulated Products”) required to be filed with or otherwise provided to the FDA or any other Governmental Body with jurisdiction over the manufacture, use, or sale of the Regulated Products, has complied in all material respects with all applicable requirements of the FDA or other Governmental Body with respect to the Regulated

Products, and all regulatory licenses or approvals in respect thereof are in full force and effect. All documentation, correspondence, reports, data, analyses and certifications relating to or regarding any medical devices of the Company, filed or delivered by or on behalf of the Company to any Governmental Body were true and accurate when so filed or delivered, and remain true and accurate in all material respects. All governmental approvals, permits and licenses required to conduct the business of the Company have been obtained, are in full force and effect and are being complied with.

      4.9 Litigation. Except as set forth in Section 4.9 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings, investigations or reviews of any kind, pending or, to the Knowledge of the Company, threatened, against the Company or any asset or property of the Company.

      4.10 Absence of Material Adverse Changes. Except as reflected in the Interim Financial Statements, since December 31, 2001 and as set forth in Section 4.10 of the Company Disclosure Schedule, there has not been any (a) Company Material Adverse Effect; (b) damage, destruction, or loss, not covered by insurance, that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or (c) material change by the Company in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable law or GAAP and concurred with by the Company’s independent public accountants. As of the Effective Time, the aggregate amount of the Company’s liabilities will not exceed $5,000,000, and the aggregate amount of the Company’s assets will not have decreased by more than $9,000,000 since April 30, 2002, in each case as reflected in the books of account of the Company.

      4.11 Taxes. (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company have been timely filed, and all such Tax Returns are complete and accurate in all material respects; (b) all Taxes shown to be payable on such Tax Returns or assessed against the Company have been paid or accrued, and all Taxes that have accrued but which are not yet due and owing have been adequately reserved for in the Audited Balance Sheet or the Interim Balance Sheet in accordance with GAAP; (c) there is no presently pending or, to the Knowledge of the Company, contemplated or scheduled audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company; (d) the Company has not filed any waiver of the statute of limitations that is currently applicable to the assessment or collection of any Tax; (e) all assessments for Taxes due and owing by the Company with respect to completed and settled examinations or concluded litigation have been paid; (f) the Company is not a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax; (g) the Company has complied with all rules and regulations relating to the withholding of Taxes; (h) except as set forth in Section 4.11 of the Company Disclosure Schedule, the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Company in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code; (i) the Company has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f)(2) of the Code; (j) the Company has not taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger pursuant to Section 2.1(a) from constituting a reorganization qualifying under Sections 368(a)(2)(D) of the Code; and (k) the Company is not aware of any agreement, plan or other circumstance that would prevent the Merger pursuant to Section 2.1(a) from so qualifying under Sections 368(a)(2)(D) of the Code. The Company is not, and never has been, a member of any affiliated, combined, consolidated or unitary group for Tax purposes.

      4.12 Contracts. Section 4.12 of the Company Disclosure Schedule lists (to the extent not listed in Sections 4.1A, 4.1B, 4.1C, 4.1D or 4.1G of the Company Disclosure Schedule) and the Company has heretofore furnished to Parent complete and accurate copies of (or, if oral, the Company Disclosure Schedule states all material provisions of), (a) every employment, consulting, severance or change of control agreement, obligation or arrangement for the benefit of any director, officer, employee, other person or stockholder of the Company or any affiliate thereof in effect as of the date of this Agreement to which the Company is a party or by which the Company or any of their properties or assets is bound, (b) every contract or agreement with physicians, scientific advisory board members or consultants in effect as of the date of this Agreement to which the Company is a party or by which the Company or any of their properties or assets is bound, and (c) every contract, agreement, or understanding to which the Company is a party that could reasonably be expected to involve payments by or to the Company in excess of $20,000 during the Company’s current 2002 fiscal year or in the Company’s 2003 or 2004 fiscal years or that is material and was not made in the ordinary course of business. The Company has performed all material obligations required to be performed by it and is not in default in any material respect under any lease, contract, mortgage, promissory note, evidence of indebtedness or other agreement or commitment to which the Company is a party or by which the Company is bound, and the same are in full force and effect on the date hereof and valid and enforceable by the Company in accordance with their respective terms except as may be limited by laws affecting creditors’ rights generally or by judicial limitations on the right to specific performance or other equitable remedies; there has not been any event of default (or any event or condition which with notice or the lapse of time, both or otherwise, would constitute an event of default) on the part of the Company or, to the Knowledge of the Company, any party to any thereof; and performance of any such lease, contract, mortgage, promissory note, evidence of indebtedness or other agreement will not, compared to the Company’s operations to date, have a Company Material Adverse Effect. As of the date of this Agreement, the Company is not a party to any contract, plan, agreement, understanding, arrangement or obligation (i) that restricts the Company’s, or after the Merger would restrict the Surviving Corporation’s or Parent’s, ability to conduct any line of business, (ii) that imposes on the Company material obligations (including, without limitation, to pay material milestone payments or material license fees) not reflected in the Company Financial Statements or otherwise identified in Section 4.12 of the Company Disclosure Schedule, or (iii) that obligates the Company to make any payment or take any action which would violate any law or regulation.

      4.13 Intellectual Property Rights. The Company owns, free and clear of any Lien, or is licensed to use, (i) all Intellectual Property set forth in Section 4.1C of the Company Disclosure Schedule and all amendments, modifications or improvements thereto made by employees or consultants of the Company and (ii) all discoveries, know-how, trade secrets, processes, formulas, copyrights, unregistered trademarks, drawings and designs related to the Bryan Cervical Disc System or used in the Company’s current research and development activities (the “Company Intellectual Property”), except as set forth in Section 4.13 of the Company Disclosure Schedule. Except as set forth in Section 4.13 of the Company Disclosure Schedule, no claim has been asserted, or, to the Knowledge of the Company, threatened, by any person with respect to the Company’s use of the Company Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, and, to the Knowledge of the Company, no basis for any such claim exists. Except as set forth in Section 4.13 of the Company Disclosure Schedule, neither the manufacture, marketing, distribution, use nor sale of the Bryan Cervical Disc System (whether in clinical trials or if it were sold commercially) infringes, misappropriates or otherwise conflicts with, or will infringe, misappropriate or otherwise conflict with, at any time during the Survival Period, the Intellectual Property rights of any person (excluding Parent and any of its Affiliates). All Company Intellectual Property listed in the Company Disclosure Schedule has the status indicated therein and, unless provided otherwise in Section 4.1C of the Company Disclosure Schedule, is in good standing and has not been abandoned, and the Company has taken all commercially reasonable steps to protect all Company Intellectual Property not listed in the Company Disclosure Schedule. Except as set forth in Section 4.1C of the Disclosure Schedule, the issued patents and trademarks included within the Company Intellectual Property are, to the Knowledge of the Company, valid and no challenge against any of the Company Intellectual Property has been made by any party in any judicial or administrative proceeding. Except as set forth in Section 4.13 of the Company Disclosure Schedule, to the Knowledge of the Company, no person or entity nor such person’s or entity’s business or products has infringed, or misappropriated any Company Intellectual Property, or currently is infringing, or misappropriating any Company Intellectual Property. To the Knowledge of the Company, no officer, director, employee or consultant of the Company is subject to or otherwise restricted by any employment, nondisclosure, assignment of inventions, nonsolicitation of employees or noncompetition agreement between such officer, employee or consultant and a third party that has been violated or will be violated as a result of the Merger. Except as set forth in Section 4.13 of the Company Disclosure Schedule, all officers, directors and consultants of the Company who have assisted the Company in product design and all employees of the Company have signed a confidentiality and assignment of inventions agreement, true and correct copies of which have been delivered to Parent, and each such agreement is, and after the Effective Time shall remain, the legal, binding and enforceable obligation of such officer, director, employee or consultant, except as may be limited by laws affecting creditors’ rights generally or by judicial limitations on the right to specific performance or other equitable remedies. Except as set forth in Section 4.1C of the Company Disclosure Schedule, the Company has not granted any license rights or otherwise transferred any Intellectual Property, or agreed to indemnify any third party with respect to any alleged infringement or misappropriation of any third party’s Intellectual Property by the Company’s business or products.

      4.14 Assets. The fixtures, equipment, facilities and operating assets of the Company are suitable for the uses for which intended, free from defects and in good operating condition (ordinary wear and tear excepted) in all material respects. All such assets are being and have been properly and regularly serviced and maintained by the Company in a manner that would not void or limit the coverage of any warranty thereon. Except as set forth in Section 4.14 of the Company Disclosure Schedule, improvements and modifications of such facilities by the Company, the Company’s uses of such facilities and all such facilities and their uses conform to applicable zoning and building laws in all material respects. The Company has good, marketable and insurable title to, or, in the case of leases, valid and subsisting leasehold interests in, all assets that are reflected on the books and records of the Company or are used in the operations of the Company, free and clear of any Liens except Liens for current taxes or assessments not yet due and payable.

      4.15 Status of Bryan Cervical Disc System. The current design of the Bryan Cervical Disc System will not require any significant alteration or redesign to maintain the current IDE status or to obtain an unconditional IDE, for purposes of which any alteration or redesign which delays or is reasonably likely to delay receipt of FDA pre-market approval shall be considered “significant”. The Company has provided Parent with a detailed listing of all information within the Knowledge of the Company relevant to the performance of the Bryan Cervical Disc System, including without limitation all materials, technical, testing, manufacturing processes, performance, laboratory and clinical data related to the Bryan Cervical Disc System, all Goat Data/ Six-Month and all communications from the FDA with respect to the Bryan Cervical Disc System, the Goat Study and Goat Data/ Six-Month, and has provided Parent or MSD with true and complete copies of all such information requested by Parent or MSD.

      4.16 Accounts Receivable. Except as set forth in Section 4.16 of the Disclosure Schedule, all accounts and notes receivable shown on the Interim Balance Sheet are, and all accounts and notes receivable created up to the Effective Time will be, except to the extent already paid, valid and collectible (net of reserves therefor established in accordance with GAAP applied consistent with past practice as reflected in the Interim Balance Sheet) obligations owing to the Company, not subject to any defenses or set-offs. Except for amount owning from the Parent, the Company does not have any notes or accounts receivable due to the Company from any director, officer or stockholder other than amounts owed for travel and other advances outstanding in the ordinary course of business.

      4.17 Inventories. Except as set forth in Section 4.17 of the Disclosure Schedule, all finished goods Inventories of the Company consist of items of merchantable quality and quantity usable or salable in the ordinary course of the Company’s business, and are salable at prevailing market prices not less than the book value amounts thereof, net of applicable reserves therefor established in accordance with GAAP applied consistent with past practice as reflected in the Interim Balance Sheet. All Inventories of the Company conform to the specifications established therefor and have been manufactured in accordance with FDA Good Manufacturing Practices and all other applicable regulatory requirements. The quantities of all Inventories (net of reserves established in accordance with GAAP applied consistent with past practice as reflected in the Interim Balance Sheet) are not obsolete, damaged, defective or excessive, and are reasonable in the circumstances of the Company’s business. Section 4.17 of the Company Disclosure Schedule sets forth a complete list of the addresses of all warehouses or other facilities owned or leased by the Company, or in which the Company’s Inventories are located.

      4.18 Warranties. All products manufactured or sold, and all services provided, by the Company have complied, and are in compliance, in all material respects with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefor or applicable thereto. The terms of the Company’s product and service warranties and product return, discount, demo sales and credit policies are set forth in Section 4.18 of the Company Disclosure Schedule.

      4.19 Insurance Policies. All policies of insurance listed in Section 4.1H of the Company Disclosure Schedule are in full force and effect, have been issued for the benefit of the Company by properly licensed reputable insurance carriers, are adequate and customary for the assets, business and operations of the Company. The Company has promptly and properly notified its insurance carriers of any and all material claims known to it with respect to its operations or products for which it is insured.

      4.20 Labor Agreements. The Company is not a party to any collective bargaining agreement with any labor organization. The Company has not committed any unfair labor practice. There is not currently pending or threatened a demand for recognition from any labor union with respect to, and the Company has no Knowledge of any attempt that has been made or is being made to organize, any of the persons employed by the Company. There is no strike, slow-down, work stoppage or lockout, or to the Company’s Knowledge any threat thereof, by or with respect to any of the employees of the Company. To the Company’s Knowledge, there is no strike, slow-down, work stoppage or lockout, or any threat thereof, by or with respect to any supplier of the Company which has had, or would have, a Company Material Adverse Effect.

      4.21 Benefit Plans.

(a) Except as set forth in Schedule 4.1I or 4.1J of the Company Disclosure Schedule, the Company does not sponsor, maintain, contribute to, nor has it, within the past five years, sponsored, maintained, or contributed to or been required to contribute to, any “employee pension benefit plan” (“Pension Plan”), as such term is defined in Section 3(2) of ERISA, including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA. Each such Pension Plan presently maintained by the Company is, in all material respects, in compliance with applicable provisions of ERISA, the Code, and other applicable law and the Company has performed, in all material respects, all of its obligations under such Pension Plan.

(b) The Company does not sponsor, maintain, contribute to, nor has it, within the past five years, sponsored, maintained, or contributed to or been required to contribute to, any Pension Plan that is subject to Title IV of ERISA.

(c) Except as set forth in Section 4.1I or 4.1J of the Company Disclosure Schedule, the Company does not sponsor, maintain, or contribute to any “employee welfare benefit plan” (“Welfare Plan”), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise. Each such Welfare Plan presently maintained by the Company is, in all material respects, in compliance with the provisions of ERISA, the Code, and all other applicable laws, including, but not limited to, Section 4980B of the Code and the regulations thereunder, and Part 6 of Subtitle B of Title I of ERISA. The Company has not established or contributed to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(d) Except as set forth in Sections 4.1I or 4.1J of the Company Disclosure Schedule, the Company does not currently maintain or contribute to any oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option, or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance, or other benefit plan, policy, agreement, trust, fund, or arrangement providing for the remuneration or benefit of all or any employees, directors or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the “Compensation Plans”).

(e) With respect to the Pension Plans, Welfare Plans or Compensation Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company would be subject to any liability under the terms of such Plans (other than the payment of benefits thereunder and the payment of expenses and costs related to the maintenance and administration thereof), ERISA, the Code or any other applicable law that would, individually or in the aggregate, have a Company Material Adverse Effect.

(f) The IRS has issued favorable determination letters with respect to all Company Pension Plans that are intended to be qualified under Section 401(a) of the Code. The Company has provided or made available to Parent summaries of all Pension Plans, Welfare Plans, Compensation Plans, and related agreements, and, where applicable, complete and accurate copies of the annual reports (Form 5500) from the three most recent years, the most recent favorable determination letters, current summary plan descriptions related to each Employee Plan, and current employee handbooks or manuals.

(g) Except as set forth in Section 4.21 of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Pension Plan, Welfare Plan, Compensation Plan or other arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Pension Plan, Welfare Plan, or Compensation Plan currently in effect would be an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

      4.22 Contracts with Related Parties. Except for contracts with Parent or Parent’s Affiliates or as set forth in Section 4.22 of the Company Disclosure Schedule, there are no agreements or contracts between the Company and any officer, director, or stockholder of the Company or any entity in which any such officer, director or stockholder owns a more than five percent (5%) equity interest.

      4.23 Relations with Suppliers. Since December 31, 2000, no supplier of the Company has cancelled any contract or order for provision of, and, to the Knowledge of the Company, there has been no threat by any such supplier not to provide, raw materials, products, supplies, or services to the Company either prior to or following the Merger.

      4.24 Product Liability Claims. Except as set forth in Section 4.24 of the Disclosure Schedule, all products that the Company has manufactured, distributed or sold were merchantable, free from defects in design, specifications, processing, manufacture, material or workmanship, and suitable for the purpose for which they were sold. The Company has not incurred any uninsured or insured Product Liability. The Company has not received a claim based upon alleged Product Liability. Except as set forth in Section 4.24 of the Disclosure Schedule, the Company does not have any liability or obligation with respect to any Product Liability, whether or not heretofore asserted, or product recalls related to products manufactured, distributed or sold prior the Effective Time.

      4.25 Environmental Matters. The Company has obtained, and is in compliance with, all permits, licenses or other approvals necessary under the Environmental Laws or Regulations with respect to the Company’s business or assets, and is in compliance with all Environmental Laws or Regulations applicable to the Company’s business or assets. The Company’s business and assets comply with all such Environmental Laws or Regulations. No Hazardous Substances have been used, stored, manufactured, generated, transported, released or disposed of in violation of any Environmental Laws or Regulations in connection with or as a result of the Company’s business or assets. Neither the Company nor its business or assets have been or are subject to, any actual or threatened investigations, administrative proceedings, litigation, regulatory hearings, or other action threatened, proposed or pending that alleges (i) actual or threatened violation of or noncompliance with any Environmental Law or Regulation; or (ii) actual or threatened personal injury or property damage or contamination of any kind resulting from a release or threatened release of a Hazardous Substance with respect to the Company’s business and assets. The Company has not taken any action or failed to take any action with respect to its business, assets or the real property presently or formerly used by the Company in connection therewith that could reasonably be expected to result in (iii) actual or threatened violation of or noncompliance with any Environmental Law or Regulation; or (iv) actual or threatened personal injury or property damage or contamination or other liability or obligation of any kind resulting from a release or threatened release of a Hazardous Substance with respect to the Company’s business and assets. The Company has delivered to Parent true and complete copies of all (if any) reports, studies or tests in the possession of or initiated by the Company that pertain to Hazardous Substances or other environmental concerns regarding the Company’s business, assets or any real property used by the Company in connection with its business or assets. With respect to the real property presently or formerly used in connection with the Company’s business and assets, (v) no above-ground or, to the Knowledge of the Company, underground storage tanks are or were present on such real property or any improvements on structures thereon; (vi) such real property is not listed on the federal CERCLIS or on any local, state or federal list of hazardous waste sites; (vii) no Lien in favor of any governmental authority in response to a release or threatened release of any Hazardous Substance has been filed or attached to such real property; and (viii) there has been no past or present use, manufacture, generation, storage, transportation or disposal of any Hazardous Substance by any person under the Company’s control at or under such real property except in compliance with all Environmental Laws or Regulations. There is no Contamination caused by the Company of any former or current real property owned or leased by the Company.

      4.26 Business and Marketing Plans. The Company has made available to Parent, all material business plans or marketing programs employed by the Company in connection with its business.

      4.27 Absence of Certain Business Practices. Neither the Company, nor any officer, nor, to the Knowledge of the Company, any employee or agent of the Company, or any other person acting on their behalf, has directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) in violation of any applicable law or regulation.

      4.28 Minute Books. The Company has previously made available to Parent or its representatives all of its minutes of meetings of and corporate actions or written consents by the stockholders, Board of Directors, and committees of the Board of Directors of the Company.

      4.29 No Finders. No act of the Company has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder’s fee, or other like payment in connection with the transactions contemplated herein.

      4.30 Proxy Statement. None of the information supplied by the Company specifically for inclusion or incorporation in the Proxy Statement/ Prospectus (as defined in Section 6.5 hereof) and any amendments or supplements thereto will, at the date the Proxy Statement/ Prospectus (or any amendment or supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders Meeting, or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information relating to Parent or any affiliate of Parent supplied by Parent specifically for inclusion in the Proxy Statement/ Prospectus.

      4.31 State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the Agreements to Facilitate Merger and the transactions contemplated hereby and thereby and has taken such other actions so that neither the provisions of Section 203 (entitled “Business Combinations with Interested Stockholders”) of the DGCL nor the provisions of any other “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation nor the provisions of any applicable anti-takeover provisions in the Certificate of Incorporation or Bylaws of the Company will apply to this Agreement or the Agreements to Facilitate Merger or any of the transactions contemplated hereby or thereby.

      4.32 Merger Filings. The information as to the Company or any of its Affiliates or stockholders included in the Company’s filing, or submitted to Parent, MSD and Merger Subsidiary for inclusion in their filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto, and Foreign Merger Laws.

      4.33 Agreements to Facilitate. Affiliates of the Company that are holders of record of, in the aggregate, 1,973,800 shares of Company Common Stock and 9,388,190 shares of Company Preferred Stock have delivered to Parent valid and binding Agreements to Facilitate Merger.

      4.34 Disclosure. Without limitation of the representations and warranties contained in this Article 4, no representation or warranty by the Company in this Agreement and no information disclosed in the Company Disclosure Schedule, when taken together, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

      4.35 Conversion of Preferred Stock Prior to Effective Time. The holders of sufficient shares of Company Preferred Stock have agreed, prior to the date hereof, to cause all shares of Company Preferred Stock, pursuant to the terms thereof, to be converted into shares of Company Common Stock as of immediately prior to and contingent upon the Merger. At the Effective Time, no shares of Company Preferred Stock will be outstanding.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF PARENT, MSD AND MERGER SUBSIDIARY

      Except (i) as set forth in a document of even date herewith and concurrently delivered herewith (the “Parent Disclosure Schedule”) which shall identify by section number the provision of this Agreement to which each exception relates, or (ii) as described or incorporated by reference in Parent’s Annual Report on Form 10-K for the fiscal year ended April 27, 2001 or in any other filing by Parent with the SEC filed after the date of filing such Form 10-K and prior to the date hereof, Parent, MSD and Merger Subsidiary hereby jointly and severally make the following representations and warranties to the Company:

      5.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. MSD is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Merger Subsidiary is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of Parent, MSD and Merger Subsidiary has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Each of Parent, MSD and Merger Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined below). Parent has heretofore delivered or made available to the Company or its advisors complete and accurate copies of the Articles of Incorporation and Bylaws of Parent, as currently in effect.

      5.2 Authorization. Each of Parent, MSD and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent, MSD and Merger Subsidiary of this Agreement and the other agreements contemplated hereby to which Parent, MSD or Merger Subsidiary is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Boards of Directors of Parent, MSD and Merger Subsidiary and by Parent as the sole stockholder of MSD and Merger Subsidiary, and no other action of Parent’s, MSD’s or Merger Subsidiary’s Boards of Directors or corporate proceeding on the part of Parent, MSD and Merger Subsidiary, and no vote, consent, or approval of Parent’s shareholders, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Merger has been declared advisable by the Board of Directors of MSD and Merger Subsidiary. This Agreement has been duly and validly executed and delivered by each of Parent, MSD and Merger Subsidiary and, assuming due execution and delivery by the Company and the Stockhold-

ers’ Representatives, constitutes the valid and binding obligation of Parent, MSD and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

      5.3 Capitalization. As of April 26, 2002, the authorized capital stock of Parent consisted of (a) 1,600,000,000 shares of Common Stock with a par value of $.10 per share, of which there were 1,215,208,524 shares issued and outstanding, and (b) 2,500,000 shares of Preferred Stock with a par value of $1.00 per share, of which there were no shares issued and outstanding. The authorized capital stock of MSD consists of 10,000,000 shares of common stock, par value $.01 per share (“MSD Common Stock”), 1,000 of which are issued and outstanding and owned by Parent. The authorized capital stock of Merger Subsidiary consists of 2,500 shares of Merger Subsidiary Common Stock, 100 of which are issued and outstanding and owned by Parent. All issued and outstanding shares of Parent Common Stock, MSD Common Stock and Merger Subsidiary Common Stock are, and the shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 2 hereof shall be, at the time of issuance and delivery, validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 2 hereof shall be registered under the Securities Act and duly listed for trading on the NYSE, subject to official notice of issuance.

      5.4 Consents and Approvals. Except for (i) any applicable requirements of the Securities Act, the 1934 Act, state securities laws, the NYSE, the HSR Act, and Foreign Merger Laws, and (ii) the filing and recordation of appropriate merger documents as required by the DGCL, the authorization and approval by Parent’s, MSD’s and Merger Subsidiary’s Boards of Directors and the execution and delivery by Parent, MSD and Merger Subsidiary of this Agreement and the other agreements contemplated hereby to which Parent, MSD and Merger Subsidiary are parties, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Articles or Certificate of Incorporation or Bylaws of Parent, MSD or Merger Subsidiary; (b) violate any statute, law, rule, regulation, order, or decree of any Governmental Body or any nongovernmental self-regulatory agency by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval to be obtained from any Governmental Body or any nongovernmental self-regulatory agency; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of Parent or its subsidiaries under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound.

      5.5 Reports; Financial Statements; Absence of Changes. Parent has filed all forms, reports, registration statements, and documents required to be filed by it with the SEC since May 1, 1998 (such forms, reports, registration statements and documents, together with any amendments thereto, are referred to as the “Parent SEC Filings”). As of their respective dates, the Parent SEC Filings (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the 1934 Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Parent SEC Filings (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and the income, cash flows, and changes in shareholders’ equity for the periods involved, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected to have a Parent Material Adverse Effect). Since January 25, 2002, there has not occurred any event which could reasonably be expected to have a Parent Material Adverse Effect.

      5.6 Registration Statement. The Registration Statement (as defined in Section 6.5 hereof) and any amendments or supplements thereto will comply as to form in all material respects with the Securities Act, and none of the information supplied by Parent specifically for inclusion or incorporation therein or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith, will, at the time the Registration Statement becomes effective, at the date the Proxy Statement/ Prospectus (or any amendment or supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent with respect to information supplied by the Company or any affiliate of the Company specifically for inclusion in the Registration Statement.

      5.7 No Finders. No act of Parent, MSD or Merger Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder’s fee, or other like payment in connection with the transactions contemplated herein.

      5.8 Reorganization. Neither Parent, MSD, Merger Subsidiary nor, to the knowledge of Parent, any of its other subsidiaries has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger, if effected pursuant to Section 2.1(a), from constituting a reorganization qualifying under Section 368(a)(2)(D) of the Code. Neither Parent, MSD nor Merger Subsidiary is aware of any agreement, plan or other circumstances that would prevent the Merger, if effected pursuant to Section 2.1(a), from so qualifying under Section 368(a)(2)(D) of the Code.

      5.9 Merger Filings. The information as to Parent, MSD and Merger Subsidiary or any of their affiliates or shareholders included in Parent’s filing, or submitted to the Company for inclusion in its filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto, and Foreign Merger Laws.

ARTICLE 6

COVENANTS

      6.1 Conduct of Business of the Company. Except as contemplated by this Agreement, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations, to the extent commercially reasonable, according to its ordinary and usual course of business and consistent with past practice, and the Company will use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its officers and key employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, physicians, consultants, customers and others having material business relationships with it. The Company will promptly advise Parent of any material change in the management, present or planned business, properties, liabilities, results of operations or financial condition of the Company. The Company will, prior to distributing or otherwise circulating any notices, directives or other communications directed to all or groups of customers, vendors, employees, distributors or others associated with its business relating to the transactions contemplated hereby or to the operation of business after consummation of such transactions, consult with Parent and give Parent reasonable opportunity to comment thereon. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, from the date of this Agreement until the

Effective Time, the Company will not, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

(a) amend its Certificate or Articles of Incorporation, Bylaws or other governing documents;

(b) authorize for issuance, issue, sell, pledge or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or any securities convertible into shares of stock of any class (other than the issuance of shares of Company Common Stock or Company Preferred Stock pursuant to the exercise of Company Stock Purchase Rights outstanding on the date of this Agreement);

(c) split, combine, or reclassify any shares of its capital stock (whether by merger, consolidation, reorganization or otherwise), declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; or redeem or otherwise acquire any shares of its capital stock or its other securities; or amend or alter any material term of any of its outstanding securities;

(d) other than trade payables incurred in the ordinary course of business and consistent with past practice, create, incur or assume any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise agree to become liable or responsible for the obligations of any other person, or make any loans, advances (other than reasonable travel advances for Company purposes) or capital contributions to, or investments in, any other person; or create, incur or assume any material Lien on any material asset;

(e) except as required by existing contractual commitments or applicable law, (i) increase in any manner the compensation of any of its directors, officers, employees, or consultants, or accelerate the payment of any such compensation; (ii) pay, or accelerate or otherwise modify the payment, vesting, exercisability, or other feature or requirement of, any pension, retirement allowance, severance, change of control, stock option, or other employee benefit to any such director, officer, employee or consultant; or (iii) commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, change of control, retirement or other benefit, plan, agreement, or arrangement, or to any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof (except any amendment required by law or that would not materially increase benefits under the relevant plan);

(f) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof, sell, transfer, mortgage, or otherwise dispose of or encumber any assets or properties material to the Company;

(g) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association, or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company, except as provided in subsection (h) below and except purchases of inventory, materials and supplies in the ordinary course of business consistent with past practice;

(h) except for expenditures set forth in Section 6.1 of the Company Disclosure Schedule, make or agree to make any capital expenditure or expenditures;

(i) except as set forth in Section 6.1 of the Company Disclosure Schedule, enter into or terminate, or amend, extend, renew, or otherwise modify in any material respect (including, but not limited to, by default or by failure to act) any joint ventures or any other agreements, protocols or work plans pursuant to agreements with third parties, commitments, or contracts that are material to the Company (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business consistent with past practice); provided, however, that the Company may purchase, at a cost not to exceed $50,000, a “tail” insurance policy insuring the Company and the Surviving Corporation against claims for product liability on products manufactured or sold prior to the Effective Time, with substantially the same limits and terms as reflected in insurance currently carried by the Company (and Parent shall cause Company to maintain such tail policy for a period of one year following the Effective Time);

(j) enter into or terminate, or amend, extend, renew, or otherwise modify in any material respect (including, but not limited to, by default or by failure to act) any distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply, or similar contract, agreement, or understanding (except contracts, agreements or understandings expressly provided for or contemplated by this Agreement), or enter into any contract, plan, agreement, understanding, arrangement or obligation that restricts the Company’s, or after the Merger would restrict the Surviving Corporation’s or Parent’s, ability to conduct any line of business;

(k) change in any material respect its general credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

(l) remove or permit to be removed from any building, facility, or real property any material machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business consistent with past practice;

(m) alter or revise its accounting principles, procedures, methods, or practices in any material respect, except as required by applicable law or regulation or by a change in GAAP and concurred with by the Company’s independent public accountants;

(n) institute, settle, or compromise any claim, action, suit, or proceeding pending or threatened by or against it involving amounts in excess of $50,000, at law or in equity or before any Governmental Body (including, but not limited to, the FDA) or any nongovernmental self-regulatory agency;

(o) knowingly take any action, or knowingly fail to take any action, that would render any representation, warranty, covenant, or agreement of the Company in this Agreement inaccurate or breached such that the conditions in Section 7.2 will not be satisfied as of the Closing Date; or

(p) agree or consent, whether in writing or otherwise, to do any of the foregoing.

      6.2 Conduct of Business of Parent. Except as provided in or contemplated by this Agreement, from the date of this Agreement until the Effective Time, Parent will not do any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed):

(a) alter or revise its accounting principles, procedures, methods or practices in any material respect, except as required by applicable law or regulation or by a change in GAAP and concurred with by Parent’s independent public accountants;

(b) knowingly take any action that would result in a failure to maintain the trading of Parent Common Stock on the NYSE;

(c) knowingly take any action, or knowingly fail to take any action, that would render any representation, warranty, covenant or agreement of Parent in this Agreement inaccurate or breached such that the conditions in Section 7.3 will not be satisfied; or

(d) agree or consent, whether in writing or otherwise, to do any of the foregoing.

      6.3 No Solicitation. The Company shall not, and shall cause its officers, directors, employees, representatives, agents, or affiliates (including, but not limited to any investment banker, attorney, or accountant retained by the Company), not to, directly or indirectly, solicit, initiate, participate in or knowingly encourage in any way discussions or negotiations with, or knowingly provide any nonpublic information to, any corporation, partnership, person, or other entity or group (other than Parent or any affiliate or agent of Parent) concerning any proposed Alternative Transaction, or otherwise attempt to make or implement or knowingly facilitate an Alternative Transaction. The Company will immediately terminate all discussions with Third Parties concerning any proposed Alternative Transaction, and will request that such Third Parties promptly return any confidential information furnished by the Company in connection with any proposed Alternative Transaction. The Company will not waive any provision of any confidentiality, standstill or similar agreement entered into with any Third Party regarding any proposed Alternative Transaction, and prior to the Closing shall enforce all such agreements in accordance with their terms. The Company will promptly communicate to Parent the name of the person or entity submitting, and a description, in reasonable detail, of the terms and conditions of, any proposal or inquiry that it receives after the date hereof in respect of any proposed Alternative Transaction or a description, in reasonable detail, of any such information requested from it after the date hereof or of any such negotiations or discussions being sought to be initiated or continued with the Company after the date hereof in respect of a proposed Alternative Transaction; provided, however, that this Agreement shall not prohibit the Board of Directors of the Company from, prior to the Required Company Stockholder Vote, furnishing nonpublic information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Superior Proposal, if, and only to the extent that, (a) the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company’s regularly engaged legal counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law, (b) prior to first furnishing nonpublic information to, or first entering into substantive discussions and negotiations with, such person or entity after the date hereof, the Company (x) provides written notice of at least five business days to Parent to the effect that it intends to furnish information to, or enter into discussions or negotiations with, such person or entity, and naming and identifying the person or entity making the Superior Proposal, and (y) receives from such person or entity an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement (as defined in Section 6.4(b)) entered into with Parent, and (c) the Company concurrently provides Parent with all non-public information to be provided to such person or entity that Parent has not previously received from the Company, and the Company keeps Parent informed, on a daily or more regular basis if the context reasonably requires or Parent reasonably requests, of the status, terms and conditions of the Superior Proposal. Nothing in this section shall (i) permit the Company to terminate this Agreement, or (ii) permit the Company to enter into any agreement providing for an Alternative Transaction (other than the confidentiality agreement as provided, and in the circumstances and under the conditions set forth, above) for as long as this Agreement remains in effect.

      6.4 Access and Information.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party (in which case the Company shall use all commercially reasonable efforts to provide acceptable alternative arrangements, not in violation of such agreement or arrangement, for disclosure to Parent or its advisors) or pursuant to applicable law, the Company shall afford to Parent, and to Parent’s accountants, officers, directors, employees, counsel, and other representatives covered by the Confidentiality Agreement (as defined below), reasonable access during normal business hours upon reasonable prior notice, from the date hereof through the Effective Time, to all of its properties, books, data, contracts, commitments and records, and, during such period, the Company shall furnish promptly to Parent all information concerning the Company’s businesses, prospects, properties, liabilities, results of operations, financial condition, product evaluations and testing, pilot studies, clinical data and studies and evaluations, patient results, regulatory compliance, officers, employees, third party clinical investigators, consultants, distributors, customers, suppliers, and others having material dealings with the Company as Parent may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, investigators, consultants, distributors, customers, suppliers, and others having dealings with the Company as Parent may reasonably request. The Company’s obligation to afford access and provide information pursuant to the preceding sentence shall include, without limitation, such access and information as Parent shall deem necessary to enable Parent, or a third party designated by Parent, to conduct a full audit of the Company’s product performance and quality, pilot studies, clinical data and results, patient results, compliance with FDA regulations, policies and procedures, QSR compliance, manufacturing scale-up relations and dealings with third party physicians and other clinical investigators and consultants, and related performance, manufacturing, and compliance matters concerning the Company’s products. During the period from the date hereof to the Effective Time, the parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of the Company’s business and, in connection therewith, Parent shall be entitled, during normal business hours upon reasonable prior notice and in a manner that does not unreasonably interfere with the Company’s business, to have employees or other representatives present at the offices of the Company to observe, and be kept informed concerning, the Company’s operations and business planning.

(b) Parent, and its employees and other representatives as contemplated in the Confidentiality Agreement, shall hold in confidence all such nonpublic information as required and in accordance with the Confidentiality/ Nondisclosure Agreement dated December 3, 2001, between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect following the execution of this Agreement.

      6.5 Approval of Company’s Stockholders; Proxy Statement; Registration Statement.

(a) The Company shall promptly take all action necessary in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws to cause a special meeting of the Company’s stockholders (the “Company Stockholders Meeting”) to be duly called and held as soon as reasonably practicable following the date upon which the Registration Statement (as defined below) becomes effective for the purpose of voting upon the Merger and the adoption and approval of this Agreement and at such Meeting to submit this Agreement and the Merger to a vote of the stockholders. The stockholder vote required for adoption and approval of this Agreement and the approval of the Merger shall be no greater than that set forth in the DGCL and the Company’s Certificate of Incorporation as previously provided to Parent. The Company shall use best efforts to obtain the adoption and approval by the Company’s stockholders of this Agreement and the approval by the Company’s stockholders of the Merger. In accordance therewith, the Company shall, with the cooperation of Parent, prepare, as soon as reasonably practicable, a proxy statement/ prospectus included as part of the Registration Statement (such proxy statement/ prospectus, together with notice of meeting, form of Stockholder Proxy/ Consent, and any letter or other materials to the Company’s stockholders included therein are referred to in this Agreement as the “Proxy Statement/ Prospectus”). Parent shall furnish to the Company all information concerning Parent and its subsidiaries, officers, directors and shareholders, and shall take such other action and otherwise cooperate, as the Company may reasonably request in connection with any such action. The Company shall use its best efforts to cause the definitive Proxy Statement/ Prospectus to be mailed to the stockholders of the Company as soon as reasonably practicable after the Registration Statement shall have become effective, with the date of mailing as mutually determined by the Company and Parent. The Proxy Statement/ Prospectus shall include the recommendation of the Company’s Board of Directors in favor of the Merger; provided, however, that the Company’s Board of Directors may withdraw, modify or change its recommendation if, and only to the extent that, the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company’s regularly engaged legal counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law. The Proxy Statement/ Prospectus shall also include, if requested by the Company, a proposal that the stockholders of the Company approve payments to executives that could be “parachute payments” under Section 280G of the Code and all related information. The Company shall furnish Parent all information and other material related to such proposal for inclusion in the Proxy Statement/ Prospectus. Whether or not the Company’s Board of Directors has withdrawn, modified or changed its recommendation in favor of the Merger, unless and until this Agreement is validly terminated pursuant to Article 8, nothing herein shall limit or eliminate in any way the Company’s obligation to call, give notice of, convene and hold the Company Stockholders Meeting and at such meeting submit this Agreement and the Merger to a vote of the Company’s stockholders (and not postpone or adjourn such meeting or the vote by the Company’s stockholders upon this Agreement and the Merger to another date without Parent’s approval).

(b) Parent shall, with the cooperation of the Company, prepare and file, as soon as reasonably practicable, a registration statement under the Securities Act registering the shares of Parent Common Stock to be issued in the Merger (the “Registration Statement”), which Registration Statement shall include the Proxy Statement/ Prospectus. Parent will use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable. Parent shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish to Parent all information concerning the Company and the holders of its capital stock, and shall take such other action and otherwise cooperate, as Parent may reasonably request in connection with any such action.

(c) Parent shall notify the Company promptly (i) of the receipt of the comments of the SEC, (ii) of any request by the SEC for amendments or supplements to the Registration Statement, (iii) of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or the issuance of any stop order and (iv) of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.

(d) Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Proxy Statement/ Prospectus or the Registration Statement, the Company or Parent, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC. No amendment or supplement to the Proxy Statement/ Prospectus or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed).

      6.6 Third Party Consents. The Company will, at its cost and expense, use all commercially reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of the Company to promptly consummate the transactions contemplated hereby. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents. Parent will, at its cost and expense, use all commercially reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of Parent to promptly consummate the transactions contemplated hereby. The Company agrees to cooperate with Parent in connection with obtaining such approvals and consents.

      6.7 Company Affiliates’ Letters.

(a) The Company has delivered to Parent a list of names and addresses of those persons, in the Company’s reasonable judgment after consultation with outside legal counsel, who, as of the date hereof, are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person, a “Company Affiliate”) of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list and shall promptly update such list to reflect any changes thereto. The Company has delivered or caused to be delivered, or will, promptly after the execution hereof, deliver or cause to be delivered, to Parent an affiliate’s letter in the form attached hereto as Exhibit B, executed by each of the Company Affiliates identified in the foregoing list, and shall use reasonable best efforts to deliver or cause to be delivered to Parent as soon as practicable after the date hereof such an affiliate’s letter executed by any additional persons who, to the Knowledge of the Company, become Company Affiliates after the date hereof. Parent shall be entitled to place legends as specified in such affiliates’ letters on the certificates evidencing any of the Parent Common Stock received by such Company Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such letters.

(b) For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Parent will use commercially reasonable efforts to comply with Rule 144(c)(1) under the Securities Act.

      6.8 Expenses.

(a) Whether or not the Merger is consummated, each party will pay all costs and expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby since March 31, 2002, including, without limitation, all legal, accounting, investment banking, broker, financial advisory, consulting and all other fees and expenses of third parties (collectively, but excluding the costs and expenses referred to in the next sentence, the “Third Party Expenses”). The Company and Parent shall each pay or reimburse the other party for one-half of the cost of (i) printing and filing with the SEC the Proxy Statement/ Prospectus and the Registration Statement, and (ii) the filing fees required under the HSR Act or any Foreign Merger Laws.

(b) In the event that the Merger is consummated, Parent agrees to pay or cause the Company to pay all Third Party Expenses incurred by the Company, and Parent shall have full recourse to the Escrow Fund for payment of all Third Party Expenses incurred by the Company in excess of the greater of the Estimated Third Party Expenses and $300,000.

      6.9 Further Actions. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

      6.10 Regulatory Approvals.

(a) The Company and Parent each agree to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things as may be necessary under federal or state securities laws or the HSR Act or Foreign Merger Laws applicable to or necessary for, and will file as soon as reasonably practicable and, if appropriate, use commercially reasonable efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies (including, without limitation, the FDA and equivalent foreign regulatory bodies, and other foreign regulatory bodies that administer Foreign Merger Laws, and any foreign labor councils or bodies as may be required) that they deem necessary or appropriate for, the consummation of the Merger or any of the other transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions.

(b) Although the parties do not anticipate any legislative, administrative or judicial objection to the consummation of the Merger or any of the transactions contemplated by this Agreement, each of the Company, Parent, MSD and Merger Subsidiary agrees to use commercially reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Order”) that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing available avenues of administrative and judicial appeal. Each of the Company, Parent, MSD and Merger Subsidiary also agrees to use commercially reasonable efforts to take any and all actions necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental antitrust authority or any other party so as to enable the parties to close by the date specified in Section 8.1(b) the transactions contemplated hereby. Notwithstanding the foregoing provisions of this Section 6.10 or anything in this Agreement to the contrary, nothing shall require Parent or Merger Subsidiary to make or agree to make, or to cause or permit the Company to make or agree to make, any divestiture of any portion of any business or assets of Parent, MSD, Merger Subsidiary, the Company or any of their affiliates in order to obtain any waiver, consent or approval, and neither Parent nor Merger Subsidiary shall be required to hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, as of and after the Closing any businesses or assets of the Company, Parent or any of their respective affiliates.

      6.11 Certain Notifications. The Company shall promptly notify Parent in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by the Company or its affiliates to satisfy any of the conditions specified in Section 7.1 or 7.2. Parent shall promptly notify the Company in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by Parent or its affiliates to satisfy any of the conditions specified in Section 7.1 or 7.3.

      6.12 Voting of Shares. To induce Parent to execute this Agreement, all executive officers of the Company, members of the Company’s Board of Directors, and stockholders having the right to designate a member of or observer to the Company’s Board of Directors have executed and delivered as of the date hereof Agreements to Facilitate Merger in the form attached hereto as Exhibit C, pursuant to which each such person has agreed to vote or sign a written consent with respect to all of such person’s shares of Company Common Stock and Company Preferred Stock in favor of the Merger.

      6.13 NYSE Listing Application. Parent shall promptly prepare and submit to the NYSE a listing application for the Parent Common Stock to be issued in the Merger pursuant to Article 2 of this Agreement, and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice to the NYSE of issuance. The Company shall cooperate with Parent in such listing application.

      6.14 Indemnification of Company Officers and Directors.

(a) If the Merger is effected pursuant to Section 2.1(b), the Certificate of Incorporation and the Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification, payment of fees and expenses and exculpation from liability set forth in the Company’s Certificate of Incorporation and Bylaws on the date of this Agreement. If the Merger is effected pursuant to Section 2.1(a), the Certificate of Incorporation and the Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification, payment of fees and expenses and exculpation from liability set forth in the Certificate of Incorporation and Bylaws of MSD on the date of this Agreement. In either case, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or at any time prior to the Effective Time were directors, officers, employees or agents of the Company (for purposes of this Section 6.14, the “D&O Indemnified Parties”), unless such modification is required by law. Parent hereby guarantees, effective at the Effective Time, the obligations of the Surviving Corporation with respect to the indemnification and payment of fees and expenses provisions contained in the Surviving Corporation’s Certificate of Incorporation and Bylaws with respect to acts occurring at or before the Effective Time (including the transactions contemplated by this Agreement).

(b) The Company and the D&O Indemnified Parties have entered into Indemnification Agreements, which are identified in Section 4.22 of the Disclosure Schedule. Parent acknowledges that such Indemnification Agreements will be assumed by and become obligations of the Surviving Corporation and Parent hereby guarantees, effective at the Effective Time, the obligations of the Surviving Corporation under such Indemnification Agreements.

(c) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.14.

(d) This Section 6.14 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

      6.15 Benefit Plans and Employee Matters. From and after the Effective Time, Parent shall use commercially reasonable efforts to cause the Surviving Corporation to provide employee benefits and programs to the Company’s employees that, in the aggregate, are no less favorable than the benefits currently provided by the Company to its employees; provided, however, the Surviving Corporation shall not be required to provide any specific benefits that Parent does not otherwise provide to its similarly situated employees. To the extent Parent satisfies its obligations under this Section by maintaining Company benefit plans, Parent shall not be required to include employees of the Company in Parent’s benefit plans. From and after the Effective Time, Parent shall honor or cause the Surviving Corporation to honor, in accordance with their terms, all employment and severance agreements and all severance, incentive and bonus plans as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company and that are disclosed in Section 4.1J of the Company Disclosure Schedule. To the extent that service is relevant for purposes of eligibility, vesting or allowances (but not for benefit accruals) under any plan, program or arrangement of the Surviving Corporation, employees of the Company shall be credited for service accrued prior to the Effective Time with the Company. Under no circumstances shall employees receive credit for service accrued or deemed accrued prior to the Effective Time with the Company for benefit accruals under any employee pension benefit plan (as defined by Section 3(2) of ERISA) or any retiree health plan. Notwithstanding anything in this Section 6.16 to the contrary, nothing in this Section 6.16 shall be deemed to limit or otherwise affect the right of Parent or the Surviving Corporation (i) to terminate employment or change the place of work, responsibilities, status or description of any employee or group of employees, or (ii) to terminate any employee benefit plan without establishing a replacement plan to the extent the Company would have had such right prior to the Effective Time, in each case as Parent or the Surviving Corporation may determine in its discretion.

      6.16 Obligations of MSD and Merger Subsidiary. Parent shall take all action necessary to cause MSD and Merger Subsidiary to perform their respective obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

      6.17 Qualification of Merger as a Reorganization. It is the intent of the parties to this Agreement that the Merger, if effected pursuant to Section 2.1(a), qualify as a reorganization within the meaning of Section 368(a) of the Code, and each of Parent, MSD, Merger Subsidiary, the Company and the Surviving Corporation covenants and agrees not to take any position on any return or report relating to Taxes inconsistent with such intent. From and after the date of this Agreement, each of Parent, MSD, Merger Subsidiary, Company and Surviving Corporation shall use all commercially reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken that could prevent the Merger, if effected pursuant to Section 2.1(a), from qualifying as a reorganization under Section 368(a)(1)(A) by reason of Section 368(a)(2)(D) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

      6.18 Noncompetition Agreements. To induce Parent to execute this Agreement, the Company has caused those executives who, as of the date hereof, have been specified by Parent to execute and deliver to Parent as of the date hereof (but expressly contingent upon the Closing of the Merger) noncompetition agreements substantially in the form of Exhibit D hereto.

      6.19 Escrow Agreement. Concurrently with the execution of this Agreement, Parent, MSD, Merger Subsidiary, the Company and the Stockholders’ Representative are entering into an Escrow Agreement substantially in the form of Exhibit E.

      6.20 Stockholder Notes. All notes receivable of the Company due from employees or stockholders of the Company shall be paid in full prior to the Closing.

      6.21 Calculation of Merger Shares. Prior to the Effective Time, the Company shall provide to Parent (i) an update to Section 4.4 reflecting the capitalization of the Company as of immediately prior to the Effective Time; (ii) a detailed list setting forth the name, address and tax identification number of each holder of Company Securities as well as the number and type of Company Securities held by such holder as of immediately prior to the Effective Time; and (iii) such additional information as is reasonably requested by Parent or the Exchange Agent in order to compute amounts to be paid hereunder to holders of Company Securities. Based on the information provided to Parent pursuant to this Section 6.21, Parent shall prepare and provide to the Company a list setting forth in reasonable detail the amount of cash payable to and/or the number of Merger Shares issuable to each holder of Company Securities pursuant to Article 2 of this Agreement.

      6.22 Bryan Cervical Disc System. The Company will use commercially reasonable efforts to maintain the IDE. From and after the date hereof, the Company will provide to Parent all Test Reports generated by

Company (i.e., all CR’s, VR’s, FR’s and ER’s), Company’s Monthly Complaint Summary, all Goat Data/ Twelve-Month and all communications to or from the FDA. In addition, Company shall promptly notify MSD of any issue of which Company becomes aware that could have a significant effect on the clinical performance or availability of the product or the maintenance of the IDE, and will promptly provide Parent or MSD with true and complete copies of any documents requested by Parent or MSD relating to such issue.

      6.23 Medtronic Voting Agreement. To induce the Company to enter into this Agreement, Medtronic has concurrently entered into a Voting Agreement, pursuant to which it has agreed to vote in favor of (i) the Merger, (ii) if requested by the Company, a proposal to approve payments to executives under Section 280G of the Code as contemplated in Section 6.5 and (iii) an increase in authorized shares of Series D Preferred Stock for use as contemplated in Section 9.1(a).

ARTICLE 7

CLOSING CONDITIONS

      7.1 Conditions to Obligations of Parent, MSD, Merger Subsidiary and the Company. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(a) No Injunction. None of Parent, MSD Merger Subsidiary or the Company shall be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States or the European Union that is then in effect and (i) has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger, or (ii) would impose any material limitation on the ability of Parent to effectively exercise full rights of ownership of the Company or the assets or business of the Company.

(b) Stockholder Approval. The Required Company Stockholder Vote shall have been obtained in accordance with the DGCL and the Company’s Articles of Incorporation and Bylaws.

(c) Registration Statement. If the Merger is effected pursuant to Section 2.1(a), the Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any “stop order,” and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness or qualification thereof shall have been initiated and be continuing.

(d) NYSE Listing. If the Merger is effected pursuant to Section 2.1(a), the shares of Parent Common Stock to be delivered pursuant to the Merger shall have been duly authorized for listing on the NYSE, subject to official notice of issuance.

(e) Waiting Periods. The waiting periods (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any Foreign Merger Laws, if applicable, shall have expired or been terminated.

      7.2 Conditions to Obligations of Parent, MSD and Merger Subsidiary. The respective obligations of Parent, MSD and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable law:

(a) Representations and Warranties True. The representations and warranties of the Company contained in this Agreement, without regard to any qualification or reference to “material,” “Company Material Adverse Effect,” or similar variations thereof (a “Materiality Qualifier”) shall be true and correct as of the Closing as though such representations and warranties were made at such time, except that those representations and warranties that address matters only as of the date hereof or another particular date shall remain true and correct as of such date, and except in any case for any inaccuracies of representations and warranties that, individually and in the aggregate, have not had, or would not have, a Company Material Adverse Effect. Parent shall have received a certificate to the foregoing effect signed by the Chief Executive Officer of the Company or other authorized Officer of the Company.

(b) Performance. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and Parent shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

(c) Company Affiliates’ Letters. Parent shall have received a letter from each of the Company Affiliates pursuant to Section 6.7 hereof.

(d) Consents. The Company shall have obtained all permits, authorizations, consents, and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to Parent, and Parent, MSD and Merger Subsidiary shall have received evidence satisfactory to them of the receipt of such permits, authorizations, consents, and approvals.

(e) Noncompetition Agreements. Parent shall have received executed noncompetition agreements substantially in the form annexed hereto as Exhibit D from each of the persons listed on the schedule attached to such Exhibit D.

(f) Employees. At least 10 of the 13 key employees of the Company listed on Exhibit F hereto shall have agreed to continue their employment with the Company following the Merger on the current terms and conditions of their employment.

(g) IDE. The Company shall not have received any notice or other communication from the FDA restricting the authorization to enroll up to 336 patients under the IDE.

(h) Goat Data/ Twelve Month. The Goat Data/ Twelve Month shall not be adverse compared to the Goat Data/ Six Month for purposes of maintaining the IDE.

(i) Legal Opinion. Perkins Coie LLP, counsel for the Company, shall have delivered to Parent a written opinion, dated the Closing Date, in substantially the form of the attached Exhibit G.

      7.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable law:

(a) Representations and Warranties True. The representations and warranties of Parent contained in this Agreement, without regard to any qualification or reference to “material,” “Parent Material Adverse Effect,” or similar variations thereof shall be true and correct as of the Closing as though such representations and warranties were made at such time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and except in any case for any inaccuracies of representations and warranties that, individually or in the aggregate, have not had, or would not have, a Parent Material Adverse Effect. The Company shall have received a certificate to the foregoing effect signed by the President or other authorized officer of Parent.

(b) Performance. Parent, MSD and Merger Subsidiary shall have performed and complied with all material covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Company shall have received a certificate to such effect signed by the President or other authorized officer of Parent.

(c) Tax Opinion. The Company shall have received an opinion of Perkins Coie LLP, counsel to the Company, addressed to the Company and its stockholders, based upon representations of Parent, MSD, Merger Subsidiary and the Company and normal assumptions, and dated on or about the date that is two business days prior to the date the Proxy Statement/ Prospectus is first mailed to the Company’s stockholders, which opinion shall not have been withdrawn or modified in any material respect prior to the Effective Time, to the effect that, subject to customary conditions and representations, the Merger, if effected pursuant to Section 2.1(a), will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, MSD and the Company will be considered a party to such reorganization. Parent, MSD and the Company hereby agree to provide to such counsel the certificates in substantially the form of the attached Exhibit H, which may be relied upon by such counsel in rendering such opinion.

(d) Legal Opinion. Fredrikson & Byron, P.A., counsel for Parent, shall have delivered to the Company a written opinion, dated the Closing Date, in substantially the form of the attached Exhibit I.

ARTICLE 8

TERMINATION AND ABANDONMENT

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, only:

(a) by mutual written consent duly authorized by the Board of Directors of Parent and the Board of Directors of the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated on or before October 31, 2002; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date; and provided further, however, that the Company may not terminate pursuant to this provision if any stockholders who are parties to Agreements to Facilitate Merger have failed to comply with such Agreements and such failure shall have been the proximate cause of the Merger not being consummated; and provided further, however, that, if a request for additional information is received from the FTC or DOJ pursuant to the HSR Act or additional information is requested by a governmental authority (a “Foreign Authority”) pursuant to Foreign Merger Laws, such date shall be extended to the later of (i) the date set forth above or (ii) the 90th day following acknowledgment by the FTC, DOJ, or Foreign Authority, as applicable, that Parent and the Company have complied with such request, but in any event not later than January 31, 2003;

(c) by either Parent or the Company if a court of competent jurisdiction or an administrative, governmental, or regulatory authority in the United States or the European Union has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

(d) by Parent if (i) Parent is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 7.2 will not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 8.1(b), then for so long as the Company continues to exercise reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(d); or

(e) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Parent of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 7.3 will not be satisfied (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 8.1(b), then for so long as Parent continues to exercise reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(e).

      8.2 Effect of Termination. Except as provided in the next sentence of this paragraph, in the event of the termination of this Agreement pursuant to any paragraph of Section 8.1, the obligations of the parties to consummate the Merger will expire, and none of the parties will have any further obligations under this

Agreement except pursuant to Sections 6.4(b), 6.8(a), and Article 10. Nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE 9

INDEMNIFICATION

      9.1 Escrow Fund; Survival.

(a) Concurrently with the execution of this Agreement, Parent will deposit with Wells Fargo Bank Minnesota, N.A. (or other institution selected by Parent with the reasonable consent of the Company) as escrow agent (the “Escrow Agent”) cash in the amount of $12,500,000 (the “Earnest Amount”). Such deposit will be governed by the terms set forth herein and in the Escrow Agreement, which among other things, provides that (i) upon the Effective Time of the Merger pursuant to Section 2.1(b), the Earnest Amount, together with any interest thereon, will be used to off set any obligation Parent has pursuant to Section 2.8(c) to pay to the Escrow Agent any Escrow Cash, with any portion of the Earnest Amount remaining after such offset to be released to Parent, (ii) upon the earlier of the Effective Time of the Merger pursuant to Section 2.1(a) and any termination of this Agreement pursuant to Section 8.1(d), the Earnest Amount, together with any interest thereon, will be released to Parent, and (iii) upon any termination of this Agreement other than as described in clause (ii) or on October 11, 2002, if this Agreement has not been terminated as described in clause (ii) and if the Closing has not occurred for any reason other than a breach by the Company of any representation, warranty or covenant of the Company, the Earnest Amount will be released to the Company in consideration of the Company’s issuance to Parent of 799,232 fully paid and nonassessable shares of the Company’s Series D Convertible Preferred Stock (subject to adjustment for any reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction). In connection with any issuance of the Company’s Series D Convertible Preferred Stock referred to in this Section 9.1, the representations and warranties of the Company set forth in Article 4 shall, notwithstanding anything herein to the contrary, be deemed to have survived the termination of this Agreement, and Parent shall have been deemed to rely on such representations and warranties, as made on the date hereof, in connection with Parent’s investment decision related to such issuance. If the Earnest Amount is released to the Company under clause (iii) or Parent otherwise purchases Company Preferred Stock pursuant to this Section, and the Agreement is not terminated (or is terminated but is subsequently re-instituted) and the Merger subsequently occurs, then, upon the Effective Time, the Company shall take any actions reasonably requested by Parent designed to prevent or minimize any adverse tax effects to the Company as a result of the Company’s receipt of the Earnest Amount (so long as such steps do not reduce the aggregate merger consideration issuable or payable to the Company Stockholders), including, if Parent so requests, (i) transferring the Earnest Amount (less any amounts paid to creditors of the Company) to the Exchange Agent for distribution to Company Stockholders as part of (and not an increase to) the Closing Consideration, or (ii) rescinding such release of the Earnest Amount or such share purchase by Parent. If (1) the Earnest Amount is not released to the Company under clause (iii) because Parent claims to terminate this Agreement pursuant to Section 8.1(d) or because Parent claims that the Closing has not occurred because of a breach by the Company of any representation, warranty or covenant of the Company, (2) it is later finally determined by a court of competent jurisdiction that Parent was not entitled to so terminate this Agreement or that the Company was not in such breach, as applicable, and (3) Parent does not, on or before the date of Parent’s termination, offer to purchase 799,232 fully paid and nonassessable shares of the Company’s Series D Convertible Preferred Stock (subject to adjustment for any reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction) at a price equal to the Earnest Amount, then Parent shall pay to the Company in cash the sum of $12,500,000 as liquidated damages for such Parent’s failure to release the Earnest Amount. Parent acknowledges that the agreements contained in this Section 9.1(a) are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, the Company would not enter into this Agreement. If the Company is entitled to such liquidated damages under the immediately preceding sentence, Parent shall also pay to the Company the Company’s costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid Earnest Amount under this section, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Wells Fargo Bank Minnesota, N.A.; provided, however, that the Company shall pay to Parent Parent’s costs and expenses (including legal fees and expenses) incurred in connection with any such legal action if the Company’s claims against Parent in such legal action do not prevail. Any change in the interest rate hereunder resulting from a change in such prime rate shall be effective at the beginning of the date of such change in such prime rate. The Company agrees that the payment provided for in this Section 9.1(a) shall be the sole and exclusive remedies of the Company for Parent’s failure to release the Earnest Amount as contemplate by clause (iii). upon termination of this Agreement pursuant to Section 8.1(d), as the case may be, and such remedies shall be limited to the sum stipulated in such Section 8.2(a), regardless of the circumstances giving rise to such termination

(b) Pursuant to Section 2.8(c), if the Merger is effected pursuant to Section 2.1(a), the Escrow Shares shall be registered in the name of the Escrow Agent, and the Escrow Shares shall be deposited with the Escrow Agent. If the Merger is effected pursuant to Section 2.1(b), the Escrow Cash shall be deposited with the Escrow Agent. Any such deposit shall be governed by the terms set forth herein and in the Escrow Agreement, which, among other things, provides for the release of one hundred percent (100%) of the Escrow Fund on the one year anniversary of the Effective Date.

(c) The Escrow Fund shall be available to indemnify, hold harmless and reimburse any Parent Indemnified Parties for any Damages indemnifiable under this Article 9 and as provided in the Escrow Agreement.

(d) Subject to Section 9.6, all representations, warranties, covenants and obligations in this Agreement, including the Company Disclosure Schedule, or in any other document or certificate delivered pursuant herewith shall survive until one year after the Effective Time (the “Survival Period”). Subject to Section 9.6, the Company Stockholders’ indemnification obligations pursuant to this Article 9 shall terminate upon expiration of the Survival Period; provided, however, that such indemnification obligations shall not terminate with respect to a particular item as to which, before the expiration of the Survival Period, the party seeking indemnification has made a claim by delivering a written notice of such claim (in accordance with the terms of this Article) to the Stockholders’ Representatives.

(e) Parent’s right to indemnification and payment of Damages, or other remedy based on such representations, warranties, covenants and obligations, shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. Except as set forth in Section 9.1(f), the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Article 9, or other remedy based on such representations, warranties, covenants, and obligations.

(f) Notwithstanding anything herein to the contrary, the representations and warranties contained in Article 4, including the Company Disclosure Schedule, shall, for purposes of the Company Stockholders’ obligations pursuant to this Article 9, be deemed to be made as of the date of this Agreement and as of the Closing (except to the extent any such representation or warranty expressly speaks of an earlier date) without regard to the exceptions set forth in the certificates delivered in connection with Sections 7.2(a) or 7.2(b), unless (i) such exceptions relate to events or conditions, or the Knowledge of the Company with respect to such events or conditions, arising after the date of this Agreement such that the Company’s representations and warranties were true when made as of the date of this Agreement, (ii) such events or conditions are not a result of the Company’s breach of any of its covenants in this Agreement, (iii) the Company acknowledges in writing that such exceptions would permit Parent to terminate the Agreement under Section 8.1(d), and (iv) Parent nevertheless elects to close the transactions contemplated by this Agreement, in which case the representations and warranties of the Company shall be deemed to be made as of the Closing subject to such exceptions.

      9.2 Indemnification Obligations. The Company Stockholders shall severally and not jointly indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors, employees, shareholders, agents and representatives (collectively, the “Parent Indemnified Parties”), for, and shall pay to the Parent Indemnified Parties the amount of, any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising out of, based upon or resulting from: (a) any breach of any representation or warranty made by the Company or the Stockholders’ Representatives (on behalf of the Company Stockholders) in this Agreement, including the Company Disclosure Schedule, or in any other document or certificate delivered by or on behalf of the Company pursuant to this Agreement; (b) any of the following matters, whether or not such matters otherwise constitute a breach of any representation or warranty made by the Company or the Stockholders’ Representatives (on behalf of the Company Stockholders) in this Agreement: (i) except as set forth in Section 4.13 of the Disclosure Schedule, any claim that the manufacture, marketing, distribution, use or sale of the Bryan Cervical Disc System (whether in clinical trials or if it were sold commercially) infringes, misappropriates or otherwise conflicts with the Intellectual Property rights of any person (excluding Parent and any of its Affiliates), (ii) any significant alteration or redesign of the Bryan Cervical Disc System required to maintain the current IDE status or to obtain an unconditional IDE, for purposes of which any alteration or redesign which delays or is reasonably likely to delay receipt of FDA pre-market approval shall be considered significant, or (iii) any claim by a third party based on any of the matters disclosed in Section 4.24 of the Company Disclosure Schedule; (c) any breach by the Company of any covenants, agreements or obligations of the parties contained in this Agreement, including the Company Disclosure Schedule, or in any other document or certificate delivered by or on behalf of the Company pursuant to this Agreement; or (d) aggregate Third Party Expenses incurred by the Company in excess of the greater of the Estimated Third Party Expenses and $300,000; provided, however that in no event shall the Company Stockholders indemnify the Parent Indemnified Parties for Damages arising out of, based upon or resulting from any loss, liability, claim, damage or expense based in whole or in part upon the Company’s or its Board of Directors’ or Parent’s defense against any assertion that the Board of Directors breached any fiduciary obligation to the Company’s stockholders in connection with the approval of the Merger or approval of any of the agreements contemplated herein or (ii) Taxes (including a reduction in any Tax attribute) arising out of, based upon or resulting from the release to the Company of the Earnest Amount pursuant to the Escrow Agreement and Section 9.1 hereof. For purposes of this Article, any breach of or inaccuracy in any representation or warranty shall be determined without regard to any Materiality Qualifier set forth in such representation or warranty, and all references to Materiality Qualifiers shall be ignored for purposes of determining whether such representation or warranty was true and correct when made; provided, however, that a Materiality Qualifier shall be given effect and shall not be ignored for purposes of determining whether such representation or warranty was true or correct when made if the aggregate Damages arising from breaches and inaccuracies with respect to such representation or warranty do not exceed $10,000. The Company Stockholders shall satisfy their obligations under this Section 9.2 through the Escrow Fund.

      9.3 Limitations on Amount. Subject to Section 9.6, the Company Stockholders shall not have liability for indemnification pursuant to clauses (a) or (b) of Section 9.2 (i) unless and until the aggregate amount of all Damages with respect to such matters, taken together, cumulatively exceeds $2,500,000, in which case each Parent Indemnified Party shall be entitled to indemnification for the entire amount of such Parent Indemnified Party’s Damages, and (ii) for any Damages in the aggregate in excess of the Escrow Fund; provided, however, that this Section 9.3 shall not apply to Damages directly or indirectly arising or resulting from or in connection with any fraudulent misrepresentation, and each of the Company Stockholders shall be severally and not jointly liable for such Company Stockholder’s pro rata portion of all Damages, up to such Company Stockholder’s pro rata portion of the aggregate consideration delivered by Parent pursuant to this Agreement, with respect to such fraudulent misrepresentation. For purposes of this Section 9.3 and Section 9.6, a particular Company Stockholder’s “pro rata portion” means a fraction, the numerator of which is Closing Consideration to which a Company Stockholder is entitled under this Agreement and the denominator is the Closing Consideration

      9.4 Payments to Parent.

(a) Any payment to be made to a Parent Indemnified Party pursuant to this Article 9 shall be made in cash or shares of Parent Common Stock valued at the Adjusted Average Market Price or, if Parent makes the Adjustment Waiver pursuant to Section 2.6, the Unadjusted Average Market Price.

(b) The Escrow Fund shall, for federal income tax purposes, be deemed to be owned by the Company Stockholders, who shall be entitled to vote the Escrow Shares on all matters presented to the shareholders of Parent. In the event any dividends or distributions are made on or in respect of the Escrow Shares, such dividends or distributions received with respect to such Escrow Shares shall be held in the Escrow Fund in accordance with the terms of the Escrow Agreement.

      9.5 Procedures for Indemnification.

(a) The Parent Indemnified Party agrees to give prompt notice to the Stockholders’ Representatives of the assertion of any third party claim, or the commencement of any suit, action or proceeding by a third party in respect of which indemnity may be sought under this Article; provided, that the failure to give such notice shall not affect the rights of the Parent Indemnified Party except to the extent the Company Stockholders are materially prejudiced by such failure. The notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If such claim to indemnification arises from a suit, action or proceeding by a third party (a “Third Party Claim”) and if the Stockholders’ Representatives admit that the Parent Indemnified Party is entitled to indemnification with respect to such claim, then the Stockholders’ Representatives shall be entitled to control the defense of such Third Party Claim, with the Stockholders’ Representatives’ reasonable out of pocket expenses thereof reimbursed from the Escrow Fund pursuant to the Escrow Agreement. The Parent Indemnified Party shall cooperate with the Stockholders’ Representatives in such defense, including providing access to relevant personnel and information held by Parent; provided that the Parent Indemnified Party shall not be obligated to incur any out-of-pocket expenses except to the extent the Stockholders’ Representatives agree in writing to cause the Parent Indemnified Party to be reimbursed from the Escrow Fund for such expenses as they are incurred. The Company Stockholders shall not be liable for any settlement of a Third Party Claim effected without the Stockholders’ Representatives’ consent; provided that such consent shall not be unreasonably withheld. Without the consent of Parent, which consent shall not be unreasonably withheld, the Stockholders’ Representatives shall not settle any Third Party Claim in respect of which indemnity may be sought hereunder if such settlement involves an admission of liability or wrongdoing on the part of the Parent Indemnified Party, or a restriction on the operation of Parent’s or the Parent Indemnified Party’s business in the future or would materially adversely affect the business reputation or Tax liability of the Parent Indemnified Party.

(b) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice from the Parent Indemnified Party to the Stockholders’ Representatives, in accordance herewith or the Escrow Agreement.

      9.6 Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the provisions of this Article 9 with respect to indemnification shall not be the exclusive remedy for Parent except with respect to claims based on a breach of this Agreement, and that Parent shall have the right to recover Damages from the Company Stockholders from any court of competent jurisdiction for, and that each Company Stockholder shall be severally but not jointly liable for such holder’s respective pro rata portion of Damages, up to the Closing Consideration and undisbursed portion of the Escrow Fund arising out of, based upon or resulting from any fraudulent misrepresentation by the Company or the Stockholder Representatives (on behalf of the stockholders of the Company) in this Agreement or in any other document or certificate delivered by the Company pursuant to this Agreement. Notwithstanding anything to the contrary herein, the existence of this Article 9 and of the rights and restrictions set forth herein do not limit any (i) equitable remedies or (ii) any type of statutory or common law remedy that is not based on a breach of this Agreement or any indemnity right provided in this Article 9. No holder of Company Securities shall, in any capacity, have any right to contribution, offset or indemnification from the Company for any claim hereunder made by any Parent Indemnified Party after the Effective Time. Nothing herein shall limit the liability of any party for any breach of any representation, warranty or covenant if the Merger is not consummated.

      9.7 Tax Treatment. Indemnification payments made pursuant to this Article shall be treated for Tax purposes as adjustments to the Merger Shares and cash consideration.

ARTICLE 10

MISCELLANEOUS

      10.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, MSD, Merger Subsidiary, and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock or Company Preferred Stock shall be converted upon consummation of the Merger or which would otherwise require stockholder approval under applicable law unless such stockholder approval shall have been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      10.2 Waiver of Compliance; Consents. Any failure of Parent, MSD or Merger Subsidiary on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Company or Parent, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing. MSD and Merger Subsidiary agree that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon MSD and Merger Subsidiary, whether or not given expressly on their behalf.

      10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally by commercial courier service or otherwise, or by telecopier, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, MSD or Merger Subsidiary or, after the Closing, to the Company, to:

Medtronic, Inc.

World Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432-5604

with separate copies thereof addressed to:

Attention: General Counsel

FAX: (763) 572-5459

and

Attention: Vice President and Chief Development Officer

FAX: (763) 505-2542

(b)	If to the Stockholders or, prior to the Closing, the Company, to:

Spinal Dynamics Corporation

9655 S.E. 36th Street, Suite 110
Mercer Island, WA 98040-3732
FAX: (206) 275-2735
Attention: Charles R. Clark, III, President and Chief
Executive Officer

with a copy to:

Perkins Coie LLP

1201 Third Avenue, Suite 4800
Seattle, WA 98101-3099
FAX: (206) 583-8500
Attention: Michael E. Stansbury

(c)	If to the Stockholders’ Representatives to:

NeuroPace

255 Santa Ana Court
Sunnyvale, CA 94086
FAX: (408) 774-4510
Attention: Frank Fischer

with a copy to:

Perkins Coie LLP

1201 Third Avenue, Suite 4800
Seattle, WA 98101-3099
FAX: (206) 583-8500
Attention: Michael E. Stansbury

      10.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except for the provisions of Article 2 and Section 6.14 (the “Third Party Provisions”), this Agreement is not intended to confer upon any other person, except the parties hereto, any rights or remedies hereunder, and no third person shall be a third party beneficiary of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

      10.5 Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law). The parties hereby (i) agree and consent to be subject to the jurisdiction of any state or federal court in the State of Delaware or in Minneapolis, Minnesota, with respect to all actions and proceedings arising out of or relating to this Agreement (although each party reserves the right to bring such action or proceedings in any other jurisdiction to which the other party is subject); (ii) agree that all claims with respect to any such action or proceeding may be heard and determined in such court; (iii) irrevocably waive any defense of an inconvenient forum to the maintenance of any action or proceeding in such court; (iv) consent to service of process by mailing or delivering such service to the party at its respective principal business address; and (v) agree that a final judgment in any such action or proceeding from which there is no further appeal shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by law. Notwithstanding the foregoing, any action or proceeding under Article 9 shall be brought solely in King County, Washington.

      10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

      10.7 Interpretation. The Table of Contents, article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

      10.8 Publicity. Upon execution of this Agreement by Parent, MSD, Merger Subsidiary and the Company, the parties shall jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them, except as provided in the following sentence. Neither party shall, without such mutual agreement or the prior consent of the other, file any documents or issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law or the rules of the NYSE and then only (a) upon the advice of such party’s legal counsel; (b) to the extent required by law or the rules of the NYSE; and (c) following prior notice to, and consultation with, the other party (which notice shall include a copy of the proposed statement or communication to be issued to the press or public). The foregoing shall not restrict Parent’s or the Company’s communications with their employees or customers in the ordinary course of business.

      10.9 Entire Agreement. This Agreement, including the exhibits and schedules hereto and the Confidentiality Agreement referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the Confidentiality Agreement supersede all prior agreements and the understandings between the parties with respect to such subject matter.

      10.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

      10.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

      10.12 Stockholders’ Representatives.

(a) In the event that the Merger is approved by the Company’s stockholders, effective upon such vote, and without further act of any holder of Company Securities, Vincent A. Bryan, Charles R. Clark and Frank Fischer shall be appointed as agent and attorney-in-fact for each holder of Company Securities, for and on behalf of such holders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent Indemnified Parties, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representatives for the accomplishment of the foregoing. Such appointment may be changed by the holders of Company Securities from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholders’ Representatives may not be removed unless holders of a majority in interest in the Escrow Fund agree to such removal and to the identity of the substituted Representatives. Any vacancy in the position of Stockholders’ Representatives may be filled by approval of the holders of a majority in interest in the Escrow Fund. No bond shall be required of the Stockholders’ Representatives, and the Stockholders’ Representatives shall not receive compensation for his or her services. Notices or communications to or from the Stockholders’ Representatives shall constitute notice to or from the Escrow Fund and to each holder of Company Securities.

(b) The Stockholders’ Representatives shall not be liable for any act done or omitted hereunder as Stockholders’ Representatives while acting without gross negligence, bad faith and willful misconduct. The holders of Company Securities on whose behalf the Escrow Cash or the Escrow Shares are placed in escrow shall severally indemnify the Stockholders’ Representatives and hold the Stockholders’ Representatives harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Stockholders’ Representatives and arising out of or in connection with the acceptance or administration of the Stockholders’ Representatives’ duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders’ Representatives.

(c) A decision, act, consent or instruction of two of the three Stockholders’ Representatives shall constitute a decision of all Company Stockholders for whom a portion of the Escrow Shares otherwise issuable to them are placed in escrow and shall be final, binding and conclusive upon each of such Company Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of two of the three Stockholders’ Representatives as being the decision, act, consent or instruction of each and every such Company Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Representatives.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

Parent:	MEDTRONIC, INC.
	By:	/s/ MICHAEL D. ELLWEIN

	Name:	Michael D. Ellwein
	Title:	VP & Chief Development Officer

MSD:	MEDTRONIC SOFAMOR DANEK, INC.
	By:	/s/ DAVID J. SCOTT

	Name:	David J. Scott
	Title:	VP & Secretary

Merger Subsidiary:	MSD MERGER CORP.
	By:	/s/ MICHAEL D. ELLWEIN

	Name:	Michael D. Ellwein
	Title:	Vice President

Company:	SPINAL DYNAMICS CORPORATION
	By:	/s/ CHARLES R. CLARK

	Name:	Charles R. Clark
	Title:	President & CEO

Stockholders Representatives, solely with respect to Article 9 and Section 10.12:

/s/ VINCENT E. BRYAN Vincent E. Bryan /s/ CHARLES R. CLARK Charles R. Clark /s/ FRANK M. FISCHER Frank Fischer

ANNEX B

Delaware General Corporation Law

§ 262.     Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

CASH ELECTION FORM

SPINAL DYNAMICS CORPORATION

      Please read and follow carefully the instructions set forth below, which set forth the requirements that need to be complied with in order to make an effective cash election in connection with the merger, if structured as a stock merger, involving Spinal Dynamics Corporation (“Spinal Dynamics”) and Medtronic, Inc. This form is for use by holders of Spinal Dynamics Common Stock, par value $.001 per share, and by holders of Spinal Dynamics Preferred Stock, par value $.001 per share (such common and preferred stock is referred to as “Spinal Dynamics Stock”). Each outstanding share of Spinal Dynamics Preferred Stock will be converted into one share of Spinal Dynamics Common Stock immediately prior to the merger. Nominees, trustees or other persons who hold shares of Spinal Dynamics Stock in a representative capacity are directed to Instruction D(5).

      TO BE EFFECTIVE, THIS CASH ELECTION FORM, PROPERLY COMPLETED AND SIGNED IN ACCORDANCE WITH THE ACCOMPANYING INSTRUCTIONS, MUST BE RECEIVED BY THE EXCHANGE AGENT NAMED BELOW, AT THE APPROPRIATE ADDRESS SET FORTH BELOW, NO LATER THAN THE CASH ELECTION DEADLINE. DELIVERIES MADE TO ADDRESSES OTHER THAN THE ADDRESSES FOR THE EXCHANGE AGENT SET FORTH BELOW DO NOT CONSTITUTE VALID DELIVERIES AND THE EXCHANGE AGENT WILL NOT BE RESPONSIBLE FOR THESE DELIVERIES.

      THE CASH ELECTION DEADLINE IS 5:00 P.M., CENTRAL TIME, ON                     , 2002

      ☐ Check this box if you are submitting this Cash Election Form to revise a Cash Election Form that you previously sent to the Exchange Agent.

If you require additional information (such as how to fill out the Cash Election Form,

whether the Exchange Agent has received your Cash Election Form, mechanics of the Merger, etc.), please call or write to the Exchange Agent:

Wells Fargo Bank Minnesota, N.A.

Shareowner Services Department
P.O. Box 64858
St. Paul, MN 55164-0858
1-800-468-9716 (Toll Free)

NOTE: SIGNATURES MUST BE PROVIDED BELOW.

PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS.

TO: WELLS FARGO BANK MINNESOTA, N.A., Exchange Agent

IF BY MAIL:	OR IF BY HAND OR BY COURIER
(Mon.-Fri. 9:00 A.M.-5:00 P.M. Local Time):
Wells Fargo Bank Minnesota, N.A.	Wells Fargo Bank Minnesota, N.A.
Shareowner Services Department	Shareowner Services Department
P.O. Box 64858	161 North Concord Exchange
St. Paul, MN 55164-0858	South St. Paul, MN 55075

Ladies and Gentlemen:

      This Cash Election Form is being delivered in connection with the merger (the “Merger”) involving Spinal Dynamics and Medtronic, Inc. (“Medtronic”) pursuant to the Agreement and Plan of Merger, dated as of June 27, 2002 (the “Merger Agreement”). The purpose of this Cash Election Form is to allow you to elect to receive cash as closing consideration for all or a portion of your Spinal Dynamics Stock in connection with the Merger, if the Merger is structured such that holders of Spinal Dynamics Common Stock would, but for an effective cash election, receive in the Merger shares of Medtronic common stock (a “Stock Merger”).

(Please Read Carefully the General Instructions Contained Elsewhere Herein)

BOX A

ELECTION

The undersigned, subject to the Cash Election and Allocation Procedures (as defined below) and the other terms and conditions set forth in this Cash Election Form, including the documents incorporated herein by reference, hereby elects (a “Cash Election”), as indicated below, upon consummation of the Merger to have the number of shares of Spinal Dynamics Stock set forth below converted into the right to receive cash as closing consideration in the Merger:

     CASH ELECTION:                      shares of SPINAL DYNAMICS STOCK

(Write above the number of whole shares for which you are making a Cash Election. IF YOU DO NOT INDICATE THE NUMBER OF SHARES FOR WHICH YOU ARE MAKING A CASH ELECTION, YOU WILL RECEIVE SHARES OF MEDTRONIC COMMON STOCK IN THE MERGER, IF STRUCTURED AS A STOCK MERGER, WITH RESPECT TO ALL OF YOUR SHARES OF SPINAL DYNAMICS STOCK.)

      If the Exchange Agent has not received your properly completed Cash Election Form by the Cash Election Deadline (as defined in Instruction A), you will receive Medtronic Common Stock in exchange for all of your Spinal Dynamics Stock in the Merger, if structured as a Stock Merger. The Exchange Agent will have no obligation to notify you if the Exchange Agent does not timely receive your properly completed Cash Election Form or if your Cash Election Form is defective in any way.

      The undersigned hereby certifies: that this Cash Election is made only with respect to shares of Spinal Dynamics Stock registered in the name of the undersigned and either (i) beneficially owned by the undersigned, or (ii) owned by the undersigned in a representative or fiduciary capacity for a particular beneficial owner or for one or more beneficial owners, except as otherwise permitted pursuant to Instruction D(5).

      This Cash Election is subject to the terms and conditions set forth in the Proxy Statement/ Prospectus, dated                     , 2002 (the “Proxy Statement/ Prospectus”), including the Merger Agreement attached as Appendix A thereto, furnished to stockholders of Spinal Dynamics in connection with the Merger, which are incorporated herein by reference. Receipt of the Proxy Statement/ Prospectus and the Merger Agreement is hereby acknowledged. Copies of the Proxy Statement/ Prospectus are available from Wells Fargo Bank Minnesota, N.A. upon request (see Instruction E(5)).

      It is understood that, pursuant to the Merger Agreement, the number of shares of Spinal Dynamics Stock to be converted into the right to receive cash in the Merger is subject to limitations, and no assurance can be given that a Cash Election by any given stockholder, including this Cash Election by the undersigned, can be accommodated in full or at all. Rather, the Cash Election by each holder of Spinal Dynamics Stock, including the Cash Election by the undersigned, will be subject to the results of the election and allocation procedures set forth in the Merger Agreement and described in the Proxy Statement/ Prospectus under “The Merger — Conversion of Spinal Dynamics Common Stock in the Merger” (the “Election and Allocation Procedures”).

SIGN IN BOX B BELOW

      The undersigned hereby represents and warrants that the undersigned has full power and authority to complete and deliver this Cash Election Form. All authority herein conferred shall survive the death or incapacity of the undersigned and all obligations of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

BOX B

SIGN HERE
(To be completed by all person(s) executing this Cash Election Form)

(Signature(s) of holder(s))

Dated:

Name(s):

Address:

(including zip code)

Daytime Phone:

(So the Exchange Agent can contact you in case of questions, although the Exchange Agent is under no obligation to do so.)

Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or by person(s) authorized to become registered holders by documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or in any other fiduciary or representative capacity, please set forth full title. (See Instruction D(5)).

Title:

(Other than signature(s), please print or type)

INSTRUCTIONS

      This Cash Election Form (or a facsimile thereof) should be properly filled in, dated and signed, and should be delivered, to the Exchange Agent at the appropriate address set forth on the front of this Cash Election Form. Please read and follow carefully the instructions regarding completion of this Cash Election Form set forth below. If you have any questions concerning this Cash Election Form or require any information or assistance, see Instruction E(5).

A.     Time in Which to Elect

      IN ORDER FOR A CASH ELECTION TO BE EFFECTIVE, THE EXCHANGE AGENT MUST RECEIVE A PROPERLY COMPLETED CASH ELECTION FORM NO LATER THAN 5:00 P.M., CENTRAL TIME, ON OCTOBER 10, 2002 OR, IF THE CLOSING OF THE MERGER IS DELAYED BEYOND OCTOBER 11, 2002, THE DAY PRIOR TO THE CLOSING (THE “CASH ELECTION DEADLINE”).

      If the Exchange Agent has not received your properly completed Cash Election Form by the Cash Election Deadline, you will receive Medtronic Common Stock in exchange for all of your Spinal Dynamics Stock in the Merger, if structured as a Stock Merger.

      For instructions regarding changes or revocations of Cash Elections and the time in which such changes or revocations can be made, see Instructions D(1) and D(2) below.

B.     Cash Election.

      This Cash Election Form provides for your Cash Election, subject to the Cash Election and Allocation Procedures and the other terms and conditions set forth hereunder and in the documents incorporated herein by reference, upon consummation of the Merger, if structured as a Stock Merger, to have each of the shares of Spinal Dynamics Stock covered by this Cash Election Form converted into the right to receive cash.

      You should understand that your Cash Election is subject to certain terms and conditions that are set forth in the Merger Agreement and described in the Proxy Statement/ Prospectus. The Merger Agreement is included as Appendix A to the Proxy Statement/ Prospectus. Copies of the Proxy Statement/ Prospectus may be requested from the Exchange Agent, Wells Fargo Bank Minnesota, N.A., at the phone number set forth in Instruction E(5). The delivery of this Cash Election Form to the Exchange Agent constitutes acknowledgement of the receipt of the Proxy Statement/ Prospectus.

      Each holder of Spinal Dynamics Stock is strongly encouraged to read the Proxy Statement/ Prospectus in its entirety and to discuss the contents thereof, the Merger and this Cash Election Form with his, her or its personal financial and tax advisors prior to deciding whether to make a Cash Election. The tax consequences to a holder of Spinal Dynamics Stock will vary depending upon a number of factors. For certain information regarding the federal income tax consequences of a Cash Election, see “The Merger — Certain Federal Income Tax Consequences” in the Proxy Statement/ Prospectus. Except for the information stated in the Proxy Statement/ Prospectus, the Exchange Agent will not be authorized to provide tax information to you, including any information as to cost basis, tax treatment and tax calculations.

      If you elect, subject to the Election and Allocation Procedures and the other terms and conditions set forth in this Cash Election Form, including the documents incorporated herein by reference, to receive cash for all or a portion of the shares of Spinal Dynamics Common Stock by validly completing and delivering this Cash Election Form, you should indicate the number of whole shares of Spinal Dynamics Common Stock for which the election is made on the “Cash Election” line in Box A on the first page of this Cash Election Form.

C.     Non-Election

      If you do not validly complete and deliver this Cash Election Form, you will receive Medtronic common stock in exchange for all of your Spinal Dynamics Stock in the Merger, if structured as a Stock Merger.

Therefore, if you desire to receive Medtronic common stock in the Merger, if structured as a Stock Merger, you should not complete or deliver this Cash Election Form.

      If your Cash Election is deemed by the Exchange Agent or Medtronic to be defective in any way, you will be considered to have not made a Cash Election for any of your shares of Spinal Dynamics common stock, which (again) means that you will receive Medtronic common stock in exchange for all of your Spinal Dynamics common stock in the Merger, if structured as a Stock Merger.

D.     Special Conditions.

      (1) Change of Cash Election. An effective Cash Election may be changed by the person or persons making such Cash Election by a written notice signed and dated by such person or persons received by the Exchange Agent prior to the Cash Election Deadline, identifying the name of the registered holder of Spinal Dynamics Stock subject to such Cash Election. Any such notice must be accompanied by a properly completed, revised Cash Election Form that clearly indicates, by marking the box on the front of this Cash Election Form for revised Cash Elections, that it is a revised Cash Election Form.

      (2) Revocation of Cash Election. A Cash Election may be revoked by the person or persons making such Cash Election by a written notice signed and dated by such person or persons and received by the Exchange Agent prior to the Cash Election Deadline, identifying the name of the registered holder of the Spinal Dynamics Stock subject to such Cash Election.

      (3) Nullification of Cash Election. All Cash Election Forms will be void and of no effect if the Merger is not consummated or if the Merger is consummated as a cash merger.

      (4) Cash Elections Subject to Allocation. All Cash Elections are subject to the Cash Election and Allocation Procedures set forth in the Merger Agreement and described in the Proxy Statement/ Prospectus under the Caption “The Merger — Conversion of Spinal Dynamics Common Stock in the Merger” and to the other terms and conditions set forth thereunder and hereunder, including the documents incorporated herein by reference.

      (5) Shares Held by Nominees, Trustees or Other Representatives. Holders of record of shares of Spinal Dynamics Stock who hold such shares as nominees, trustees or in other representative or fiduciary capacities (a “Representative”) may submit one or more Cash Election Forms covering the aggregate number of shares of Spinal Dynamics Stock held by such Representative for the beneficial owners for whom the Representative is making a Cash Election. Any Representative who makes a Cash Election may be required to provide the Exchange Agent with such documents and/or additional certificates, if requested, in order to satisfy the Exchange Agent that such Representative holds such shares of Spinal Dynamics stock for a particular beneficial owner of such shares. See Instruction E(4).

E.     General

      (1) Execution and Delivery. In order to make an effective Cash Election, you must correctly fill out this Cash Election Form, or a facsimile thereof. After dating and signing it, you are responsible for its delivery to the Exchange Agent at the address set forth on the front of this Cash Election Form by the Cash Election Deadline. You may choose any method to deliver this Cash Election Form; however, you assume all risk of non-delivery. If you choose to use the mail, we recommend that you use either overnight courier or registered mail, return receipt requested.

      (2) Signatures. Except as otherwise permitted below, you must sign this Cash Election Form exactly the way your name appears on the face of the certificates representing the shares of Spinal Dynamics stock covered by this Cash Election Form. If the shares are owned by two or more persons, each must sign exactly as his or her name appears on the face of the certificates. If shares of Spinal Dynamics Stock have been assigned by the registered owner, this Cash Election Form should be signed in exactly the same way as the name of the assignee appearing on the certificates or transfer documents.

      (3) Notice of Defects; Resolution of Disputes. None of Spinal Dynamics, Medtronic and the Exchange Agent will be under any obligation to notify you or anyone else that the Exchange Agent has not received a properly completed Cash Election Form or that any Cash Election Form submitted is defective in any way.

      Any and all disputes with respect to Cash Election Forms or to Cash Elections made in respect to Spinal Dynamics Stock (including but not limited matters relating to the Cash Election Deadline, time limits, effectiveness of any Cash Elections and computations of allocations) will be resolved by Medtronic, and its decision will be conclusive and binding on all concerned. Medtronic may delegate this function to the Exchange Agent in whole or in part. Medtronic or the Exchange Agent shall have the absolute right in its sole discretion to reject any and all Cash Election Forms that are deemed by either of them to be not in proper form or to waive any immaterial irregularities in any Cash Election Form. In order to allow sufficient time to correct any possible defects in Cash Elections prior to the Cash Election Deadline, you are encouraged to return your Cash Election Form promptly after receipt.

      (4) Supporting Evidence. In case any Cash Election Form is executed by an agent, attorney, administrator, executor, guardian, trustee or any person in any other fiduciary or representative capacity, or by an officer of a corporation on behalf of the corporation, there must be submitted (with the Cash Election Form) documentary evidence of appointment and authority to act in such capacity (including court orders and corporate resolutions when necessary). Such documentary evidence of authority must be in form satisfactory to the Exchange Agent.

      (5) Questions and Requests for Information or Assistance. If you have any questions or need assistance to complete this Cash Election Form, or would like to obtain additional copies of this Cash Election Form, please contact the Exchange Agent, Wells Fargo Bank Minnesota, N.A., at 1-800-468-9716 (Toll Free). Copies of the Proxy Statement/ Prospectus are also available from the Exchange Agent.

DO NOT ENCLOSE YOUR PROXY CARD RELATING TO THE SPECIAL MEETING WITH THIS CASH ELECTION FORM. YOUR PROXY CARD SHOULD BE RETURNED IN THE POSTAGE-PAID ENVELOPE ENCLOSED WITH THE PROXY STATEMENT/ PROSPECTUS FOR THAT PURPOSE.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Minnesota Statutes Section 302A.521, subd. 2, requires Medtronic to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Medtronic, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met. In addition, Section 302A.521, subd. 3, requires payment by Medtronic, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

      Medtronic’s Bylaws provide for indemnification by Medtronic to the full extent permitted by Minnesota Statutes Section 302A.521, as now enacted or hereafter amended, against and with respect to threatened, pending, or completed actions, suits, or proceedings arising from, or alleged to arise from, a party’s actions or omissions as a director, officer, employee, or agent of Medtronic or any subsidiary of Medtronic or of any other corporation, partnership, joint venture, trust, or other enterprise that has served in such capacity at the request of Medtronic if such acts or omissions occurred, or were or are alleged to have occurred, while such party was a director or officer of Medtronic. Generally, under Minnesota law, indemnification will be available only where an officer or director can establish that he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Medtronic. As permitted by Minnesota Statutes Section 302A.521, Medtronic’s Restated Articles of Incorporation provide that a director shall have no personal liability to Medtronic or its shareholders for breach of his or her fiduciary duty as a director, to the fullest extent permitted by law.

      In addition to providing indemnification as outlined above, Medtronic also purchases individual insurance coverage for its directors and officers. Subject to the stated conditions, the policy insures the directors and officers of Medtronic against liability arising out of actions taken in their official capacities. To the extent that such actions cannot be indemnified by Medtronic, the policy provides individual liability insurance protection for the directors and officers of Medtronic.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibit

2	Agreement and Plan of Merger, dated June 27, 2002, by and among Medtronic, Inc., Spinal Dynamics Corporation, Medtronic Sofamor Danek, Inc. and MSD Merger Corp. (The Agreement and Plan of Merger is furnished as Annex A to the Proxy Statement/ Prospectus forming a part of this Registration Statement.) Upon the request of the Commission, Medtronic agrees to furnish supplementally to the Commission a copy of any disclosure schedules or exhibits to the Agreement and Plan of Merger.
5	Opinion and Consent of Fredrikson & Byron, P.A. regarding validity of shares.
8.1	Opinion and Consent of Perkins Coie LLP regarding certain tax matters.
23.1	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5).
23.2	Consent of Perkins Coie LLP regarding certain tax matters (included in Exhibit 8.1).
23.3	Consent of PricewaterhouseCoopers LLP, independent accountants for Medtronic, Inc.
24	Power of Attorney.
99.1	Form of Proxy to be used by Spinal Dynamics Corporation stockholders.

(b)	Financial Statement Schedules.

      Not applicable.

(c)	Reports, Opinions and Appraisals Materially Related to the Transaction.

      Note applicable.

Item 22.	Undertakings

      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

           (ii) The registrant undertakes that every prospectus [a] that is filed pursuant to paragraph (b)(i) immediately preceding, or [b] that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 26, 2002.

MEDTRONIC, INC.

By	/s/ ROBERT L. RYAN

Robert L. Ryan
Senior Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on August 26, 2002 by the following persons in the capacities indicated.

Title
Signature

* Arthur D. Collins, Jr.	Chairman, Chief Executive Officer and Director (principal executive officer)

/s/ ROBERT L. RYAN Robert L. Ryan	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)

* Michael R. Bonsignore	Director

* William R. Brody, M.D., Ph.D.	Director

* Paul W. Chellgren	Director

* Antonio M. Gotto, Jr., M.D., D.Phil	Director

* Bernadine P. Healy, M.D.	Director

* Denise M. O’Leary	Director

* Jean-Pierre Rosso	Director

Title
Signature

* Jack W. Schuler		Director

* Gordon M. Sprenger		Director

*By	/s/ DAVID J. SCOTT David J. Scott Attorney-in-Fact

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBIT INDEX

TO
FORM S-4 REGISTRATION STATEMENT

MEDTRONIC, INC.

Exhibit	Description

2	Agreement and Plan of Merger, dated June 27, 2002, by and among Medtronic, Inc., Spinal Dynamics Corporation, Medtronic Sofamor Danek, Inc. and MSD Merger Corp. (The Agreement and Plan of Merger is furnished as Annex A to the Proxy Statement/ Prospectus forming a part of this Registration Statement.) Upon the request of the Commission, Medtronic agrees to furnish supplementally to the Commission a copy of any disclosure schedules or exhibits to the Agreement and Plan of Merger.
5	Opinion and Consent of Fredrikson & Byron, P.A. regarding validity of shares.
8.1	Opinion and Consent of Perkins Coie LLP regarding certain tax matters.
23.1	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5).
23.2	Consent of Perkins Coie LLP regarding certain tax matters (included in Exhibit 8.1).
23.3	Consent of PricewaterhouseCoopers LLP, independent accountants for Medtronic, Inc.
24	Power of Attorney.
99.1	Form of Proxy to be used by Spinal Dynamics Corporation stockholders.